                                               Filed pursuant to Rule 424(b)(4)
                                               Registration No. 333-19991

                               3,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               ----------------

  Of the 3,000,000 shares of Common Stock offered hereby, 1,234,166 shares are being sold by the Company and 1,765,834 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "REGI." On February 20, 1997, the last reported sale price of the Common Stock was $42 3/4 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              PRICE      UNDERWRITING    PROCEEDS     PROCEEDS
                                TO       DISCOUNTS AND      TO       TO SELLING
                              PUBLIC    COMMISSIONS (1) COMPANY (2) STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share................     $42.00         $2.10        $39.90       $39.90
--------------------------------------------------------------------------------
Total (3)................  $126,000,000   $6,300,000    $49,243,223 $70,456,777

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $550,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $144,900,000, $7,245,000, $67,198,223 and $70,456,777, respectively. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston, Massachusetts, on or about February 26, 1997.

ADAMS, HARKNESS & HILL, INC.

                             MONTGOMERY SECURITIES

                                                            J.C. BRADFORD & CO.

               The date of this Prospectus is February 21, 1997.

                                   [ARTWORK]

Artwork - inside front cover
        - title: "The Registry, Inc., Delivery Management System"

Graphical representation of the Company's Delivery Management System displaying the following aspects of that system: National Resource Delivery; Continuous Support; Consultant Retention; and Technology Sector Recruiting. Technology, Sector Recruiting is divided into the following areas: Network & Communications; Legacy Systems; Internet; Workgroup/Desktop; and Database Design & Development.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS AND THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  The logo of the Company is a registered service mark of the Company. All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

  The Registry, Inc. ("The Registry" or the "Company") provides information technology ("IT") consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. As of December 28, 1996, the Company had approximately 2,840 IT consultants placed with its clients to assist them in implementing solutions for systems and applications development in such areas as distributed network design, database design and development and client/server migration. These consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In fiscal 1996, the Company provided IT consultants to approximately 800 clients in a diverse range of industries, including Abbott Laboratories, Digital Equipment Corp., Sprint Communications Company L.P. and Sun Microsystems, Inc. The Registry has grown from six offices and $19.4 million in revenue in fiscal 1991 to 37 offices and $266.9 million in revenue for the twelve months ended December 28, 1996.

  In recent years, the IT services industry has grown significantly. According to a 1996 report prepared by Dataquest, Inc. for the Company, the potential U.S. market size for supplemental IT staffing services of the type provided by The Registry's IT consultants was estimated at $9.5 billion in 1994 and is projected to grow to $16.1 billion in 1999. This growth is a result of numerous factors including: (i) an increased focus on core business operations by organizations; (ii) the need to access specialized IT skills to keep pace with rapidly changing technologies; (iii) the growing trend toward flexible staffing which provides a variable cost solution to a fixed cost problem; and (iv) the desire to reduce the cost of recruiting, training and terminating employees as IT requirements change.

  The Company believes that its ability to identify, attract and retain qualified IT consultants is critical to its success. Most of the Company's Resource Managers recruit in one of five technology sectors, thereby enabling the Company to more effectively match the needs of its clients with the skills of its IT consultants. The Company has also established a National Resource Delivery Team (NRDT) which provides access to consultants from across the nation when local resources for a particular skill set are scarce. To enhance retention, the Company actively remarkets its consultants and offers a comprehensive benefits package.

  Account Managers manage the Company's client relationships. The primary responsibility of each Account Manager is to develop and implement a specific account plan identifying the business requirements for IT staffing and services of each assigned client on an ongoing basis. Account Managers work closely with Resource Managers to identify new assignments at existing client sites as well as to locate potential new clients. Resource Managers are responsible for soliciting, recruiting and assessing technical consultants, developing and maintaining consultant relationships and maintaining and updating the Company's database of IT consultant resumes.

  The Registry's goal is to be a leading nationwide provider of IT professional services. The Company's strategy encompasses the following elements: (i) focus on resource management to effectively identify, qualify, place and retain quality IT consultants; (ii) focus on application development and software engineering; (iii) emphasize long-term client relationships; (iv) enhance growth through internal development, acquisitions and development of new services; and (v) continue to expand a national presence, leveraging the Company's resource management capabilities as well as its nationwide resource pool and customer base. As a result of its involvement in the IT planning process of many of its clients, the Company is often afforded an opportunity to anticipate clients' needs for additional IT consultants and services.

  Following this offering, G. Drew Conway, President, Chief Executive Officer and principal stockholder of The Registry, will own 50.1% of the Company's outstanding Common Stock.

  The Company was incorporated in Massachusetts on June 10, 1986. Unless the context otherwise requires, references herein to "The Registry" and the "Company" refer to The Registry, Inc., a Massachusetts corporation ("TRI"), and its wholly-owned subsidiaries. The Company's executive offices are located at 189 Wells Avenue, Newton, Massachusetts 02159. Its telephone number is (617) 527-6886.

                              RECENT ACQUISITIONS

  In keeping with an important component of its growth strategy, the Company has acquired five IT consulting companies and an application development business since its initial public offering in June 1996. The Company believes that these acquisitions have expanded its national presence thereby broadening its nationwide resource pool and client base. Certain information relating to these acquisitions is summarized in the following table.

                                        MOST RECENT
                           ACQUISITION  FISCAL YEAR
    ACQUIRED COMPANY          DATE      REVENUE (1)  BRANCHES   HEADQUARTERS
-------------------------  ----------- ------------- --------   ------------
Morris Information          8/16/96     $ 3,700,000      2          Houston, TX
 Systems, Inc.
Sun-Tek Consultants, Inc.   11/1/96       2,400,000      1          Orlando, FL
Application Resources,      11/26/96     37,600,000      3    San Francisco, CA
 Inc.
Shamrock Computer           11/27/96     33,700,000      5      Bloomington, MN
 Resources, Ltd.
Sterling Information        11/27/96      6,100,000      1           Austin, TX
 Group, Inc.
James Duncan & Associates   12/24/96      6,400,000      2      Royal Tunbridge
                                                                 Wells, England

--------
(1) Represents revenue for fiscal years ending December 31, 1995 for each of Morris Information Systems, Inc., Sun-Tek Consultants, Inc., Sterling Information Group, Inc. and James Duncan & Associates and June 29, 1996 for each of Application Resources, Inc. ("ARI") and Shamrock Computer Resources, Ltd. ("SCR"). The acquisitions of ARI and SCR have been accounted for as poolings-of-interests and, accordingly, the Company's financial statements have been restated to include the results of operations of these entities for all periods presented. The other acquisitions have been accounted for as purchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                  THE OFFERING

Common Stock offered by:
  The Company..............................  1,234,166 shares
  The Selling Stockholders.................  1,765,834  shares
Common Stock to be outstanding after the
 offering.................................. 13,975,089  shares (1)
Use of proceeds............................ For repayment of indebtedness, working capital, other general corporate purposes
                                            and acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol.............. REGI

--------
(1) Excludes 4,088,571 shares of Common Stock reserved for issuance under stock option and stock purchase plans, of which 1,403,405 shares were subject to outstanding options as of December 28, 1996 at a weighted average exercise price of $9.91 per share. See "Capitalization" and "Management -- Stock Awards."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                               YEAR ENDED                               SIX MONTHS ENDED
                          -------------------------------------------------------- ---------------------------
                                   MAY 31,
                          ----------------------------     JUNE 24,     JUNE 29,    DEC. 30,      DEC. 28,
                          1992 (1)  1993 (1)  1994 (1)  1995 (1)(2)(3) 1996 (1)(3) 1995 (1)(3)   1996 (1)(3)
                          --------  --------  --------  -------------- ----------- ----------- ---------------
                                         (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME
 DATA:
Revenue.................  $27,541   $47,890   $82,376      $153,985     $216,878     $94,532      $144,520
Cost of revenue.........   21,035    36,770    63,100       114,641      158,742      69,394       104,442
                          -------   -------   -------      --------     --------     -------      --------
Gross profit............    6,506    11,120    19,276        39,344       58,136      25,138        40,078
Selling, general and
 administrative
 expenses...............    5,357     9,659    16,933        33,544       46,144      19,980        34,763 (4)
                          -------   -------   -------      --------     --------     -------      --------
Income from operations..    1,149     1,461     2,343         5,800       11,992       5,158         5,315
Interest and other
 income
 (expense), net.........     (160)     (290)     (452)       (1,133)      (2,233)       (902)        1,619 (5)
                          -------   -------   -------      --------     --------     -------      --------
Income before taxes.....      989     1,171     1,891         4,667        9,759       4,256         6,934
Pro forma provision for
 income taxes (6).......      320       593       889         2,014        4,222       1,868         5,187
                          -------   -------   -------      --------     --------     -------      --------
Pro forma net
 income (6).............  $   669   $   578   $ 1,002      $  2,653     $  5,537     $ 2,388      $  1,747
                          =======   =======   =======      ========     ========     =======      ========
Pro forma net income per
 share (6)..............                                   $   0.24     $   0.50     $  0.22      $   0.13
                                                           ========     ========     =======      ========
Weighted average common
 and common equivalent
 shares (7).............                                     10,968       11,083      10,867        13,599
SELECTED OPERATING DATA:
Number of branch offices
 open at end of period..        9        12        24            29           31          29            37
                                                                                        DECEMBER 28, 1996
                                                                                   ---------------------------
                                                                                     ACTUAL    AS ADJUSTED (8)
                                                                                   ----------- ---------------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................       $ 7,090      $ 38,112
Working capital...............................................................        26,543        75,236
Total assets..................................................................        90,608       121,630
Total debt....................................................................        22,429         4,758
Total stockholders' equity....................................................        48,563        97,256

(1) Upon consummation of the acquisitions of ARI and SCR, ARI and SCR's December 31 year ends were conformed to the Company's last Saturday in June year end for fiscal 1996. The Statement of Income Data above gives effect to the acquisitions by combining the results of operations of The Registry for the year ended June 29, 1996 and the six months ended December 30, 1995 and December 28, 1996 with the results of operations of ARI and SCR for the same periods. The Statement of Income Data also gives effect to the acquisitions by combining the results of operations of The Registry for the years ended May 31, 1992, May 31, 1993, May 31, 1994 and June 24, 1995 with the results of operations of ARI for the three months ended December 31, 1994 and the year ended December 31, 1995 and with the results of operations of SCR for the years ended December 31, 1992, December 31, 1993, December 31, 1994 and December 31, 1995, respectively, on a pooling-of-interests basis. ARI commenced operations as a separate entity on October 1, 1994.
(2) The Company changed its fiscal year from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above. See Note 2 to Consolidated Financial Statements.

(3) Statement of Income Data for the years ended June 24, 1995 and June 29, 1996 are for 52 and 53 weeks, respectively. Statement of Income Data for the six months ended December 30, 1995 and December 28, 1996 are for 27 and 26 weeks, respectively.
(4) In November 1996, the Company completed the acquisitions of ARI and SCR, each of which has been accounted for as a pooling-of-interests. Transaction and other related costs have been expensed as incurred and totalled $5.1 million in the six months ended December 28, 1996.
(5) In August 1996, ARI received a settlement of $1.6 million from its insurance company for payment of defense costs and related expenses associated with certain litigation. This amount, net of related expenses, has been included in interest and other income (expense), net, in the Statement of Income Data above.
(6) The Company effected the Reorganization described below on January 1, 1996. In addition, effective November 26, 1996, the S corporation status of SCR was terminated in connection with the acquisition of SCR by The Registry. The pro forma data have been computed as if America's Registry, Inc. ("America's Registry"), a wholly-owned subsidiary of the Company, and SCR, which were S corporations for federal and state income tax purposes since inception of their respective operations, were subject to federal and state corporate income taxes since inception based on the statutory tax rates and the tax laws then in effect. See Notes 2, 9 and 16 to Consolidated Financial Statements.
(7) Weighted average common and common equivalent shares outstanding consist of the weighted average number of shares of Common Stock outstanding, after giving effect to the Reorganization described below, Common Stock which may be issuable upon exercise of outstanding stock options using the treasury stock method and Common Stock issuable upon conversion of shares of preferred stock. For the year ended June 24, 1995 and the six months ended December 30, 1995, weighted average common and common equivalent shares also include 397,588 shares related to the dilution attributable to options granted in the twelve months prior to the closing of the Company's initial public offering in June 1996 using the treasury stock method.
(8) Adjusted to give effect to the sale of 1,234,166 shares of Common Stock by the Company offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------

  Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Capitalization," "Description of Capital Stock" and "Underwriting." Until January 1, 1996, G. Drew Conway was the sole stockholder of TRI and America's Registry. Pursuant to a plan and agreement of merger entered into among TRI, America's Registry and The Registry Newco, Inc., a wholly-owned subsidiary of TRI, The Registry Newco, Inc. merged with and into America's Registry effective January 1, 1996 (the "Reorganization"). As a result, America's Registry became a wholly-owned subsidiary of TRI.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Dependence on Availability of Qualified IT Consultants. Substantially all of the Company's revenue is derived from providing IT consultants on a contract basis. The Company's success depends upon its ability to continue to attract and retain IT consultants who possess the technical skills and experience required to meet the staffing needs of its clients. The Company must continually update and add to its database of technical personnel in each market in which it operates. The vast majority of the IT consultants in The Registry's database are also included in one or more of the databases of the Company's competitors, and there can be no assurance that experienced professionals currently working on projects for the Company will not choose to work on projects for competitors on their next assignment. Competition for IT consultants is intense and demand for their services has, to date, substantially exceeded their supply, and the Company expects such competition will continue to increase. There can be no assurance that qualified technical personnel will continue to be available to the Company in sufficient numbers, and any failure to attract or retain qualified IT consultants in sufficient numbers could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- IT Consultants" and "-- Competition."

  Ability to Sustain and Manage Growth; Development of Ancillary Services. The Company's business has grown rapidly during the past four years due to the increased number of branch offices and the increased demand for services from existing clients. The Company's continued growth is dependent upon a number of factors, including: (i) the successful performance of new and existing offices; (ii) the continued identification and training of corporate personnel to staff new and recently-opened branch offices; (iii) the ability to identify and qualify IT consultants within both new and existing markets; and (iv) the Company's ability to develop additional business from existing clients and to obtain new clients. There can be no assurance that recently-opened offices will reach or maintain any level of profitability or that the Company's historical revenue growth will continue. Further, the Company's rapid growth and expansion has placed and could continue to place a significant strain on the Company's personnel and resources, and the failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's ability to develop successful ancillary practices depends on various factors, including identification of suitable practice areas in which to invest resources and the Company's ability to effectively integrate such practices into its overall operating structure. There can be no assurance that any ancillary practice developed by the Company will perform according to management's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions," "Business -- Growth Strategy" and "Management."

  Risks Associated with Acquisitions. The Company has grown, and intends to continue to grow, in part through the acquisition of other businesses. The Company's ability to expand through acquisition depends on many factors, including the successful identification and acquisition of businesses and management's ability to effectively integrate and operate the new businesses. There is intense competition for acquisition opportunities in the industry, which may intensify due to consolidation in the industry, increasing the costs of capitalizing on such opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. Further, the anticipated benefits from any acquisitions may not be achieved unless the operations of the acquired business are successfully combined with those of the Company in a timely manner. The integration of the Company's acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the process of integrating the various businesses could cause the interruption of or the loss of momentum in the activities of some or all of these businesses, which could have a material adverse effect on the Company's business, operating results and financial condition. Further, acquired businesses may experience employee turnover rates higher than have been experienced historically. Higher employee turnover rates could adversely impact the Company's efforts to integrate these businesses. There can be no assurance that the Company will be able to identify suitable acquisition candidates, acquire any such candidates on reasonable terms or integrate acquired businesses successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

  Dependence on Key Clients; Price Reduction Agreements; Terminability of Client Arrangements. The Company's top ten clients accounted for approximately 30.0% of revenue in fiscal 1996 and approximately 30.7% of revenue in the first six months of fiscal 1997. The loss of a significant client could have a material adverse effect on the Company's business, operating results and financial condition. The Company provides certain large clients with reduced prices for its services in order to retain the volume of business and/or to obtain a preferred vendor status with such clients. There can be no assurance that the Company will be able to maintain desired pricing levels with these or other clients. All of the Company's arrangements with clients are terminable by the client at will and without any penalty. There can be no assurance that existing clients will continue to engage the Company's services at historical levels, if at all. See "Business -- Client Base."

  Risks of International Operations. The Company commenced international operations with the acquisition in December 1996 of James Duncan & Associates, an IT consulting company based near London, England. The success of the Company's international operations will depend greatly upon the continued development of the technology infrastructure in Europe and the Company's ability to manage generally lower gross profit margins associated with European IT consulting operations. There can be no assurance that the Company's international operations will be profitable or support the Company's growth strategy. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, difficulties in managing international operations and potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations. The failure of the Company to manage growth, attract and retain personnel, manage major development efforts or profitably deliver services could have a material adverse impact on the Company's ability to successfully develop its international operations and could have a material adverse effect on the Company's business, operating results and financial condition.

  Dependence on Key Personnel. The Company depends to a significant extent on key management, technical and other personnel. The Company's continued growth and success will depend in significant part on the continued service of its President, Chief Executive Officer and principal stockholder, Mr. G. Drew Conway. The loss of Mr. Conway or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains a $23 million key man life insurance policy on Mr. Conway. See "Management."

  Concentration of Ownership. Upon completion of the offering, the Company's President, Chief Executive Officer and principal stockholder, Mr. G. Drew Conway, will own 50.1% of the Company's outstanding shares of Common Stock (48.5% if the over-allotment option is exercised in full). As a result, Mr. Conway will be able to exercise effective control over almost all matters requiring stockholder approval. This concentration of ownership could have the effect of making it difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. Further, future sales of substantial amounts of Common Stock by Mr. Conway, or the potential for such sales, could adversely affect the prevailing market price of the Common Stock. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

  History of Marginal Profitability. Through fiscal 1995, the Company grew rapidly through the opening of new offices. Offices opened by The Registry have generally experienced either losses or marginal profitability for a period of approximately 12 to 18 months after opening. As these offices have matured and the Company has implemented certain cost control policies, the Company's profitability has improved; however, new office openings in the future, among other factors, could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company can maintain profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Government Regulation of Immigration. Certain of the Company's IT consultants are foreign nationals working in the United States under H-1B permits. Accordingly, both the Company and these foreign nationals must comply with United States immigration laws. The inability of the Company to obtain H-1B permits for certain of its employees in sufficient quantities or at a sufficient rate could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Employees."

  Fluctuations in Operating Results; Seasonality. The Company's operating results have fluctuated in the past based on many factors, including the opening of new branch offices. In view of the Company's significant growth in recent years, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Because the Company only derives revenue when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, the Company generally experiences a certain amount of seasonality in its second fiscal quarter due to the number of holidays in that quarter. Further, the Company generally experiences lower operating margins in its third fiscal quarter due in part to the timing of unemployment tax accruals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in the General Economy. Demand for IT professional services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could adversely affect the Company's business, operating results and financial condition.

  Employment Liability Risks. Providers of IT professional services employ and place individuals in the workplace of other businesses. Inherent risks of such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although historically the Company has not experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future.

  Potential Effect of Anti-Takeover Provisions. The Company's Board of Directors has the authority without action by the Company's stockholders to fix the rights and preferences of and to issue shares of the Company's Preferred Stock, which may have the effect of delaying, deterring or preventing a change in control of the Company. The Company has also imposed various procedural and other requirements, such as supermajority voting requirements for specified corporate actions, that could make it more difficult for stockholders to effect certain corporate actions. In addition, the classification of the Board of Directors of the Company and certain provisions of Massachusetts law could have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock."

  Possible Volatility of Stock Price. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of new services or offices or strategic alliances by the Company or its competitors or third parties, as well as market conditions in the IT professional services industry, may have a significant impact on the market price of the Common Stock. The market price may also be affected by movements in prices of stocks in general. See "Underwriting."

  Absence of Dividends. Except as noted in "Dividend Policy," the Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,234,166 shares of Common Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $48.7 million. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  The Company expects to use approximately $18.0 million of the net proceeds to repay the outstanding indebtedness under its revolving line of credit with BNY Financial Corporation. From February 29, 1996, the date on which the BNY debt was originally incurred, through December 28, 1996, the weighted average interest rate was 8.09%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The revolving line of credit expires on February 28, 1999. The Company also intends to use approximately $2.5 million of the net proceeds to finance the continuing upgrade of the Company's IT infrastructure. See "Business --Operations and Support Services." The Company intends to use the remaining net proceeds for working capital and general corporate purposes. A portion of the net proceeds may also be used for acquisitions of businesses that are complementary to that of the Company. As of the date of this Prospectus, there are no agreements or commitments with respect to any significant acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

  The following table sets forth the reported high and low sale prices for the Common Stock on the Nasdaq National Market, under the symbol "REGI," for the periods indicated:

                                                                  HIGH     LOW
FISCAL 1996                                                      ------- -------
Fourth Quarter (from June 5).................................... $36 3/4   $17*
FISCAL 1997
First Quarter................................................... $34 1/4 $24 1/2
Second Quarter.................................................. $53 1/4 $34 1/2
Third Quarter (through February 20, 1997)....................... $49 3/4 $39 3/4

--------
* Initial public offering price per share.

  On February 20, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $42.75 per share. As of February 20, 1997, there were approximately 70 holders of record of Common Stock.

                                DIVIDEND POLICY

  America's Registry paid cash dividends in the approximate aggregate amount of $862,000 to Mr. Conway in December 1995, of which amount $645,000 was used to repay certain indebtedness of Mr. Conway to TRI. SCR, which was an S corporation prior to its acquisition by the Company, paid cash dividends of approximately $1.4 million in fiscal 1996 and $515,000 in the first six months of fiscal 1997 to its former stockholders. See "Certain Transactions." The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's revolving line of credit with BNY Financial Corporation prohibits the payment of dividends without consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company as of December 28, 1996, and as adjusted to reflect the application of the estimated net proceeds from the sale of 1,234,166 shares of Common Stock offered by the Company hereby. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                            DECEMBER 28, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Short-term debt:
  Revolving line of credit................................ $10,171   $   --
                                                           =======   ========
  Current portion of long-term debt (1)................... $ 9,741   $  2,241
Long-term debt (2)........................................   2,517      2,517
Stockholders' equity (3):
  Preferred stock, $0.10 par value per share; 1,000,000
   shares authorized, none issued and outstanding.........     --         --
  Common stock, no par value per share; 49,000,000 shares
   authorized, 12,607,314 shares issued and outstanding;
   as adjusted: 13,841,480 shares issued and outstanding..   4,702      4,702
  Additional paid-in capital..............................  36,687     85,380
  Treasury stock..........................................  (2,000)    (2,000)
  Notes receivable from stockholders......................    (226)      (226)
  Retained earnings.......................................   9,400      9,400
                                                           -------   --------
   Total stockholders' equity.............................  48,563     97,256
                                                           -------   --------
   Total capitalization................................... $60,821   $102,014
                                                           =======   ========

--------
(1) Includes $40,000 of debt owed by the 189 Wells Avenue Realty Trust (the "Realty Trust"), of which G. Drew Conway is the sole beneficiary and an executive officer of the Company is the sole trustee. See Note 9 to "Selected Consolidated Financial Data" and Note 15 to Consolidated Financial Statements. Also includes $7.5 million associated with the acquisition of Sterling Information Group, Inc., which amount has been subsequently paid with borrowings under the Company's revolving line of credit.
(2) Includes $2.0 million of debt owed by the Realty Trust. See Note 9 to "Selected Consolidated Financial Data" and Note 15 to Consolidated Financial Statements.
(3) Excludes 1,403,405 shares of Common Stock issuable upon exercise of outstanding stock options as of December 28, 1996 at a weighted average exercise price of $9.91 per share. See "Management -- Stock Awards."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table contains certain selected consolidated financial data and is derived from the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Consolidated Balance Sheet Data at June 24, 1995 and June 29, 1996 and the Consolidated Statement of Income Data for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 have been derived from the Consolidated Financial Statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, except as to the financial statements of ARI and SCR as of and for the years ended December 31, 1994 and 1995, that have been audited by other independent accountants, and are included elsewhere in this Prospectus. The Consolidated Balance Sheet Data as of May 31, 1992, 1993 and 1994 and the Consolidated Statement of Income Data for the years ended May 31, 1992 and 1993 have been derived from the Company's audited Consolidated Financial Statements, together with the unaudited financial statements of SCR as of and for the years ended December 31, 1992 and 1993. The Consolidated Balance Sheet Data at December 28, 1996 and the Consolidated Statement of Income Data for the six months ended December 30, 1995 and December 28, 1996 have been derived from unaudited consolidated financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Operating results for the six months ended December 28, 1996 are not necessarily indicative of results for future periods. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                               YEAR ENDED                             SIX MONTHS ENDED
                          -------------------------------------------------------- -----------------------
                                   MAY 31,
                          ----------------------------     JUNE 24,     JUNE 29,    DEC. 30,    DEC. 28,
                          1992 (1)  1993 (1)  1994 (1)  1995 (1)(2)(3) 1996 (1)(3) 1995 (1)(3) 1996 (1)(3)
                          --------  --------  --------  -------------- ----------- ----------- -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE  DATA)
STATEMENT OF INCOME DATA:
Revenue.................  $27,541   $47,890   $82,376      $153,985     $216,878     $94,532    $144,520
Cost of revenue.........   21,035    36,770    63,100       114,641      158,742      69,394     104,442
                          -------   -------   -------      --------     --------     -------    --------
Gross profit............    6,506    11,120    19,276        39,344       58,136      25,138      40,078
Selling, general and
 administrative
 expenses...............    5,357     9,659    16,933        33,544       46,144      19,980      34,763 (4)
                          -------   -------   -------      --------     --------     -------    --------
Income from operations..    1,149     1,461     2,343         5,800       11,992       5,158       5,315
Interest and other
 income (expense), net..     (160)     (290)     (452)       (1,133)      (2,233)       (902)      1,619 (5)
                          -------   -------   -------      --------     --------     -------    --------
Income before taxes.....      989     1,171     1,891         4,667        9,759       4,256       6,934
Provision for income
 taxes..................      218       281       473           875        3,127         681       4,259
                          -------   -------   -------      --------     --------     -------    --------
Net income..............  $   771   $   890   $ 1,418      $  3,792     $  6,632     $ 3,575    $  2,675
                          =======   =======   =======      ========     ========     =======    ========
Distributions to
 stockholders (6).......  $   114   $   206   $   530      $    696     $  2,958     $ 1,685    $    540
                          =======   =======   =======      ========     ========     =======    ========
Income before taxes.....  $   989   $ 1,171   $ 1,891      $  4,667     $  9,759     $ 4,256    $  6,934
Pro forma provision for
 income taxes (7).......      320       593       889         2,014        4,222       1,868       5,187
                          -------   -------   -------      --------     --------     -------    --------
Pro forma net
 income (7).............  $   669   $   578   $ 1,002      $  2,653     $  5,537     $ 2,388    $  1,747
                          =======   =======   =======      ========     ========     =======    ========
Pro forma net income per
 share (7)..............                                   $   0.24     $   0.50     $  0.22    $   0.13
                                                           ========     ========     =======    ========
Weighted average common
 and common equivalent
 shares
 outstanding (8)........                                     10,968       11,083      10,867      13,599

                                      MAY 31,
                             -------------------------- JUNE 24,    JUNE 29,        DEC. 28,
                             1992 (1) 1993 (1) 1994 (1) 1995 (1) 1996 (1)(9)(10) 1996 (1)(9)(10)
                             -------- -------- -------- -------- --------------- ---------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............      $  157  $   109  $ 1,283  $ 1,804      $13,707         $ 7,090
Working capital.........         789      677    3,213    5,006       39,723          26,543
Total assets............       6,133   10,833   23,188   39,278       65,190          90,608
Total debt..............       3,756    6,147    9,424   20,736        4,958          22,429
Stockholders' equity....       1,517    2,424    5,669    8,302       44,389          48,563

(1) Upon consummation of the acquisitions of ARI and SCR, ARI and SCR's
    December 31 year ends were conformed to the Company's last Saturday in June year end for fiscal 1996. The Statement of Income and Balance Sheet Data above gives effect to the acquisitions by combining the results of operations and financial position of The Registry as of and for the year ended June 29, 1996 and the six months ended December 30, 1995 and December 28, 1996 with the results of operations and financial position of ARI and SCR as of and for the same periods. The Statement of Income and Balance Sheet Data also gives effect to the acquisitions by combining the results of operations and financial position of The Registry as of and for the years ended May 31, 1992, May 31, 1993, May 31, 1994 and June 24, 1995
    with the results of operations of ARI as of and for the three months ended December 31, 1994 and the year ended December 31, 1995, and with the results of operations and financial position of SCR as of and for the years ended December 31, 1992, December 31, 1993, December 31, 1994 and December 31, 1995, respectively, on a pooling-of-interests basis. ARI commenced operations as a separate entity on October 1, 1994.
(2) The Company changed its fiscal year end from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above. See
    Note 2 to Consolidated Financial Statements.
(3) Statement of Income Data for the years ended June 24, 1995 and June 29,
    1996 are for 52 and 53 weeks, respectively. Statement of Income Data for the six months ended December 30, 1995 and December 28, 1996 are for 27 and 26 weeks, respectively.
(4) In November 1996, the Company completed the acquisitions of ARI and SCR, each of which has been accounted for as a pooling-of-interests.
    Transaction and other related costs have been expensed as incurred and totalled approximately $5.1 million in the six months ended December 28, 1996.
(5) In August 1996, ARI received a settlement of $1.6 million from its insurance company for payment of defense costs and related expenses associated with certain litigation. This amount, less related expenses, has been included in interest and other income (expense), net, in the Statement of Income Data above.
(6) For the year ended June 29, 1996 and the six months ended December 30, 1995, includes $649,000 distributed by the Realty Trust to Mr. Conway upon refinancing of the Realty Trust's mortgage. See Note 9 below. For the year ended June 29, 1996, also includes $861,500 distributed to Mr. Conway in respect of the common stock of America's Registry. For the years ended May 31, 1992, May 31, 1993, May 31, 1994, June 24, 1995 and June 29, 1996, and
    the six months ended December 30, 1995 and December 28, 1996, respectively, also includes $114,000, $156,000, $530,000, $696,000,
    $1,447,000, $174,000 and $515,000 in distributions from SCR to its former stockholders.
(7) The Company effected the Reorganization on January 1, 1996. In addition, effective November 26, 1996, the S corporation status of SCR was terminated in connection with the acquisition of SCR by The Registry. The pro forma data have been computed as if America's Registry and SCR, which were S corporations for federal and state income tax purposes since inception of their operations, were subject to federal and state corporate income taxes since inception based on the statutory tax rates and the tax laws then in effect. See Notes 2, 9 and 16 to Consolidated Financial Statements.
(8) Weighted average common and common equivalent shares outstanding consist of the weighted average number of shares of Common Stock outstanding, after giving effect to the Reorganization, Common Stock which may be issuable upon exercise of outstanding stock options using the treasury stock method and Common Stock issuable upon conversion of shares of preferred stock. For the year ended June 24, 1995 and the six months ended December 30, 1995, weighted average common and common equivalent shares also include 397,588 shares related to the dilution attributable to options granted in the twelve months prior to the closing of the Company's initial public offering in June 1996 using the treasury stock method.
 (9) In conjunction with the renegotiation of the Company's lease with the Realty Trust, the accounts of the Realty Trust have been consolidated with those of the Company, commencing September 19, 1995. See Note 15 to Consolidated Financial Statements.
(10) The Company completed its initial public offering on June 10, 1996, selling 2,230,000 shares of Common Stock and receiving net proceeds of $34.5 million. The Company used a portion of the proceeds to repay all outstanding indebtedness under the Company's credit facility and certain term loans. See Note 10 to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Registry provides information technology ("IT") consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. The Company's IT consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. The Registry has grown from six offices and $19.4 million of revenue in fiscal 1991 to 37 offices and $266.9 million of revenue in the twelve months ended December 28, 1996.

  Revenue growth is derived primarily from increases in the number of IT consultants placed with existing clients and the addition of new clients. In recent years, the Company has also been able to increase the average billing rates for its IT consultants as economic conditions have improved and the demand for skilled and experienced professionals has increased. Revenue is recognized as services are provided and the majority of clients are billed on a weekly basis. In fiscal 1996, approximately 30.0% of the Company's revenue was derived from its top ten clients, with no client accounting for more than 4.4%.

  Because the Company only derives revenue when its consultants are actually working, its operating results are adversely affected when client facilities are closed due to holidays or inclement weather. In particular, the Company experiences a certain amount of seasonality in its second fiscal quarter because of the number of holidays falling in such quarter. In addition, the Company generally experiences lower operating margins in its third fiscal quarter due in part to the timing of unemployment tax accruals.

  Since its founding in 1986, the Company has had an aggressive expansion plan and growth strategy, opening six offices between fiscal 1986 and 1992; three in fiscal 1993; seven in fiscal 1994; five in fiscal 1995 and two in fiscal 1996. Through acquisitions the Company acquired 14 offices in the first six months of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions." The increase in the number of offices has resulted in an increase in revenue for each year, but has in some cases adversely impacted net income due primarily to expenses associated with staffing the newly opened offices as well as with the increase in corporate staff needed to support an increased number of branches. In most instances, offices opened by The Registry have experienced either losses or marginal profitability for approximately 12 to 18 months after opening. In certain cases, branches that have achieved profitability have not remained profitable on a consistent basis.

  Beginning in fiscal 1996, the Company implemented tighter cost controls and a compensation program based on operating profitability rather than revenue growth. Further, the Company has sought to improve profitability by increasing the number of full-time, salaried staff consultants, who generally produce higher margins than the Company's hourly IT consultants. Apart from its core IT professional services and in response to market opportunities, the Company has introduced new service offerings, including the Network Systems Consulting Practice (NSCP) and the Documentation Services Practice (DSP), both of which are established practices, as well as a recently introduced Help Desk Practice. In November 1996, the Company acquired Sterling Information Group, Inc. which will form the basis for the Company's Application Development Practice.

  Through December 31, 1995, America's Registry, and through November 26, 1996, SCR, were S corporations for federal and state income tax purposes and, accordingly, were not subject to corporate income taxes. As a result, the Company believes that direct comparisons of historical provisions for income taxes are not meaningful.

  In conjunction with the renegotiation of the Company's leases with the Realty Trust, the accounts of the Realty Trust have been consolidated with those of the Company, commencing September 19, 1995. The effect of this consolidation was to increase fixed assets by $1.7 million and long-term debt by $2.1 million at December 28, 1996. The consolidation of the Realty Trust did not have a significant effect on the Company's results of operations, nor is it expected to have a significant effect in the future. See Note 15 to Consolidated Financial Statements.

RECENT ACQUISITIONS

  Since its initial public offering in June 1996, the Company has completed six acquisitions. Five of the acquired companies--Morris Information Systems, Inc. ("MIS"), based in Houston, Texas; Sun-Tek Consultants, Inc. ("Sun-Tek"), based in Orlando, Florida; Application Resources, Inc. ("ARI"), based in San Francisco, California; Shamrock Computer Resources, Ltd. ("SCR"), based in Bloomington, Minnesota; and James Duncan & Associates ("JDA"), based in Royal Tunbridge Wells, England--provide information technology consulting services similar to those that the Company currently provides. One of the acquisitions--Sterling Information Group, Inc. ("Sterling"), based in Austin, Texas--is an independent provider of outsourced software application development services.

  Application Resources, Inc. Headquartered in San Francisco, California with branch offices in Walnut Creek and Los Altos, California, ARI provides IT consulting services to a wide variety of clients in Northern California. The Company intends to combine the ARI Walnut Creek office with its own Walnut Creek office in the near future. ARI had revenue of $37.6 million and $23.7 million in fiscal 1996 and in the six months ended December 28, 1996, respectively.

  Shamrock Computer Resources, Ltd. Headquartered in Bloomington, Minnesota with branch offices in Moline, Illinois, Omaha, Nebraska, St. Louis, Missouri and Schaumberg, Illinois, SCR provides IT consulting services to a wide variety of clients in the Midwest. SCR employs primarily staff IT consultants and its acquisition has increased the number of the Company's staff IT consultants significantly. The Company expects to combine SCR's Schaumberg, Illinois office with its Rolling Meadows, Illinois office in the near future. SCR had revenue of $33.7 and $20.3 million in fiscal 1996 and in the six months ended December 28, 1996, respectively.

  Similar to The Registry, ARI and SCR have also experienced significant growth over the past several years. SCR has historically reported a higher gross profit percentage than the Company because SCR employs nearly all of its consultants on a full-time basis and therefore has a lower cost structure than the Company and ARI, which employ consultants primarily on a contract basis. However, this has also resulted in greater variability in SCR's gross profit percentage from period to period, as SCR must continue to pay its employees during periods in which they are not working for clients and generating revenue.

  In connection with these transactions, the Company has incurred transaction and integration costs of $5.1 million during the six months ended December 28, 1996. In addition to these non-recurring charges, the Company will incur additional expenses over the remainder of fiscal 1997 to complete the integrations.

  The ARI and SCR acquisitions, in which an aggregate of 2,350,774 shares of Common Stock were issued, and $2.0 million in cash was used to repurchase shares of capital stock from a stockholder of SCR who exercised dissenter's rights, have been accounted for as poolings-of-interests. Accordingly, the Company's financial statements have been restated to reflect those acquisitions on a historical basis.

  Morris Information Systems, Inc. Headquartered in Houston, Texas with a branch office in Columbia, South Carolina, MIS provides IT consulting services to a wide variety of clients. In its most recently completed fiscal year, MIS had revenue of approximately $3.7 million.

  Sun-Tek Consultants, Inc. Located in Orlando, Florida, Sun-Tek provides IT consulting services to a variety of clients in Central Florida. In its most recently completed fiscal year, Sun-Tek had revenue of approximately $2.4 million.

  Sterling Information Group, Inc. Headquartered in Austin, Texas, Sterling provides application development services to a variety of clients in the Southwest. The Company intends to use Sterling as the basis of its Application Development Practice and will operate Sterling under its current name. In its most recently completed fiscal year, Sterling had revenue of $6.1 million.

  James Duncan & Associates. Based in England, JDA was the Company's first overseas acquisition. From its headquarters in Royal Tunbridge Wells, and its branch office in Luxembourg, JDA provides IT consulting services to clients in England and in continental Europe. In its most recently completed fiscal year, JDA had revenue of $6.4 million.

  In connection with the MIS, Sun-Tek, Sterling and JDA acquisitions, the Company paid an aggregate of $15.8 million in cash, issued 2,736 shares of Common Stock and agreed to pay $125,000 in deferred consideration. In addition, the Company may become obligated to pay up to $1.2 million in contingent cash consideration. These acquisitions have been accounted for as purchases and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the respective dates of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired has been recorded as goodwill. The results of operations for these acquisitions have been included in the Company's results from the respective dates of acquisition.

RESULTS OF OPERATIONS

  The following table summarizes the Company's significant operating results as a percentage of revenue for each of the periods indicated.

                                          YEAR ENDED         SIX MONTHS ENDED
                                   ------------------------- -----------------
                                   MAY 31, JUNE 24, JUNE 29, DEC. 30, DEC. 28,
                                    1994     1995     1996     1995     1996
                                   ------- -------- -------- -------- --------
Revenue...........................  100.0%  100.0%   100.0%   100.0%   100.0%
Cost of revenue...................   76.6    74.4     73.2     73.4     72.3
                                    -----   -----    -----    -----    -----
Gross profit......................   23.4    25.6     26.8     26.6     27.7
Selling, general and administra-
 tive expenses....................   20.6    21.8     21.3     21.1     24.0
                                    -----   -----    -----    -----    -----
Income from operations............    2.8     3.8      5.5      5.5      3.7
Interest and other income (ex-
 pense), net......................   (0.5)   (0.8)    (1.0)    (1.0)     1.1
                                    -----   -----    -----    -----    -----
Income before taxes...............    2.3%    3.0%     4.5%     4.5%     4.8%
                                    =====   =====    =====    =====    =====

SIX MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995

  Revenue. Revenue increased 52.9% to $144.5 million for the first six months of fiscal 1997 from $94.5 million for the first six months of fiscal 1996. This increase was attributable primarily to an increase in revenue from professional services and to a lesser extent from additional service offerings provided by the Company's practices. The increase in revenue from professional services was primarily due to the growth of sales within existing offices, the continued maturation of newer branch offices, and the addition of new branches resulting from acquisitions accounted for as purchases which were completed during the first six months of fiscal 1997 resulting in a greater number of IT consultants placed with the Company's clients during the period. To a lesser extent, the increase in revenue resulted from an increase in average hourly billing rates charged for the Company's IT consultants.

  Gross Profit. Gross profit increased 59.4% to $40.1 million for the first six months of fiscal 1997 from $25.1 million in the first six months of fiscal 1996. As a percentage of revenue, gross profit increased to 27.7% in the first six months of fiscal 1997 compared to 26.6% in the first six months of fiscal 1996. The increase was attributable primarily to increases in the number of relatively higher margin projects and specialized practice engagements and increased utilization of staff IT consultants compared with the comparable prior period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 74.0% to $34.8 million in the first six months of fiscal 1997 from $20.0 million in the first six months of fiscal 1996. As a percentage of revenue, selling, general and administrative expenses increased to 24.0% in the first six months of fiscal 1997 from 21.1% in the first six months of fiscal 1996. This increase was attributable to one-time non-recurring transaction and integration costs of $5.1 million incurred during the first six months of fiscal 1997 associated with the two acquisitions accounted for as poolings-of-interests. Excluding these non-recurring charges, selling, general and administrative expenses decreased to 20.5% of revenue. This decrease was attributable primarily to growth in revenue during the period in which, other than through acquisition, the Company did not open any new offices.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, increased by $2.5 million to $1.6 million of income for the first six months of fiscal 1997 from $0.9 million of expense for the first six months of fiscal 1996. This increase was attributable to the receipt by ARI of approximately $1.5 million in net proceeds from the settlement of certain litigation during the first six months of fiscal 1997. In addition, the Company repaid amounts outstanding under its line of credit and certain other obligations in June 1996 upon receipt of the proceeds from the Company's initial public offering. During the first six months of fiscal 1996, the Company incurred interest expense on amounts outstanding under the Company's line of credit and other debt facilities.

FISCAL YEARS ENDED JUNE 29, 1996 AND JUNE 24, 1995

  Revenue. Revenue increased 40.8% to $216.9 million for fiscal 1996 from $154.0 million for fiscal 1995. This increase was attributable primarily to an increase in revenue from professional services and to a lesser extent from additional service offerings provided by the Company's practices. The increase in revenue from professional services was primarily due to the growth in sales within existing offices and the continued maturation of newer branch offices resulting in a greater number of IT consultants placed with the Company's clients during the period. To a lesser extent, the increase in revenue resulted from an increase in the average hourly billing rates charged for the Company's IT consultants.

  Gross Profit. Gross profit increased 47.8% to $58.1 million for fiscal 1996 from $39.3 million for fiscal 1995. As a percentage of revenue, gross profit increased to 26.8% in fiscal 1996 compared to 25.6% for the comparable prior period. This increase was attributable primarily to a higher average hourly billing rate charged for the Company's IT consultants during this period. In addition, the increase in gross profit as a percentage of revenue was favorably impacted by the increased utilization of staff IT consultants and by the growth in relatively higher margin new service offerings.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 37.6% to $46.1 million for fiscal 1996 from $33.5 million in the comparable prior period. As a percentage of revenue, selling, general and administrative expenses decreased to 21.3% for fiscal 1996 compared to 21.8% for the comparable prior period. This decrease was attributable primarily to the growth in revenue during a period in which there was limited expansion into new markets. This decrease was offset in part by additional investment in both corporate and branch staff at SCR and ARI.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, was $(2.2) million during fiscal 1996 as compared to $(1.1) million in the comparable prior period. This change was attributable primarily to the increased borrowings under the Company's lines of credit resulting from the increase in working capital requirements associated with the Company's sales growth.

FISCAL YEARS ENDED JUNE 24, 1995 AND MAY 31, 1994

  Revenue. Revenue increased 86.9% to $154.0 million for fiscal 1995 from $82.4 million for fiscal 1994. The increase was attributable primarily to an increase in revenue from existing branch offices with lesser amounts derived from new branch offices opened during the year. In addition, the increase was in part attributable to a full year of operations for ARI, which commenced operations in October 1994. To a lesser extent, the increase in revenue resulted from an increase in average hourly billing rates charged for the Company's IT consultants.

  Gross Profit. Gross profit increased 104.1% to $39.3 million for fiscal 1995 from $19.3 million in the comparable prior period. As a percentage of revenue, gross profit increased to 25.6% for fiscal 1995 from 23.4% for fiscal 1994. This increase in gross profit as a percentage of revenue was attributable primarily to a higher average hourly billing rate charged for the Company's IT consultants during the period and to increased utilization of staff IT consultants during the period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 98.1% to $33.5 million for fiscal 1995 from $16.9 million for fiscal 1994. As a percentage of revenue, selling, general and administrative expenses increased to 21.8% for fiscal 1995 from 20.6% for fiscal 1994. This increase was attributable primarily to the opening of five branch offices during the year and the staffing of those offices. To a lesser extent, the increase in selling, general and administrative expenses resulted from an increase in corporate staff needed to support an increased number of branches.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, was $(1.1) million in fiscal 1995 compared to $(0.5) million for fiscal 1994. This change was attributable primarily to increased borrowings under the Company's lines of credit resulting from the increase in working capital requirements associated with the Company's sales growth. In addition, the increase in interest expense resulted in part from a nominal increase in interest rates.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly operating information for each of the ten quarters ending with the quarter ended December 28, 1996, in thousands of dollars and as a percentage of revenue. In connection with the acquisition of ARI and SCR as poolings-of-interests, the results of operations of the Company for the fiscal year ended June 24, 1995 have been combined with those of ARI and SCR for the year ended December 31, 1995. Therefore, the quarterly results of the Company presented below for the three months ended September 1994, December 1994, March 1995 and June 1995 include the results of operations of ARI and SCR for the three months ended March 1995, June 1995, September 1995 and December 1995, respectively. All other periods presented below are for the quarterly periods specified. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                         THREE MONTHS ENDED
                          ------------------------------------------------------------------------------------------
                           SEPT.    DEC.     MAR.     JUNE     SEPT.    DEC.      MAR.     JUNE     SEPT.     DEC.
                           1994     1994     1995     1995     1995     1995    1996 (1)   1996     1996    1996 (2)
                          -------  -------  -------  -------  -------  -------  --------  -------  -------  --------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue.................  $32,963  $37,340  $39,139  $44,543  $46,341  $48,191  $57,296   $65,050  $69,429  $75,091
Gross profit............    8,658    9,214    9,769   11,703   12,019   13,119   15,256    17,742   19,083   20,995
Income from operations..    1,667      887    1,501    1,745    2,560    2,598    2,910     3,924    4,739      576
Net income (loss).......    1,102      435    1,087    1,168    1,717    1,858      979     2,078    3,882   (1,207)
Pro forma net income
 (loss).................      845      374      710      724    1,166    1,222    1,340     1,809    3,521   (1,774)
Pro forma net income
 (loss) per share.......  $  0.08  $  0.03  $  0.07  $  0.07  $  0.11  $  0.11  $  0.12   $  0.16  $  0.26  $ (0.14)
AS A PERCENTAGE OF REVENUE:
Revenue.................    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0 %
Gross profit............     26.3%    24.7%    25.0%    26.3%    25.9%    27.2%    26.6%     27.3%    27.5%    28.0 %
Income from operations..      5.1%     2.4%     3.8%     3.9%     5.5%     5.4%     5.1%      6.0%     6.8%     0.8 %
Net income (loss).......      3.3%     1.2%     2.8%     2.6%     3.7%     3.9%     1.7%      3.2%     5.6%    (1.6)%
Pro forma net income
 (loss).................      2.6%     1.0%     1.8%     1.6%     2.5%     2.5%     2.3%      2.8%     5.1%    (2.4)%

-------
(1) Includes a $642,000 charge associated with the conversion of America's Registry from an S corporation to a C corporation. See Note 9 to Consolidated Financial Statements.
(2) In November 1996, The Registry completed the acquisitions of ARI and SCR, each of which has been accounted for as a pooling-of-interests. Transaction and integration costs have been expensed as incurred and totalled $4.9 million in the quarter.

  The above quarterly data reflects the results of operations for 13 weeks, except for the September 1995 quarter which includes 14 weeks. The March 1995 and 1996 revenue reflects in some part the seasonality of the business and the impact of the additional employment taxes on profitability.

  During the October to December quarter, the number of holidays and vacation days marginally reduces revenue. Some clients also close operations completely during the last week of the year. The Company also experiences a lower operating profit margin in its third fiscal quarter, the January to March quarter, in part as a result of higher unemployment tax accruals and, to a lesser extent, FICA taxes which are expensed as incurred. During this quarter, the unemployment tax, which is based on the first $7,000-$20,000 of wages for each employee, depending on the state, is significantly higher than other quarters.

LIQUIDITY AND CAPITAL RESOURCES

  On June 10, 1996, the Company completed its initial public offering of 2,230,000 shares of Common Stock, which included 330,000 shares issued upon exercise of the underwriters' over-allotment option. The Company received $34.5 million from the sale of the shares, net of the underwriting discounts and expenses associated with the offering. Additionally, the Company had previously incurred $294,000 of costs related to the initial public offering that were deferred in previous years. Net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $21.5 million, and certain term loans (see Note 8 to the Consolidated Financial Statements). As of February 29, 1996, the Company entered into a $25.0 million revolving advance facility with BNY Financial Corporation (the "Line of Credit"). This facility allows the Company to borrow the lesser of $25.0 million or 85% of eligible receivables. The Line of Credit is secured by all of the Company's assets and contains certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends on the Company's common or preferred stock. Additionally, the agreement requires the maintenance of certain financial ratios, including minimum tangible net worth and a limit on the ratio of total liabilities to total tangible net worth. The Company was on December 28, 1996 and is currently in compliance with these financial covenants.

  As of December 28, 1996, the principal amount outstanding under the Line of Credit was $10.2 million, with availability of $14.8 million. The Line of Credit bears an interest rate of LIBOR plus 2.5% or the BNY alternate base rate plus 0.5% at the Company's option. In addition, at December 28, 1996, the Company had invested $2.2 million in short term treasury bills at a financial institution which earn interest at the short term treasury bill rate (5.36% at December 28, 1996).

  The Company had negative cash flows from operations of $4.9 million, $0.2 million, $5.0 million and $1.6 million for the six months ended December 28, 1996 and for the fiscal years 1996, 1995 and 1994, respectively. The negative operating cash flows during these periods reflected an increase in net accounts receivable between these periods in which significant revenue growth occurred. The Company's operating cash flows and working capital requirements are significantly affected by the timing of the payment of payroll and the receipt of payment from the customer. The Company pays its employees on either a weekly or bi-weekly basis. Clients are generally invoiced for services either at the end of the applicable pay period or on a monthly basis.

  The Company had negative cash flows from investing activities of $10.2 million, $1.5 million, $3.3 million and $0.6 million for the six months ended December 28, 1996 and for the fiscal years 1996, 1995 and 1994, respectively. The primary use of cash for investing activities in the six months ended December 28, 1996 was $8.0 million for acquisitions completed in the period. Capital expenditures totaled $2.2 million, $2.5 million, $2.6 million and $0.8 million for the six months ended December 28, 1996 and for the fiscal years 1996, 1995 and 1994, respectively. Capital expenditures in the six months ended December 28, 1996 and in fiscal 1996 related primarily to the upgrade of the Company's IT infrastructure and to a lesser extent to the establishment of new branch offices. Capital expenditures in fiscal 1995 and 1994 related primarily to the establishment of the seventeen offices opened during these years.

  The Company generated cash from financing activities of $8.5 million, $14.5 million, $8.9 million and $3.4 million for the six months ended December 28, 1996 and for the fiscal years 1996, 1995 and 1994, respectively. Historically, the Company has funded its capital requirements with borrowings against its Line of Credit and term loans with a leasing company. In June 1996, the Company completed its initial public offering of 2,230,000 shares of Common Stock from which it received $34.5 million in proceeds, net of the underwriting discounts and expenses associated with the offering. Net proceeds were used to repay all outstanding indebtedness under the Company's Line of Credit and certain term loans (See Notes 7 and 8 to the Consolidated Financial Statements). In the six months ended December 28, 1996, an additional $2.6 million in proceeds from the sale of ARI stock was received. During the first six months of fiscal 1997, cash requirements for acquisitions, working capital, fixed asset purchases and a stock repurchase relating to the SCR acquisition resulted in the Company borrowing $8.1 million against its Line of Credit.

  The Company anticipates that its primary uses of working capital in future periods will be for funding growth, either through acquisitions, the internal development of existing branch offices or the development of new branch offices and new service offerings. The Company also anticipates making approximately $2.5 million in capital expenditures in the next twelve months principally to upgrade its computer system. In connection with certain of its acquisitions the Company may be obligated to make certain contingent payments during the next several years. See "Certain Transactions" and Notes 3 and 17 to the Consolidated Financial Statements. The Company does not believe that such payments would have a material impact on the Company's liquidity, results of operations or capital requirements. The Company's principal capital requirement is working capital to support accounts receivable associated with its revenue growth. The Company believes that the proceeds from the offering, together with cash flow from operations and borrowings under the Line of Credit, will be sufficient to meet the Company's presently anticipated working capital needs for at least the next twelve months.

RECENTLY ISSUED ACCOUNTING STANDARD

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

  Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and earnings per share as if the company had applied the new method of accounting.

  The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption of the standard. The Company has decided not to adopt the fair value method of accounting for employee stock-based compensation for financial reporting purposes.

                                   BUSINESS

  The Registry, Inc. ("The Registry" or the "Company") provides information technology ("IT") consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. As of December 28, 1996, the Company had approximately 2,840 IT consultants placed with its clients to assist them in implementing solutions for systems and applications development, in such areas as distributed network design, database design and development and client/server migration. These consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In fiscal 1996, the Company provided IT consultants to approximately 800 clients in a diverse range of industries, including Abbott Laboratories, Digital Equipment Corp., Sprint Communications Company L.P. and Sun Microsystems, Inc. The Registry has grown from six offices and $19.4 million in revenue in fiscal 1991 to 37 offices and $266.9 million in revenue for the twelve months ended December 28, 1996.

INDUSTRY OVERVIEW

  In recent years, the growth of the information services industry has been driven by companies' increasing reliance on information technology as a strategic tool, the shift to distributed computing and the proliferation of multi-vendor computing environments. As companies struggle to integrate multiple processing platforms and applications which serve an increasing number of end-users, systems and applications development has become increasingly challenging. As organizations continue to focus on their core competencies and strive to operate more efficiently with fewer people, managing and planning staffing requirements to meet their IT needs becomes more difficult.

  Confronted with the challenge of designing, implementing and operating more complex information systems without enlarging corporate staff, businesses are increasingly turning to IT service providers to augment their in-house IT operations. Using the services of IT consultants allows companies to: (i) focus on their core business; (ii) access specialized technical skills; (iii) implement flexible staffing, providing a variable cost solution to a fixed cost problem; and (iv) reduce the cost of recruiting, training and terminating employees as IT requirements change.

  There are a number of competitive factors within the highly fragmented IT services industry. These factors include, among others, IT services providers' ability to: (i) identify, recruit and retain highly qualified software engineers; (ii) provide software application and development services across a broad range of platforms and technologies; and (iii) serve clients across multiple locations and industries.

  In recent years, the IT services industry has grown significantly. According to a 1996 report prepared by Dataquest, Inc. for the Company, the potential U.S. market size for supplemental IT staffing services of the type provided by The Registry's IT consultants was estimated at $9.5 billion in 1994 and is projected to grow to $16.1 billion in 1999. The Company paid a nominal amount for this report.

BUSINESS STRATEGY

  The Registry's goal is to be a leading nationwide provider of IT professional services for organizations with complex IT operations. The Company's business strategy encompasses the following elements:

  . Emphasize Resource Management. The Company believes that its ability to provide the highest quality, most professional IT consultants is critical to its success. The Company's Delivery Management System is designed to effectively identify, qualify, place and retain IT consultants. Most of the Company's Resource Managers recruit in one of five specific technology sectors, enabling the Company to more effectively match the skills of its IT consultants with the needs of its clients. To attract and retain IT consultants, the Company offers them a comprehensive benefits package and actively remarkets them before their engagement ends. In addition, the

     Company's National Resource Delivery Team (NRDT), a group of Resource Managers based at the Company's headquarters, helps coordinate recruiting efforts with the local branch offices to provide access to consultants from across the nation when local resources for a particular skill set are scarce. The Company believes that its resource management methodologies have been and will continue to be a significant factor in its ability to grow.

  . Focus on Application Development and Software Engineering. Many of the Company's clients are leaders in adopting emerging computing technologies. The Company provides IT consultants for application development and software engineering in areas such as networking and communications, migration from legacy systems, workgroup/desktop applications, database design and development and Internet. In addition to differentiating the Company's service offerings from those of other IT service providers, this focus on application development and software engineering provides the Company an opportunity to enhance margins by moving away from the commodity pricing more typical for IT consultants providing routine operations and maintenance services. In addition, this focus enables the Company to offer its IT consultants the opportunity to work on challenging projects, which the Company believes is a significant advantage in attracting and retaining highly skilled professionals.

  . Build Client Relationships. The Registry's goal is to become an extension of its clients' IT departments. The Company seeks long-term relationships as a primary IT service provider for companies which have complex IT operations and for which IT development is a strategic tool and not merely a support function. The Company believes that this relationship-oriented approach results in greater client satisfaction and reduces business development expense. By helping its clients assess their future staffing needs in their IT planning process, the Company is better able to anticipate opportunities to provide additional services.

  . Maintain and Expand National Presence. The Company believes that larger organizations with multiple locations prefer to deal with IT service providers that can provide consistent and high quality services on a nationwide basis. The Company has focused from its inception on establishing a nationwide presence to take advantage of the enhanced delivery capabilities resulting from a nationwide resource pool as well as to focus on and serve national accounts. The Company has 35 offices in the United States allowing national coverage for larger accounts and mobility for IT consultants. In the future, the Company's decision to establish a new office or make an acquisition will be influenced, in part, by the extent to which establishing a new office or making an acquisition can help increase the Company's national presence and assist in serving national accounts.

GROWTH STRATEGY

  Through fiscal 1996, the Company's growth was achieved primarily through branch expansion and, to a lesser extent, the development of new service offerings, rather than through acquisitions. Since the Company's initial public offering, it has completed six acquisitions. The Company believes that a balance of internal growth and selective acquisitions will best position the Company to capitalize on opportunities in the IT professional services industry. The Company's growth strategy consists of five primary components:

  . Acquire Complementary Businesses. The Company expects to continue to seek to acquire companies, both nationally and internationally, in the IT professional services industry to facilitate its expansion into new geographic areas or to acquire technology businesses that offer complementary services. The Company believes that the fragmented nature of the IT professional services industry presents a number of opportunities for growth through acquisition.

  . Concentrate on Existing Branch Development. The Company believes that there are substantial opportunities for increasing revenue in existing branches, many of which have been open for less than four years. The Company's strategy is to increase sales to existing clients by increasing the number of IT consultants placed with these clients and by offering them additional services. As a result of its involvement in the IT planning process of many of its clients, the Company is often afforded an opportunity to anticipate clients' needs for additional IT consultants and services. In addition, the Company seeks to selectively expand its client base within existing markets.

  . Expand National Accounts. The Company is currently focusing on national account development and has identified certain of its clients, including systems integrators, computer manufacturers and telecommunications firms, as potential national accounts. These accounts present an array of unique operational challenges, such as coordinating service delivery across divisional lines and providing centralized invoicing. The Company believes that its national presence and national resource management capabilities will enable it to meet these challenges.

  . Implement Satellite Branch Expansion. The Company believes that opportunities exist for additional satellite expansion. From existing branch offices, the Company has successfully developed satellite offices in certain regions. This method of developing opportunities in given geographic areas allows the Company to expand its client and consultant base while leveraging existing infrastructure and reducing start-up costs. For example, the Durham, North Carolina office served as a hub for the opening of satellite offices in Charlotte and Greensboro, North Carolina.

  . Develop and Provide New Service Offerings. The Company intends to continue its practice of developing and acquiring complementary services, such as the Documentation Services Practice, the recently introduced Help Desk Practice and the Applications Development Practice. These services can then be expanded on a national level after their viability and profitability is demonstrated at a local level.

RECENT ACQUISITIONS

  A key component of the Company's growth strategy is to acquire complementary IT consulting organizations. The Company seeks acquisitions that will increase its national and international presence, strengthen its professional services offerings, add clients, provide access to expanded resource pools, introduce new service offerings and establish the Company in new geographic markets. The Company believes that its team-oriented management style facilitates its efforts to acquire independent IT consulting businesses seeking an alliance with a national organization. In determining to proceed with an acquisition, the Company evaluates a number of factors, including: historical and projected financial results, compatibility of corporate cultures, reputation and personality of management, the expansion of the Company's geographic market share, enhancement of service offerings to clients, synergy with the Company's existing operations and the purchase price and expected impact on the Company's earnings per share.

  Since its initial public offering in June 1996, the Company has completed six acquisitions. Five of the acquired companies--Morris Information Systems, Inc., based in Houston, Texas; Sun-Tek Consultants, Inc., based in Orlando, Florida; Application Resources, Inc., based in San Francisco, California; Shamrock Computer Resources, Ltd., based in Bloomington, Minnesota; and James Duncan & Associates, based in Royal Tunbridge Wells, England--provide information technology consulting services similar to those that the Company currently provides. One of the acquisitions--Sterling Information Group, Inc., based in Austin, Texas--is an independent provider of outsourced software application development services.

  Management believes that acquired businesses can be integrated with the Company at acceptable incremental costs. When integrating a particular acquisition, the Company addresses the particular sales and recruiting as well as operational structure in a manner that management believes will best preserve those attributes of value and at the same time leverage the existing infrastructure that the Company has established. The Company has, on occasion, utilized independent consultants to assist in its evaluation and integration processes. Depending on the particular acquisition, the Company may choose to operate the entity as an independent subsidiary maintaining its own corporate identity, or choose to integrate the acquired business into the Company.

THE REGISTRY'S SERVICES

  The Registry provides IT professional services for application development and software engineering. The vast majority of the Company's IT consultants work on a supplemental staffing basis to deliver IT implementation, integration and development services. The Registry's goal is to become an extension of its clients' IT departments, and the Company believes that this relationship-oriented approach results in a better understanding of its clients' business and IT staffing needs. The Company's IT consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In addition, the Company provides management consulting services primarily through its Network Systems Consulting Practice. Management consulting engagements generally involve network strategy, systems architecture and implementation. The Company generally assumes responsibility for project outcome in such engagements. Further, the Company has recently introduced service offerings in three additional practice areas: documentation services, application development and help desk services.

 IT Professional Services

  The Company organizes its IT professional services in five sectors: workgroup/desktop; legacy systems; networks and communications; database design and development; and Internet. The following are descriptions of the nature of engagements in each sector, a description of the skill sets common to each and examples of assignments The Registry's IT consultants have worked on as part of a project team within each of the Company's five technology sectors. Project teams generally comprise client staff and IT consultants placed by the Company and other IT service providers.

  Workgroup/Desktop. Workgroup/desktop engagements involve front-end graphical user interface (GUI) development, rapid application prototyping and development, object-oriented development and workgroup application services. General skills required in this sector include NT/C++/GUI development, MS Windows/Windows 95/Windows NT architecture and development, and Visual Basic design/OBDC.

  . Migration to New Operating System for a Software Developer. One of The Registry's IT consultants acted as a project manager and a developer in the migration of an operating system from Windows to an NT/Windows 95 environment. Another of the Company's IT consultants worked as a developer on the project, which lasted approximately one and a half years. This was a large project, involving more than 50 IT professionals, on which many other IT consultants from the Company's competitors worked.

  . Development of an Investment Management Reporting System for a Financial Services Company. The Registry provided two IT consultants who acted as project managers and architects for this project. In addition, the Company provided six to eight Visual Basic developers on this project, which lasted approximately nine months. The project managers reported to an employee of the client. The Company's IT consultants constituted a majority of the professionals on this project.

  Legacy Systems. Legacy system engagements address challenges in the migration of legacy applications to a client/server environment, large systems development and general legacy (primarily IBM and Digital VAX/VMS) support. General skills required in this sector include IBM/COBOL/CICS, VAX/VMS application development and systems administration, and IMS systems programming.

  . Development of an On-Line Portfolio Accounting System for a Mutual Fund. The Company provided three programmer analysts for a project that lasted one and a half years. These programmer analysts worked at the direction of the client and with IT consultants provided by certain of the Company's competitors. The project team consisted of 30 persons, including staff from the client.

  . Development of a Billing System for a Long Distance Telecommunications Company. The Company placed a total of ten programmer analysts working on three different aspects of this system. These IT consultants have worked from three months to two and one-half years on this project, which is still ongoing. The consultants work under the client's supervision and direction. Employees of the client, as well as consultants from other IT service firms, constituted a majority of the personnel working on each of the portions of this project.

  Networks and Communications. Networks and communications engagements generally involve distributed network design and implementation or optimization and connectivity services in both local area networks (LANs) and wide area networks (WANs). General skills required in this sector include UNIX/TCP-IP/IPX development, SNMP network management development, and LAN/WAN architecture.

  . Integration of Network Protocols for a Systems Integrator. The Company provided a project manager for one campus of a statewide network integration project for a four campus state university system. During this four-month engagement, the Company's IT consultant managed employees of the client on this portion of the project. To the best of the Company's knowledge, no other firm provided IT consultants to the portion of the project on which the Company was engaged.

  . Development of Object-Oriented Front-End of a Network Management System for a Software Manufacturer. One of the Company's IT consultants was the lead designer and developer on a portion of this project, which lasted approximately two years. This consultant worked in conjunction with more than 20 other professionals, consisting of client employees and IT consultants from other firms. His work was reviewed and supervised by employees of the client.

  Database Design and Development. Database design and development assignments involve design, development and implementation of relational database applications and systems. General skills required in this sector include Sybase/UNIX/C++/Tuxedo, Oracle DBA, and Powerbase/Sybase client server development.

  . Design and Development of a Reporting and Switching System for a Telecommunications Company. The Company provided five IT consultants on a project team of eight individuals for this project which lasted eight months. The Registry's IT consultants primarily acted as software engineers and, to a lesser extent, test engineers with respect to this project.

  . Design and Development of a Loan Processing System for a Bank. The Company provided an IT consultant who acted as project manager on this project which lasted two and one-half years. He directed approximately five other client server and database developers, who were also IT consultants of the Company. Approximately two other IT consultants from competing firms and approximately four employees of the client worked on the project under the direction of the project manager.

  Internet. Internet engagements include Web Page design, internet security design issues and intranetworking systems development. General skills required in this sector include HTML/WWW design and development, UNIX/Systems Engineer/CGI/Firewall development, and JAVA development.

  . Web Site Development for a Telecommunications Company. On one project the Company provided approximately eight software developers on a three-month project. These IT consultants comprised the majority of the project team which also included approximately two employees of the client, although the Company did not manage this project.

     On another project the Company provided two programmer analysts, one of whom acted as project leader, who worked on a team of approximately eight IT consultants. The project lasted approximately seven months.

  . Design and Implementation of an Internet Firewall Security System for a Mutual Fund. One of the Company's IT consultants with expertise as a UNIX systems administrator worked on this project in conjunction with approximately five employees of the client for approximately two and one-half months.

 Practices

  Network Systems Consulting Practice. In November 1994, the Company acquired the business that formed the basis for its Network Systems Consulting Practice ("NSCP"). Based in New England and operating from locations in New York City and Chicago, the NSCP was staffed by 35 salaried employees as of December 28, 1996. The NSCP provides an extensive suite of management consulting services, addressing issues such as network strategy, systems architecture and implementation. Most projects are performed on a time and materials basis, with engagements generally lasting approximately two to three months. The clients of the NSCP include systems integrators, hardware manufacturers and pharmaceutical companies.

  Documentation Services Practice. In 1994, the Company initiated its Documentation Services Practice ("DSP") in its Chicago branch office. The DSP assists hardware and software vendors and other organizations in developing documentation, instruction and accompanying related materials associated with introducing new or upgrading existing products. As product development cycles continue to shorten, these services, including documentation needs analysis, design and development, project management, technical writing and graphic design and illustrations, are designed to help clients produce high-quality, cost-effective documentation under heightened scheduling constraints. In addition, the DSP provides systems documentation and process consulting services to other organizations. As of December 28, 1996, the DSP was composed of 32 professionals including project managers, technical writers, principal consultants, a quality manager and a practice manager, of whom approximately half are salaried employees and half are hourly IT consultants. Most projects are performed on a time and materials basis, with engagements generally lasting approximately three to four months.

  Application Development Practice. In November 1996, the Company acquired Sterling Information Group, Inc., the business which will form the basis for the Company's Application Development Practice. Based in Austin, Texas, the practice specializes in developing end-user applications that utilize client/server, Internet, relational database and object-oriented technologies. The core competencies utilized in the Application Development Practice include project-based software analysis, development, implementation, support services, training and outsourced software product development.

  Help Desk Practice. The Company is currently developing a Help Desk Practice to assist clients in identifying their help desk requirements and implementing and operating their help desk services. These services may range from providing consulting services to providing a complete outsourcing solution for a client's help desk needs.

THE REGISTRY'S DELIVERY MANAGEMENT SYSTEM

 The Registry's Methodology

  The Company has developed a system designed to identify, qualify, place and retain IT consultants. This system includes the following:

  Technology Sector Recruiting. Resource Management teams in each branch office recruit IT consultants who specialize in one of the five technology sectors that the Company serves. Each Resource Manager is assigned to one specific sector and is accountable for continually developing consultant relationships within, and an understanding of, that sector. This approach helps a Resource Manager stay current in a particular sector and reduce a field of potential consultants to a select list of experts particularly qualified for current openings.

  National Resource Delivery Team. The Company utilizes a National Resource Delivery Team ("NRDT"), a group of 12 Resource Managers (as of December 28,
1996) located at the Company's corporate headquarters. Communicating daily with Resource Managers in the Company's U.S. branch offices, the NRDT helps coordinate recruiting efforts with the local branch offices to provide access to consultants from across the nation when local resources for a particular skill set are scarce. The NRDT also supports local branches with on-site auxiliary recruiters to provide added support and expertise for new office openings or the rapid growth of existing offices.

  Continuous Support and Quality. The Company believes that consultant quality is of primary importance to its clients and that clients prefer to work with vendors that have substantial quality programs in place. The Company has always maintained a proactive approach to quality initiatives, and its quality programs include a consultant orientation and a review of client satisfaction 30 days after the beginning of each engagement and at the end of each engagement. The Company actively solicits feedback from clients and IT consultants in the areas of productivity, technical performance and compatibility, as well as overall quality of the service provided, which then forms the basis for the Company's statistical analysis for quality improvement programs.

  Consultant Retention and Benefits. Clients spend valuable time and effort in the training and orientation of consultants, and, accordingly, retention until project completion is extremely important. Before completion of a project, the Company actively remarkets its consultants, which helps the Company minimize turnover. This approach allows consultants to focus on completing their current project -- often when it is in the most critical phase. The Company offers a benefits package to its hourly IT consultants which includes comprehensive medical insurance, a prescription drug card, term life insurance, individual long-term disability insurance, a 401(k) retirement plan and, subject to certain restrictions, the right to participate in the Company's stock purchase plan. These benefits underscore the Company's commitment to its consultants and further consultant loyalty and retention efforts.

 IT Consultants

  A major challenge facing IT professional services companies is the identification and retention of highly qualified software engineers and computer programmers. The Company's typical IT consultant has an average of six to eight years of experience in application development and software engineering. The Company believes that it is able to attract and retain the highest quality IT consultants by offering the following advantages:

  . Consultants work with a Resource Manager with a single technology sector focus who understands the consultants' skills and professional interests.

  . The Company provides exposure to a variety of challenging assignments that help consultants increase their skill sets and business expertise.

  . The Company actively remarkets its consultants, allowing them to concentrate on completing their current assignment.

  . The Company offers a comprehensive benefits package comparable in coverage to those offered in many permanent employment positions, including participation in the Company's stock purchase plan.

 Resource Management

  Resource Managers are responsible for soliciting, recruiting and assessing IT consultants, developing and maintaining consultant relationships and maintaining and updating the Company's database. Although Resource Managers recruit most of the Company's IT consultants through referrals from existing IT consultants, they utilize several additional recruiting methods, including local and national print advertising, participation in technical job fairs across the nation and listing a variety of current openings on the Company's home page on the World Wide Web. Resource Managers also utilize the Company's database that contains the resumes of more than 100,000 IT consultants that have been submitted to the Company directly or indirectly by such consultants in response to the Company's recruiting efforts. At any particular time, only certain of the individuals whose resumes are included in the Company's database may be available for placement by the Company; certain individuals may have accepted permanent assignments, may be working for the Company's competitors or may have left the IT services industry. Nevertheless, the Company believes that the database facilitates the identification of qualified IT consultants to the extent of their availability.

  As of December 28, 1996, the Company employed 150 Resource Managers located in its branch offices. This number exceeds the number of Account Managers by a ratio of 1.34 to 1 and reflects the Company's commitment to resource development. Resource Managers are typically college-educated individuals with experience in customer service, telemarketing and relationship management. They are compensated through a combination of base salary and bonus incentives based on consultant placements and gross profit margins.

 Account Management

  The Company's Account Managers manage its client relationships. Each Account Manager is responsible for approximately four to seven accounts, some of which may involve multiple operating units of a particular organization. The Account Manager's primary responsibility is to develop and implement a specific account plan for each assigned client. Each plan addresses the following areas: building and serving the client relationship; identifying and understanding the client's current and anticipated requirements; and expanding services to additional areas within the client's organization. The Company's Account Managers work closely with the Resource Managers to identify new assignments at existing client sites, staff assignments appropriately and market IT consultants to existing clients. As of December 28, 1996, the Company employed 112 Account Managers who are compensated through a combination of base salary and commission.

OPERATIONS AND SUPPORT SERVICES

 Regional Management

  The Company has a Regional Vice President for each of the Northeast, Midwest, Southeast, Southwest and Western Regions. The Regional Vice President is responsible for supervising Branch Managers and for developing a financial plan for the region, implementing staff development and training and coordinating marketing strategy. Each Regional Vice President serves on the Company's Executive Committee. Compensation of Regional Vice Presidents consists of a base salary plus bonus incentives relating to regional profitability.

 Branch Management

  The Company's Branch Managers are accountable for branch profitability and are responsible for day-to-day branch operations, as well as business and staff development. To date, a majority of the Company's Branch Managers have been promoted from within and thus bring with them an appreciation for the Company's culture. Management believes that this approach allows the Company to maintain consistent standards during a period of rapid growth. Branch Managers are compensated through a combination of base salary and bonus incentives based on branch profitability.

  Staffing levels of branch sales offices vary depending on the maturity of an office and range from one Account Manager to 13 Resource Managers, five Account Managers, six administrative staff persons and one Branch Manager for a larger, more established office.

  The following chart lists the Company's 37 branch offices and the fiscal year in which they were opened or acquired:

                            FISCAL YEAR
LOCATION                  OPENED/ACQUIRED
--------                  ---------------
Newton, Massachusetts...       1987
McLean, Virginia........       1987
Bloomington, Minnesota..       1989
Durham, North Carolina..       1990
Moline, Illinois........       1990
Atlanta, Georgia........       1991
Chicago, Illinois.......       1992
Richmond, Virginia......       1992
Omaha, Nebraska.........       1992
Cleveland, Ohio.........       1993
Rye Brook, New York.....       1993
Boston, Massachusetts...       1993
Ft. Lauderdale,
 Florida................       1994
Rosemont, Illinois......       1994
Dallas, Texas...........       1994
Denver, Colorado........       1994
Chicago, Illinois.......       1994
Greensboro, North
 Carolina...............       1994
Los Altos, California...       1994

                             FISCAL YEAR
LOCATION                   OPENED/ACQUIRED
--------                   ---------------
Walnut Creek,
 California..............       1994
New York, New York.......       1994
San Francisco,
 California..............       1994
St. Louis, Missouri......       1994
Santa Clara, California..       1994
Seattle, Washington......       1995
Columbus, Ohio...........       1995
Stratham, New Hampshire..       1995
Charlotte, North
 Carolina................       1995
Rolling Meadows, Illinois
 (DSP)...................       1995
New York, New York
 (NSCP)..................       1996
Walnut Creek,
 California..............       1996
Houston, Texas...........       1997
Columbia, South
 Carolina................       1997
Orlando, Florida.........       1997
Austin, Texas............       1997
Royal Tunbridge Wells,
 England.................       1997
Luxembourg...............       1997

 Corporate Services

  From its headquarters in Newton, Massachusetts and certain regional offices the Company provides its branch offices with centralized support services, including marketing, financial and accounting, legal support and purchasing. In addition, the Company has committed and expects to continue to commit substantial resources to the following areas:

  Training. The Company provides a number of training programs for its staff employees to help them stay current with emerging issues in the information technology industry. These programs include "Registry University," a four-day training and orientation workshop for new Account Managers and Resource Managers, and the "Branch Manager's Workshop," an annual series of four three-day workshops that focus on operations, business development and staff development. Drawing on the experience of the Company's most successful Resource Managers, the training department has also developed a "Best Practices" program in resource management.

  Information Services. The Company believes that its own information technology system is an important tool for enhancing productivity, promoting efficiency and improving communications within the organization. The Company also believes that its database is one of its most important assets. The Company is currently committing significant resources to improving the database search capabilities through centralization and development of a nationwide communications network.

  Human Resources. The Company believes that extending a benefits program to its IT consultants provides it with a competitive edge by promoting consultants' loyalty to the Company and enhancing its retention efforts. In this regard, the Company offers a benefits package to the Company's IT consultants nationwide. This program includes comprehensive medical insurance, a prescription drug card, term life insurance, individual long-term disability insurance, a 401(k) retirement plan and, subject to certain restrictions, the right to participate in the Company's stock purchase plan.

CLIENT BASE

  The Company focuses its sales efforts primarily on organizations with complex IT needs and during fiscal 1996 provided IT consultants to approximately 800 clients. In the six months ended December 28, 1996, approximately 30.7% of the Company's revenue was derived from its top ten customers, none of which accounted for more than 4.8% of revenue. The primary industries served by the Company are: financial services, manufacturing, communications, systems integration and pharmaceutical. The following table shows selected clients, categorized by industry group, for which the Company provided services in the six months ended December 28, 1996. The clients and their affiliates listed below generated approximately $34.1 million of revenue for the six months ended December 28, 1996, which represents approximately 23.6% of the Company's total revenue for that period.

SELECTED CLIENTS


Abbott Laboratories                           NYNEX Information Resources
Allstate Insurance Company                    Prodigy Services Corporation
American Electric Power                       Sprint Communications Company
Ameritech Services, Inc.                      L.P.
Andersen Consulting                           Sun Microsystems, Inc.
AT&T Wireless Services, Inc.                  Swiss Bank Corporation
BellSouth Long Distance, Inc.                 The Chase Manhattan Bank
Blue Cross/Blue Shield of South Carolina      The Coca-Cola Company
Chicago Mercantile Exchange                   The Commonwealth of Virginia
Digital Equipment Corp.                        Department of Transportation
First Union National Bank                     The Foxboro Company
Harvard Pilgrim Healthcare                    Union Pacific Railroad
John Hancock Mutual Life Insurance Co.        Wells Fargo Bank


COMPETITION

  The market for IT professional services is intensely competitive on both local and national levels. The market is served by numerous IT professional services companies, many of which have greater financial, technical and other resources than the Company. Some of these competitors have a nationwide presence equivalent to, or greater than, that of the Company. Within any given market, the Company and its competitors frequently compete for the same highly-skilled IT consultants and clients.

  The Company competes for IT consultants with other IT professional services providers, outsourcing and consulting companies, systems integrators, temporary personnel agencies and client companies. IT consultants, including those who work with The Registry, often seek assignments from more than one staffing company. Primary competitive factors for recruiting and retaining such professionals include: compensation, including timeliness of payment; availability of benefits; consistent flow of high quality, varied assignments; schedule flexibility; and an understanding of consultant skills and work preferences.

  The Company competes for clients with other IT professional services providers, outsourcing and consulting companies, systems integrators and, to a lesser extent, temporary personnel agencies. The Company considers large organizations with complex IT needs to be among its prime clients. Within a given market, there are a limited number of such potential clients, some of which have designated only certain IT professional services companies as approved providers of IT professional services. Primary competitive factors for obtaining and retaining clients include: careful matching of consultant skills with the client's requirements; selectivity in referral of consultant candidates; nationwide presence; consultant technical expertise; price of services; monitoring of client satisfaction during and after a placement; and general responsiveness to client needs.

  Although the Company believes that it competes favorably both in recruiting IT consultants and obtaining clients, there is no assurance that it will continue to be successful in doing so.

EMPLOYEES

  As of December 28, 1996, the Company had 1,244 employees, of whom 727 were staff IT consultants, 150 were Resource Managers, 112 were Account Managers, 60 were either Branch, Regional or corporate managers and 195 served in various administrative and accounting capacities. On that date, there were approximately 2,840 IT consultants (including the 727 staff IT consultants) working on full-time assignments for the Company's clients. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be satisfactory.

  Approximately 84.7% of the Company's non-staff IT consultants at December 28, 1996 were treated as employees of the Company for federal and state tax purposes. For such employees, the Company pays social security taxes (FICA), federal and state unemployment taxes and workers' compensation insurance premiums. The remainder of the IT consultants worked for the Company on a subcontract basis, and the Company is not responsible for such taxes under these arrangements. The Company believes that such arrangements meet the requirements of applicable law.

PROPERTIES

  The Company's executive offices are located in Newton, Massachusetts, in approximately 18,800 square feet of leased office space, under leases that expire on September 30, 2010, from the Realty Trust. See Note 9 to "Selected Consolidated Financial Data," "Certain Transactions" and Notes 13 and 15 to Consolidated Financial Statements. The Company also maintains offices and leases office space occupying between 208 and 13,173 square feet under leases terminating from March 14, 1997 to March 1, 2002 in the locations in which it maintains a branch office noted under "-- Branch Management." The Company believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

  On April 21, 1995, Ralph Kirkley Associates, Inc. ("Kirkley"), an IT services provider, filed suit against the Company in the District Court of Travis County, Texas, 353rd Judicial District, alleging that the Company breached a mixed oral and written contract with Kirkley to enter into an agreement to purchase substantially all of the assets comprising Kirkley's business. Kirkley's complaint seeks a declaratory judgment that a valid contract existed between Kirkley and the Company to enter into a purchase and sale agreement for Kirkley's assets, as well as actual damages of not less than $500,000, recovery of lost profits, exemplary damages of three times all actual damages awarded and attorney's fees and costs. The Company has filed a general denial of Kirkley's complaint and a counterclaim seeking return of the $100,000 deposit paid to Kirkley's escrow agent and other legal and equitable relief. No further actions have been taken with respect to this suit. On May 31, 1995, Kirkley filed a voluntary petition for bankruptcy under Chapter 11 in the United States Bankruptcy Court for the Western District of Texas. In the event Kirkley or the trustee in bankruptcy proceeds with the case, the Company intends to defend vigorously. The Company does not believe that the resolution of this matter will have a material adverse effect on its business, financial condition or results of operations.

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it is not currently involved in any legal proceedings the resolution of which, individually or in the aggregate, would have a material adverse effect on the Company's business, financial condition or results of operation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

   NAME                  AGE                      POSITION
   ----                  ---                      --------
G. Drew Conway..........  39 President, Chief Executive Officer and Director
Robert E. Foley.........  48 Chief Financial Officer and Treasurer
Mark W. Biscoe..........  36 Vice President, Northeast Region
Christopher T. Cain.....  33 Vice President, Southwest Region
Anthony F. Carusone.....  48 Vice President, Southeast Region
Christopher B. Egizi....  40 Vice President, Midwest Region
James F.J. McKee........  31 Vice President, Western Region
Martin E. Goober........  31 Vice President, Operations
David E. Jackson........  45 Vice President, Network Systems Consulting Practice
Robert P. Badavas.......  43 Director
Paul C. O'Brien.........  57 Director

  Mr. Conway, the founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its incorporation in May 1986 and as Treasurer from such date until March 1996. From 1983 until 1986, Mr. Conway was a founder and principal of The Experts, a technical staffing company. Mr. Conway previously served as an Account Manager with EDP Temps, a technical staffing company.

  Mr. Foley has served as Chief Financial Officer since joining the Company in July 1990 and as Treasurer since March 1996. Mr. Foley has more than 22 years of experience in finance and accounting and has served as an Adjunct Professor of Finance at Northeastern University.

  Mr. Biscoe has served as Vice President, Northeast Region, since July 1996, and Vice President, New England, from November 1995 to July 1996. Mr. Biscoe joined the Company in March 1992 and has served as Branch Manager of the Newton office and Manager of the NRDT. From 1990 until 1992, Mr. Biscoe served as Branch Manager of Triple T, Inc., a technical staffing company.

  Mr. Cain has served as Vice President, Southwest Region, since January 1995. Mr. Cain joined the Company in 1990 as an Account Manager and opened the Dallas office as Branch Manager.

  Mr. Carusone has served as Vice President, Southeast Region, since February 1994. Mr. Carusone joined the Company in February 1992 and has served as Branch Manager of the Atlanta office. From July 1990 to February 1992, Mr. Carusone was employed by Status, Inc., a personnel recruiting company.

  Mr. Egizi has served as Vice President, Midwest Region, since January 1994. Mr. Egizi was a founding staff member of the Company in 1986 and has served as Vice President, Strategic Corporate Services, Branch Manager of the Newton office and Manager of the NRDT.

  Mr. McKee has served as Vice President, Western Region, since January 1996. Mr. McKee joined the Company in November 1991 as an Account Manager and subsequently opened the Santa Clara office in June 1994 as Branch Manager and the Walnut Creek, California office in August 1995. Before joining the Company, Mr. McKee was employed as an Account Executive with Spectator Publications.

  Mr. Goober has served as Vice President, Operations, since September 1995. Mr. Goober joined the Company in January 1991 as an Account Manager, and before serving as a Director of Training, served as

Branch Manager of the Newton office, and opened the Boston office. From April 1988 until December 1990, Mr. Goober served as Senior Account Manager with Sullivan & Cogliano, a technical staffing company.

  Mr. Jackson has served as Vice President, Network Systems Consulting Practice, since November 1994. Mr. Jackson joined the Company when Axiom Consulting Group, Inc., the network implementation consulting firm he founded in December 1991, was acquired by the Company. From 1989 to 1991, Mr. Jackson served as Vice President of Sales and Marketing of The DMW Group, Inc., a network management consulting firm. Mr. Jackson has 22 years of experience in the networking and communications industry.

  Mr. Badavas became a director of the Company in May 1996. Mr. Badavas has been President and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, since December 1995. From October 1986 through October 1995, Mr. Badavas was employed by Chipcom Corporation, a manufacturer of computer networking intelligent switching systems, where he served as Senior Vice President, Finance, from July 1994 to October 1995, Vice President, Finance, from October 1986 to July 1994 and Chief Financial Officer and Treasurer, from October 1986 to October 1995.

  Mr. O'Brien became a director of the Company in April 1996. Mr. O'Brien is the President of The O'Brien Group, Inc., a consulting firm in the areas of community relations and external affairs that he founded in January 1995. Before founding The O'Brien Group, Mr. O'Brien was employed by New England Telephone and Telegraph Company, most recently as Chairman of the Board from June 1993 to December 1994 and as President and Chief Executive Officer from October 1988 to June 1993. Mr. O'Brien is also a director of Bank of Boston Corporation, Cambridge NeuroScience, Inc., First Pacific Networks Inc., Shiva Corporation and Chairman of the Board of View Tech Inc.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

  The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, presently composed of Messrs. Badavas and O'Brien, reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent accountants. The Compensation Committee, also composed of Messrs. Badavas and O'Brien, reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administer various compensation and benefit plans, including the 1996 Stock Plan and the 1996 Employee Stock Purchase Plan. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

  The Company's Restated Articles of Organization provide that the Board of Directors is classified into three classes, with the members of the respective classes serving for staggered three-year terms. The first class consists of Mr. Badavas, the second class consists of Mr. O'Brien and the third of Mr. Conway. At each annual meeting of stockholders, nominees for director will be eligible for re-election or election for three-year terms. See "Description of Capital Stock -- Massachusetts Law and Certain Provisions of the Company's Articles of Organization and By-Laws."

DIRECTOR COMPENSATION

  Directors of the Company who are not officers or employees of the Company are paid $1,000 for each Board meeting attended and an annual fee of $1,000 for each membership on a committee of the Board. In addition, each non-employee director is granted stock options pursuant to the Company's 1996 Eligible Directors Stock Plan described under "Stock Awards."

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding all compensation received by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during fiscal 1996 and 1995 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                                           (1)                 SECURITIES
NAME AND PRINCIPAL POSITION       YEAR  SALARY   BONUS   UNDERLYING OPTIONS
---------------------------       ---- -------- -------- ------------------
G. Drew Conway................... 1996 $520,000 $    --           --
President and Chief Executive     1995  537,500      --           --
Officer
Anthony F. Carusone.............. 1996   91,940  199,052       50,000
Vice President, Southeast Region  1995   75,260  120,231          --
Christopher B. Egizi............. 1996  201,800   80,000       60,000
Vice President, Midwest Region    1995  201,400   12,500          --
Mark W. Biscoe................... 1996   97,745  167,867       50,000
Vice President, Northeast Region  1995   86,269   71,308          --
Martin E. Goober................. 1996  118,600  139,000       50,000
Vice President, Operations        1995  109,132   47,500          --

--------
(1) Annual compensation amounts do not include the dollar value of perquisites and other personal benefits which did not exceed the lesser of $50,000 or 10 percent of salary and bonus for any Named Executive Officer.

EMPLOYMENT AGREEMENTS

  Effective June 30, 1996, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Conway pursuant to which Mr. Conway is employed as President and Chief Executive Officer of the Company. The Employment Agreement provides for a term of four years and an annual base salary of $400,000, $425,000, $475,000 and $525,000 in the first through fourth years of the term. Mr. Conway is also eligible for a bonus based on performance criteria pre-established by the Compensation Committee for each year and subject to a maximum limitation of $160,000 in the first year. The Employment Agreement provides that if Mr. Conway's employment is terminated without "cause" (as defined in the Employment Agreement) or if Mr. Conway terminates his employment for "good reason" (as defined in the Employment Agreement), the Company will pay Mr. Conway severance equal to two years of base compensation plus a portion of the bonus paid or payable with respect to the immediately preceding full employment year based on days of service in the year of termination. In addition, if Mr. Conway's employment is terminated at the end of the Employment Agreement, he will be entitled to severance equal to one year of base compensation. The Employment Agreement also contains non-competition and non-solicitation covenants during the employment term and for a two-year period thereafter. Mr. Conway is also provided with certain registration rights with respect to his shares of Common Stock, described under "Description of Common Stock."

  No stock options were granted during fiscal 1995 to any Named Executive Officer. The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive
Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
             ------------------------------------------------
                                                               POTENTIAL REALIZABLE
              NUMBER OF   PERCENT OF                             VALUE AT ASSUMED
             SECURITIES  TOTAL OPTIONS                         ANNUAL RATES OF STOCK
             UNDERLYING   GRANTED TO   EXERCISE OR            PRICE APPRECIATION FOR
               OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION    OPTION TERMS (2)
NAME         GRANTED (1)  FISCAL YEAR   ($/SHARE)     DATE        5%         10%
----         ----------- ------------- ----------- ---------- -----------------------
G. Drew
Conway.....      --           --           --         --         --          --
Anthony F.
Carusone...    50,000         4.0%       $11.00     3/06/06   $  345,892 $    876,558
Christopher
B. Egizi...    60,000         4.8%       $11.00     3/06/06   $  415,070 $  1,051,870
Mark W.
Biscoe.....    50,000         4.0%       $11.00     3/06/06   $  345,892 $    876,558
Martin E.
Goober.....    50,000         4.0%       $11.00     3/06/06   $  345,892 $    876,558

--------
(1) The expiration date of each option is the tenth anniversary of the date on which it was originally granted. These options are exercisable in five equal installments commencing on December 10, 1996 and annually thereafter commencing on December 15, 1997.
(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on June 29, 1996. No options were exercised by any of the Named Executive Officers during fiscal 1995 or 1996 and at fiscal year-end no options were exercisable.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED     IN-THE-MONEY
                                       OPTIONS AT FISCAL     OPTIONS AT FISCAL
NAME                                        YEAR END            YEAR END (1)
----                                 ---------------------- --------------------
G. Drew Conway......................            --                      --
Anthony F. Carusone.................         50,000              $  912,500
Christopher B. Egizi................         60,000              $1,095,000
Mark W. Biscoe......................         50,000              $  912,500
Martin E. Goober....................         50,000              $  912,500

--------
(1) Value is based upon the difference between the fair market value of $29.25 per share, which was the closing sale price per share of Common Stock on the Nasdaq National Market on the last trading day of the 1996 fiscal year, less the option exercise price payable per share multiplied by the number of shares underlying the option.

  No stock appreciation rights were granted to any Named Executive Officer during fiscal 1995 or 1996, nor were any outstanding at June 29, 1996.

STOCK PLANS

  1996 Stock Plan. The Company's 1996 Stock Plan was approved by the Board of Directors on March 6, 1996 and by the then sole stockholder on March 22, 1996. On January 9, 1997, the Board of Directors, subject to stockholder approval, voted to amend the 1996 Stock Plan by increasing the number of shares of Common Stock available for issuance thereunder by 2,000,000, to an aggregate of 3,600,000 shares of Common Stock. Mr. Conway, who will own approximately 50.1% of the outstanding shares of the Company's Common Stock after the offering, has indicated that he will vote as a stockholder in favor of such amendment. The 1996 Stock Plan provides for the grant or award of stock options, restricted stock and stock bonus awards (collectively, the "Awards"). Stock options granted under the 1996 Stock Plan may be either incentive stock options or non-qualified stock options. The purpose of the 1996 Stock Plan is to attract and retain outstanding employees through stock incentives. Regular full-time employees of the Company, including officers but excluding directors who are not officers, are eligible to receive Awards.

  The 1996 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 1996 Stock Plan, the Committee has the authority to designate participants and determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Awards. All Awards shall be evidenced by an Award agreement between the Company and the participant.

  Although the Committee determines the prices at which options and other Awards may be exercised under the 1996 Stock Plan, the exercise price of an incentive stock option shall be at least 100% of the fair market value (as determined under the terms of the 1996 Stock Plan) of a share of Common Stock on the date of grant. Upon stockholder approval of the amendment referred to above, the aggregate number of shares of Common Stock available for Awards under the Plan will be 3,600,000. No Awards may be made under the 1996 Stock Plan after March 6, 2006. As of December 28, 1996, options to purchase an aggregate of 1,145,510 shares of Common Stock were outstanding under the 1996 Stock Plan.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors and approved by the then sole stockholder on March 29, 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), will be implemented by one offering during each six-month period and is administered by the Board of Directors of the Company or by the Compensation Committee. Employees are eligible to participate if they have been employed by the Company for at least 18 months. The 1996 Purchase Plan permits eligible employees to purchase up to 200 shares of Common Stock in any six-month offering period through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each six-month offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The 1996 Purchase Plan will terminate on March 29, 2006.

  1996 Eligible Directors Stock Plan. The Company's 1996 Eligible Directors Stock Plan (the "Directors Stock Plan") was approved by the Board of Directors and by the Company's then sole stockholder on March 29, 1996. Under the Directors Stock Plan, each director who is not an officer, employee or consultant of the Company or any subsidiary of the Company (an "outside director") will be granted, upon first being elected to the Board of Directors, an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value on the date of the grant. A total of 100,000 shares of Common Stock are available for awards under the Directors Stock Plan. The options granted under the Directors Stock Plan vest in four equal annual installments commencing one year after the date of grant. No options may be granted under the Directors Stock Plan after March 29, 2006. In connection with their initial election to the Board of Directors, each of Messrs. O'Brien and Badavas was granted an option to purchase 20,000 shares at an exercise price of $11.00 per share in the case of Mr. O'Brien and $13.00 per share in the case of Mr. Badavas, the fair market value of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Company's initial public offering in June 1996, the Company had no Compensation Committee or other committee performing similar functions and decisions concerning executive compensation were made by Mr. Conway, the President, Chief Executive Officer and then sole stockholder of the Company, together with Mr. Foley, the Chief Financial Officer of the Company. Since June 1996, decisions concerning executive compensation have been made by the Compensation Committee, consisting of Messrs. O'Brien and Badavas, neither of whom is or has ever been an officer, employee or consultant of the Company.

                             CERTAIN TRANSACTIONS

  On September 19, 1995, the Company entered into four lease agreements, each with a term ending on September 30, 2010, with the Realty Trust for a total of approximately 18,800 square feet of office space located at 189 Wells Avenue, Newton, Massachusetts at an annual rent of approximately $357,000. The Company's executive offices are located in these spaces. Mr. Conway is the sole beneficiary of the Realty Trust and Mr. Foley is the trustee of the Realty Trust. Management believes that the terms of each lease agreement are no less favorable to the Company than could be obtained in a transaction with an unrelated third party.

  The Realty Trust acquired the building in August 1992 with approximately $170,000 borrowed from the Company pursuant to the Realty Trust Loan described below and approximately $1,650,000 in bank financing. The Realty Trust, and not the Company, acquired the building based on the advice of the Company's advisors and lending banks that (i) the Company should not be in the business of owning and operating real estate and (ii) the Company should not be burdened by additional debt on its books, given its debt to equity ratio. In connection with the refinancing of the Realty Trust's mortgage on the building in September 1995, approximately $649,000 of the proceeds from the refinancing were distributed to Mr. Conway. See Note 15 to Consolidated Financial Statements. Pursuant to the terms of the loan between the Realty Trust and the Company, the Realty Trust repaid the outstanding loan balances upon the closing of the Company's initial public offering and the Realty Trust now has an equity interest in the building.

  Beginning in May, 1990 the Company made certain loans ("Loans") to Mr. Conway. The largest amount outstanding under all such Loans was $1,108,982 on September 25, 1995. The outstanding balance under the Loans accrued interest at the rate of 10% per annum. Of these proceeds, $300,000 was used for capital contributions to America's Registry and the balance was used for personal purposes. Mr. Conway repaid all of such indebtedness, including accrued interest, following the Company's initial public offering in June 1996.

  Beginning on August 25, 1992, the Company made certain loans to the Realty Trust, used to purchase and operate the office building at 189 Wells Avenue, Newton, Massachusetts, in which the Company's executive offices are located (the "Realty Trust Loan"). The largest amount outstanding under such loans was $420,988 as of May 30, 1996, the date of the note evidencing such indebtedness. Pursuant to the terms of the Realty Trust Loan, the Realty Trust repaid the outstanding balances thereunder following the Company's initial public offering in June 1996.

  In December 1995, America's Registry paid dividends to Mr. Conway totaling $861,500, of which amount Mr. Conway used $645,000 to repay principal and accrued interest on the Loans. SCR paid cash dividends of approximately $1,447,000 and $515,000 in fiscal 1996 and the first six months of fiscal 1997, respectively, to the former stockholders of SCR. In December 1996, the Realty Trust paid a cash dividend of $25,000 to Mr. Conway, which was used to repay certain indebtedness of Mr. Conway to the Company. See "Dividend Policy."


  In November 1994, the Company acquired Axiom Consulting Group, Inc. ("Axiom") (currently doing business as "Network Systems Consulting Practice" or "NSCP") pursuant to a Stock Purchase Agreement dated as of November 30, 1994 by and among the Company, Axiom and each of the stockholders of Axiom (the "Purchase Agreement"). Mr. Jackson was President and a principal stockholder of Axiom and, in exchange for his stock, received $97,500 at the closing of the acquisition and a subordinated, non-negotiable promissory note in the principal amount of $292,500, with interest at the prime rate as recalculated on each anniversary of the note, payable in six equal semi-annual installments commencing May 30, 1996. In addition, Mr. Jackson is eligible to receive certain additional payments for his stock equal to 39% (representing his equity interest in Axiom) of an amount equal to (i) 30% of the net profits, if any, of NSCP (determined in accordance with the Purchase Agreement) for the twelve months ended November 30, 1996, plus (ii) 25% of the net profits, if any, of NSCP for the twelve months ended November 30, 1997, plus (iii) 20% of the net profits, if any, of NSCP for the twelve months ended November 30, 1998, provided that if the actual total revenue for NSCP (determined in accordance with the Purchase Agreement) for the twelve months ended November 30, 1998 exceeds the revenue targeted for such period in NSCP's strategic plan, then the payment shall equal the greater of 20% of the net profit, if any, of NSCP for the twelve months ended November 30, 1998 or $3 million less the aggregate amount of contingent payments previously paid under clauses (i) and (ii) above.

  Mr. O'Brien, a director of the Company, is a director of Bank of Boston Corporation. The First National Bank of Boston, a subsidiary of Bank of Boston Corporation, serves as the Company's Transfer Agent and Registrar.

  The Company has adopted a policy that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth as of January 29, 1997, and as adjusted to reflect the sale of the shares offered hereby, certain information with respect to the beneficial ownership of the Common Stock by: (i) each person known by the Company to beneficially own more than 5% of the Common Stock;
(ii) each director of the Company; (iii) each of the Named Executive Officers;
(iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                         SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                           OWNED PRIOR TO                    OWNED AFTER THE
                                            OFFERING (1)          NUMBER     OFFERING (1)(2)
DIRECTORS, NAMED EXECUTIVE OFFICERS AND  ----------------------- OF SHARES -----------------------
  5% AND SELLING STOCKHOLDERS              NUMBER     PERCENT     OFFERED    NUMBER     PERCENT
---------------------------------------  ------------ ---------- --------- ------------ ----------
G. Drew Conway (3)+
 Director, President and
 Chief Executive
 Officer................                    7,697,560     60.4%   700,000     6,997,560     50.1%
Robert P. Badavas
 Director...............                        5,000        *         --         5,000        *
Paul C. O'Brien
 Director...............                        5,000        *         --         5,000        *
Mark W. Biscoe (4)
 Vice President,
 Northeast Region.......                       12,400        *         --        12,400        *
Anthony F. Carusone (4)
 Vice President,
 Southeast Region.......                       12,200        *         --        12,200        *
Christopher B. Egizi (5)
 Vice President, Midwest
 Region.................                       19,200        *         --        19,200        *
Martin E. Goober (4)
 Vice President,
 Operations.............                       11,950        *         --        11,950        *
James D. Campbell.......                      122,943      1.0     61,471        61,472        *
William J. Campbell
 (6)(7).................                      715,158      5.6    353,463       361,695      2.6
Charles E. Entrekin,
 Jr.....................                      263,450      2.1    131,725       131,725        *
Essex Performance Fund
 L.P. ..................                       37,047        *     18,523        18,524        *
Essex Special Growth
 Opportunities Fund
 L.P. ..................                        4,802        *      2,401         2,401        *
Essex High Technology
 Foreign Fund L.P. .....                       11,663        *      5,831         5,832        *
Essex New Discovery Fund
 L.P. ..................                       21,954        *     10,977        10,977        *
Thomas W. Fife (6)......                       20,855        *      6,311        14,544        *
James J. Flaherty.......                      153,182      1.2     58,333        94,849        *
Patrick J. Flaherty.....                      153,182      1.2     58,333        94,849        *
Timothy J. Guilfoil.....                      153,182      1.2     58,333        94,849        *
Judith Hamilton (6).....                       20,855        *      6,311        14,544        *
Santosh S. Krishnan.....                      153,182      1.2     58,333        94,849        *
Luke Family Trust (8)...                       31,833        *     12,623        19,210        *
William Magidson (9)....                        1,920        *        823         1,097        *
Donald C. Peterson......                      153,182      1.2     58,333        94,849        *
Raj Ponnuswamy..........                      153,182      1.2     58,333        94,849        *
Marc L. Steuer (6)......                       20,855        *      6,311        14,544        *
Guy J. Vaillancourt
 (10)...................                       27,991        *      3,018        24,973        *
Robert Warshawer........                      179,475      1.4     89,737        89,738        *
Charles Yazel...........                       12,623        *      6,311         6,312        *
All directors and
 executive officers as a
 group (11 persons).....                    7,808,210     61.0%   700,000     7,108,210     50.6%

--------
  + c/o The Registry, Inc.
    189 Wells Avenue
    Newton, MA 02159
  * Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days following the date of this Prospectus are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 450,000 shares of Common Stock from the Company. If the over-allotment option is exercised in full, Mr. Conway will own 48.5% of the total Common Stock outstanding after completion of the offering.
 (3) Includes 2,200 shares of Common Stock held by trusts for which Mr. Conway serves as trustee.
 (4) Includes 10,000 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
 (5) Includes 12,000 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
 (6) Includes 8,232 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
 (7) Two trusts affiliated with Mr. Campbell, The Campbell 1997 Charitable Trust UA dated 1/16/97 (the "Campbell Charitable Trust") and The Campbell/Murphy Revocable Trust UA dated 8/17/94 (the "Campbell Revocable Trust") hold 200,000 and 466,200 shares of Common Stock, respectively. Of the 353,463 shares offered by Mr. Campbell, 200,000 are being sold by the Campbell Charitable Trust and 153,463 are being sold by the Campbell Revocable Trust, respectively. The address for Mr. Campbell is c/o Application Resources, Inc., 300 Montgomery St., San Francisco, CA 94104.
 (8) Includes 6,586 shares of Common Stock issuable upon exercise of options which are held by a trustee of the Luke Family Trust and are currently exercisable or exercisable within 60 days.
 (9) Includes 274 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
(10) Includes 21,954 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares, of which 49,000,000 shares are designated Common Stock, no par value per share, and 1,000,000 shares are designated Preferred Stock, par value $0.10 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's restated articles of organization ("Articles of Organization") and amended and restated by-laws ("By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of January 29, 1997, there were 12,740,923 shares of Common Stock outstanding, held of record by approximately 70 stockholders. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering will be, fully paid and nonassessable. The rights, privileges and preferences of Common Stock are subject to, and could be adversely affected by, the issuance of Preferred Stock.

PREFERRED STOCK

  Pursuant to the Company's Articles of Organization, the Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock. Within the limitations established by law, the Board of Directors is authorized to fix or alter the dividend rights, dividend rates, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preference, conversion rights, voting rights and other rights of any unissued shares of Preferred Stock, and to fix and amend the number of shares constituting any issued or unissued series and the designation thereof, or any of the foregoing. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. Upon the completion of this offering, the Company will have no shares of Preferred Stock outstanding. At present the Company has no plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF ORGANIZATION AND BY-LAWS

  The Company has elected to be governed by Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors before becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an election would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder before such election.

  Massachusetts General Laws Chapter 156B, Section 50A, generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, with one class to be elected each year to a three-year term. This statute also provides that directors of publicly-held Massachusetts corporations may only be removed for "cause." "Cause" includes (i) a felony conviction, (ii) declaration of an unsound mind, or (iii) intentional misconduct or a knowing violation of law, if the director derives an improper and substantial personal benefit from his actions and his actions materially injure the Company. This statute further provides that (a) vacancies and newly-created directorships may be filled solely by a majority vote of directors remaining in office, (b) directors elected to fill any vacancy hold office for the remainder of the full term of the class to which they are elected, (c) no decrease in the number of directors shortens the term of any incumbent director, and (d) the number of directors is to be fixed only by vote of the board. The Company has elected not to be governed by Chapter 156B, Section 50A, but has included provisions substantially similar to those of Section 50A in its Articles of Organization and By-laws. The classification of Directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. This delay will provide the Board of Directors with additional time to evaluate proposed takeover efforts and other extraordinary corporate transactions, to consider appropriate alternatives to such proposals and to act in what it believes to be the best interest of the stockholders. The classified Board of Directors provision may only be amended, altered, changed or repealed, and any inconsistent provision may only be adopted, by a vote of holders of 75% of the shares entitled to vote at an election of directors.

  The Company's Articles of Organization include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires beneficial ownership of 20% or more or the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. (For purposes of the statute, a person is not deemed to be a beneficial owner of shares as to which such person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote.) The Board of Directors may amend the Company's By-laws at any time to subject the Company to this statute prospectively.

  The Company's By-laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. In the case of an annual meeting or a special meeting in lieu of an annual meeting, a notice by a stockholder of a planned nomination must be given not more than 90 days and not less than 60 days before the first anniversary of the preceding year's annual meeting, provided that if the date of the annual meeting or special meeting in lieu of an annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder must be given not more than 90 days before the meeting and not less than the later of 60 days before the meeting or 10 days after the date on which public announcement of the date of the meeting is first made by the Company. In the case of a special meeting (other than a special meeting in lieu of an annual meeting), notice by a stockholder must be given not more than 90 days before such meeting and not less than the later of 60 days before such meeting or 10 days after the date on which public announcement of the date of the meeting is first made by the Company. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

  The By-laws require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company in accordance with certain procedures specified in the By-Laws, including a timetable for notification identical to the timetable for nominating members of the Board of Directors described in the preceding paragraph. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal.

  The By-laws require the Company to call a special meeting of stockholders at the request of stockholders holding at least 40% of the voting power of the Company, the minimum threshold for publicly-held Massachusetts corporations required by Massachusetts General Laws, Chapter 156B, Section 34. Upon adoption, certain provisions in the Company's By-laws pertaining to stockholders and directors (including the provisions described above pertaining to nominations and the presentation of business before a meeting of the stockholders) may not be amended and no provision inconsistent therewith may be adopted without the approval of either the Board of Directors or the holders of at least 75% of the voting power of the Company.

  The Company's Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches in their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Articles of Organization provide that the Company shall indemnify each person who is or was a director, officer, employee or other agent of the Company, and each person who is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses reasonably incurred by any such person in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company and provided that indemnification for matters that are settled requires approval by (i) a majority of disinterested directors, or if there are not at least two such directors, a majority of the directors based upon a finding by independent legal counsel that the statutory standard appears to have been met; (ii) the holders of a majority of the shares of stock entitled to vote for directors of the Company, exclusive of shares held by interested directors and officers; or
(iii) a court of competent jurisdiction.

  The Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with a 10% or greater stockholder or its affiliates must be authorized by the approval of the holders of 75% of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that such transactions may be approved by the holders of a majority of the shares of each class of stock entitled to vote thereon if (i) they have been authorized by a majority of the members of the Board of Directors who are not affiliates of the 10% stockholder and were directors before the 10% stockholder acquired his interest or who are successors to such directors, having been recommended to succeed such directors by a majority of the continuing directors; and (ii) the requirements of any other applicable provision of the Articles of Organization have been met.

  Subject to the above limitations, the Articles of Organization provide that certain transactions, including the sale, lease or exchange of all or substantially all of the property or assets of the Company, or the merger or consolidation of the Company, which under the Massachusetts Business Corporation Law would otherwise require approval by the affirmative vote of two-thirds of the shares of each class of stock entitled to vote thereon, may be approved by the vote of a majority of such stockholders, provided that a majority of the Board of Directors has recommended approval of the transaction to the stockholders.

  Certain of the provisions of the Articles of Organization and By-Laws discussed above would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a potentially higher market price.

REGISTRATION RIGHTS

  In connection with his Employment Agreement with the Company, Mr. Conway has been provided with registration rights that entitle him to notice of, and inclusion of shares of Common Stock in, any registration of shares of Common Stock by the Company for its account or otherwise (other than certain registrations relating solely to employee benefit plans or certain business combinations), provided that in any underwritten offering, the number of shares of Common Stock that Mr. Conway may include in such offering will be subject to reduction before any reduction of shares of Common Stock by the Company if the underwriters determine that marketing factors require a limitation on the number of shares to be included in the offering.

  In connection with the acquisition of ARI, the Company granted registration rights to the former stockholders of ARI. As a result, the holders of 1,431,682 shares of Common Stock (the "ARI Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). On no more than three occasions, these holders have the right to require the Company to effect the registration of all or a portion of the ARI Registrable Securities under the Securities Act, subject to certain conditions and limitations.

  In connection with the acquisition of SCR, the Company granted registration rights to the former stockholders of SCR. As a result, the holders of 919,092 shares of Common Stock (the "SCR Registrable Securities," and together with the ARI Registrable Securities, the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. On no more than one occasion, these holders have the right to require the Company to effect the registration of all or a portion of SCR Registrable Securities under the Securities Act, subject to certain conditions and limitations.

  In addition, in the event the Company proposes to register any of its securities under the Securities Act either for its own account or the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and may request the Company to include all or a portion of their Registrable Securities in such registration, subject to certain marketing and other limitations. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of Registrable Securities included in such registrations. All of the shares of Common Stock being sold by the Selling Stockholders in this offering are being sold pursuant to registration rights.

  The Company has agreed to bear all expenses incurred in connection with any such registrations, other than the fees and disbursements of counsel selected by the holders of the Registrable Securities and underwriting commissions and discounts applicable to such Registrable Securities.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc., Montgomery Securities and J.C. Bradford & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                     NUMBER OF
                                                                     SHARES OF
UNDERWRITER                                                         COMMON STOCK
-----------                                                         ------------
Adams, Harkness & Hill, Inc........................................    755,000
Montgomery Securities..............................................    755,000
J.C. Bradford & Co.................................................    755,000
Alex. Brown & Sons Incorporated....................................     70,000
Donaldson, Lufkin & Jenrette Securities Corporation................     70,000
Lehman Brothers Inc. ..............................................     70,000
Oppenheimer & Co., Inc. ...........................................     70,000
PaineWebber Incorporated...........................................     70,000
Prudential Securities Incorporated.................................     70,000
Robert W. Baird & Co. Incorporated.................................     35,000
Cleary Gull Reiland & McDevitt Inc. ...............................     35,000
Hanifen, Imhoff Inc. ..............................................     35,000
Janney Montgomery Scott Inc. ......................................     35,000
Legg Mason Wood Walker Incorporated................................     35,000
Raymond James & Associates, Inc. ..................................     35,000
The Robinson-Humphrey Company, Inc. ...............................     35,000
Rodman & Renshaw, Inc. ............................................     35,000
Unterberg Harris...................................................     35,000
                                                                     ---------
  Total............................................................  3,000,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession not in excess of $1.26 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 3,000,000 shares of Common Stock offered hereby.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans and in connection with certain acquisitions, subject to certain restrictions. In addition, G. Drew Conway, the President, Chief Executive Officer and principal stockholder of the Company, who will hold an aggregate of 6,997,560 shares of Common Stock following the offering, for a period of 180 days after the date of this Prospectus, and the Company's executive officers, directors and certain Selling Stockholders, who will hold an aggregate of 1,434,008 shares after the offering, for a period of 90 days after the date of this Prospectus, have agreed with the Underwriters not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions, without the prior written consent of Adams, Harkness & Hill, Inc.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the cooling off period.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF COMMON STOCK

  The validity of the Common Stock being offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of The Registry, Inc. as of June 29, 1996 and June 24, 1995, and for the years ended June 29, 1996, June 24, 1995 and May 31, 1994, included in this Prospectus, except as they relate to Application Resources, Inc. as of December 31, 1995 and for the year then ended and for the three month period ended December 31, 1994, and Shamrock Computer Resources, Ltd. as of December 31, 1995 and for each of the two years in the period then ended, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Application Resources, Inc. and Shamrock Computer Resources, Ltd. as of September 30, 1996 and for the nine month period then ended and the financial statements of the Consulting Services Division of The Application Group, Inc. for the nine month period ended September 30, 1994 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Application Resources, Inc. as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the three month period ended December 31, 1994, included in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Shamrock Computer Resources, Ltd. as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus have been so included in reliance on the report of Graves, McKenna, Lundeen & Almquist, P.L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Web site is http://www.sec.gov.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
THE REGISTRY, INC.
  Report of Price Waterhouse LLP..........................................  F-2
  Consolidated Balance Sheet as of June 24, 1995, June 29, 1996 and
   December 28, 1996 (unaudited)..........................................  F-3
  Consolidated Statement of Income for the Years Ended May 31, 1994, June
   24, 1995 and June 29, 1996 and for the Six Months Ended December 30,
   1995 (unaudited) and December 28, 1996 (unaudited).....................  F-4
  Consolidated Statement of Changes in Stockholders' Equity for the Years
   Ended May 31, 1994, June 24, 1995 and June 29, 1996 and for the Six
   Months Ended December 28, 1996 (unaudited).............................  F-5
  Consolidated Statement of Cash Flows for the Years Ended May 31, 1994,
   June 24, 1995 and June 29, 1996 and for the Six Months Ended December
   30, 1995 (unaudited) and December 28, 1996 (unaudited).................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
APPLICATION RESOURCES, INC.
  Report of Price Waterhouse LLP.......................................... F-26
  Balance Sheet as of September 30, 1996.................................. F-27
  Statement of Income for the Nine Months Ended September 30, 1996 and
   September 30, 1995 (unaudited)......................................... F-28
  Statement of Changes in Stockholders' Equity for the Nine Months Ended
   September 30, 1996..................................................... F-29
  Statement of Cash Flows for the Nine Months Ended September 30, 1996 and
   September 30, 1995 (unaudited)......................................... F-30
  Notes to Financial Statements........................................... F-31
  Report of Ernst & Young LLP............................................. F-39
  Balance Sheets as of December 31, 1994 and December 31, 1995............ F-40
  Statements of Income for the Three Months Ended December 31, 1994 and
   for the Year Ended December 31, 1995................................... F-41
  Statement of Shareholders' Equity for the Three Months Ended December
   31, 1994 and for the Year Ended December 31, 1995...................... F-42
  Statements of Cash Flows for the Three Months Ended December 31, 1994
   and for the Year Ended December 31, 1995............................... F-43
  Notes to Financial Statements........................................... F-44
CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.
  Report of Price Waterhouse LLP.......................................... F-49
  Statement of Operations for the Nine Months Ended September 30, 1994.... F-50
  Statement of Cash Flows for the Nine Months Ended September 30, 1994.... F-51
  Notes to Financial Statements........................................... F-52
SHAMROCK COMPUTER RESOURCES, LTD.
  Report of Price Waterhouse LLP.......................................... F-55
  Balance Sheet as of September 30, 1996.................................. F-56
  Statement of Income for the Nine Months Ended September 30, 1996 and
   September 30, 1995 (unaudited) ........................................ F-57
  Statement of Changes in Stockholders' Equity for the Nine Months Ended
   September 30, 1996..................................................... F-58
  Statement of Cash Flows for the Nine Months Ended September 30, 1996 and
   September 30, 1995 (unaudited)......................................... F-59
  Notes to Financial Statements........................................... F-60
  Report of Graves, McKenna, Lundeen & Almquist, P.L.L.P.................. F-64
  Balance Sheets as of December, 31, 1995 and December 31, 1994........... F-65
  Statements of Income for the Years Ended December 31, 1995 and December
   31, 1994............................................................... F-66
  Statements of Changes in Stockholders' Equity for the Years Ended
   December 31, 1995 and December 31, 1994................................ F-67
  Statements of Cash Flows for the Years Ended December 31, 1995 and
   December 31, 1994...................................................... F-68
  Notes to Financial Statements........................................... F-69

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Registry, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The Registry, Inc. and its subsidiaries (the "Company") at June 29, 1996 and June 24, 1995, and the results of their operations and their cash flows for each of the two years in the period ended June 29, 1996, for the one month ended June 25, 1994 (not presented separately herein), and for the year ended May 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Application Resources, Inc., a wholly-owned subsidiary, as of December 31, 1995 and for the year then ended, or for the three month period ended December 31, 1994. We also did not audit the financial statements of Shamrock Computer Resources, Ltd., a wholly-owned subsidiary, as of December 31, 1995 and for each of the two years in the period then ended. These statements reflect total assets of $10,635,000 at December 31, 1995 (which are included in the accompanying June 24, 1995 consolidated balance sheet), and total revenues of $55,298,000 and $22,008,000 for the years ended December 31, 1995 and 1994, respectively (which are included in the accompanying consolidated statement of income for the years ended June 24, 1995 and May 31, 1994, respectively). Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Application Resources, Inc. and Shamrock Computer Resources, Ltd. for these periods, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
July 26, 1996, except as to
Note 4 which is as of
November 27, 1996

                               THE REGISTRY, INC.

                           CONSOLIDATED BALANCE SHEET
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 JUNE 24,  JUNE 29,  DECEMBER 28,
                                                   1995      1996        1996
                                                 --------  --------  ------------
                                                                     (UNAUDITED)
                     ASSETS
Current assets:
  Cash and cash equivalents..................... $ 1,804   $13,707     $ 7,090
  Accounts receivable, net of allowance for
   doubtful accounts of $349, $513 and $887 at
   June 24, 1995, June 29, 1996 and December 28,
   1996, respectively...........................  30,274    42,439      55,597
  Notes receivable from related parties.........     422        82          78
  Deferred income taxes.........................     --         47       1,191
  Other current assets..........................     546       924       1,215
                                                 -------   -------     -------
      Total current assets......................  33,046    57,199      65,171
Fixed assets, net...............................   3,628     6,979       9,136
Notes receivable from officers..................   1,121        60          90
Other assets....................................   1,303       917      15,491
Deferred income taxes...........................     180        35         720
                                                 -------   -------     -------
                                                 $39,278   $65,190     $90,608
                                                 =======   =======     =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit................................ $17,938   $ 1,885     $10,171
  Current portion of capital lease obligations..     --         77          67
  Current portion of long-term debt.............   1,029       344       9,674
  Accounts payable..............................   2,227     2,652       1,992
  Accrued salaries and wages....................   3,351     4,946       6,161
  Other accrued expenses........................   2,802     5,401       8,441
  Income taxes payable..........................     209     2,082       1,972
  Deferred income taxes.........................     484        89         150
                                                 -------   -------     -------
      Total current liabilities.................  28,040    17,476      38,628
                                                 -------   -------     -------
Deferred income taxes...........................   1,167       673         900
                                                 -------   -------     -------
Capital lease obligations.......................     --         52          25
                                                 -------   -------     -------
Long-term debt..................................   1,769     2,600       2,492
                                                 -------   -------     -------
Commitments and contingencies (Notes 3, 13 and
 17)
Stockholders' equity:
  Preferred stock, no par value:
   Authorized--5,000,000 shares; issued and
   outstanding--2,448,000 shares at June 24,
   1995 and June 29, 1996 (liquidating
   preference $1,934); no shares at December 28,
   1996.........................................   1,916     1,916         --
  Preferred stock, $.10 par value (Note 10) ....     --        --          --
  Common stock, no par value:
   Authorized--49,000,000 shares; issued and
   outstanding--4,257,558 shares at June 24,
   1995, 11,833,515 shares at June 29, 1996 and
   12,607,314 shares at
   December 28, 1996............................     176       179       4,702
  Common stock, $.01 par value:
   Authorized, issued and outstanding--200,000
   shares at June 24, 1995 and no shares at June
   29, 1996 and December 28, 1996...............       2       --          --
  Additional paid-in capital....................     918    35,434      36,687
  Treasury stock (48,143 shares at December 28,
   1996)........................................     --        --       (2,000)
  Notes receivable from stockholders............    (226)     (226)       (226)
  Deferred stock compensation...................    (195)     (179)        --
  Retained earnings.............................   5,711     7,265       9,400
                                                 -------   -------     -------
      Total stockholders' equity................   8,302    44,389      48,563
                                                 -------   -------     -------
                                                 $39,278   $65,190     $90,608
                                                 =======   =======     =======

   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                 YEAR ENDED                SIX MONTHS ENDED
                          ---------------------------  -------------------------
                          MAY 31,  JUNE 24,  JUNE 29,  DECEMBER 30, DECEMBER 28,
                           1994      1995      1996        1995         1996
                          -------  --------  --------  ------------ ------------
                                                              (UNAUDITED)
Revenue.................  $82,376  $153,985  $216,878    $94,532      $144,520
Cost of revenue.........   63,100   114,641   158,742     69,394       104,442
                          -------  --------  --------    -------      --------
                           19,276    39,344    58,136     25,138        40,078
Selling, general and
 administrative
 expenses...............   16,933    33,544    46,144     19,980        29,619
Acquisition-related
 expenses...............      --        --        --         --          5,144
                          -------  --------  --------    -------      --------
Income from operations..    2,343     5,800    11,992      5,158         5,315
Interest expense........     (507)   (1,223)   (2,125)      (996)         (258)
Interest and other
 income (expense), net..       55        90      (108)        94         1,877
                          -------  --------  --------    -------      --------
Income before taxes.....    1,891     4,667     9,759      4,256         6,934
Income tax provision....      473       875     3,127        681         4,259
                          -------  --------  --------    -------      --------
Net income..............  $ 1,418  $  3,792  $  6,632    $ 3,575      $  2,675
                          =======  ========  ========    =======      ========
Unaudited pro forma information
 (Note 16):
  Income before taxes...  $ 1,891  $  4,667  $  9,759    $ 4,256      $  6,934
  Pro forma income tax
   provision............      889     2,014     4,222      1,868         5,187
                          -------  --------  --------    -------      --------
  Pro forma net income..  $ 1,002  $  2,653  $  5,537    $ 2,388      $  1,747
                          =======  ========  ========    =======      ========
  Pro forma net income
   per share............           $   0.24  $   0.50    $  0.22      $   0.13
                                   ========  ========    =======      ========
  Weighted average
   common and common
   equivalent shares....             10,968    11,083     10,867        13,599
                                   ========  ========    =======      ========


   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                   PREFERRED STOCK      COMMON STOCK      COMMON STOCK                           NOTES
                        NO PAR             NO PAR           $.01 PAR      ADDITIONAL           RECEIVABLE    DEFERRED
                   -----------------  -----------------  ---------------   PAID-IN   TREASURY     FROM        STOCK     RETAINED
                    SHARES    VALUE     SHARES    VALUE   SHARES   VALUE   CAPITAL    STOCK   STOCKHOLDERS COMPENSATION EARNINGS
                   ---------  ------  ----------  -----  --------  -----  ---------- -------- ------------ ------------ --------
Balance at May
31, 1993.........        --   $  --    3,585,759  $ 12    200,000  $  2    $   763     $--       $ --         $(257)     $1,904
Capital of ARI at
inception (Note
4)                 2,790,000   2,204     765,654   193        --    --         --       --        (941)         --          --
Capital
contribution.....        --      --          --    --         --    --         155      --         --           --          --
Repayment of
notes receivable
from
stockholders.....        --      --          --    --         --    --         --       --         715          --          --
Amortization of
deferred stock
compensation.....        --      --          --    --         --    --         --       --         --            31         --
Distributions....        --      --          --    --         --    --         --       --         --           --         (530)
Net income for
the year.........        --      --          --    --         --    --         --       --         --           --        1,418
                   ---------  ------  ----------  ----   --------  ----    -------     ----      -----        -----      ------
Balance at May
31, 1994.........  2,790,000   2,204   4,351,413   205    200,000     2        918      --        (226)        (226)      2,792
Net loss for the
month............        --      --          --    --         --    --         --       --         --           --         (177)
                   ---------  ------  ----------  ----   --------  ----    -------     ----      -----        -----      ------
Balance at June
25, 1994.........  2,790,000   2,204   4,351,413   205    200,000     2        918      --        (226)        (226)      2,615
Stock issued upon
exercise of
options..........    123,000      14      33,754     1        --    --         --       --         --           --          --
Repurchase of
stock............   (465,000)   (302)   (127,609)  (30)       --    --         --       --         --           --          --
Amortization of
deferred stock
compensation.....        --      --          --    --         --    --         --       --         --            31         --
Distributions....        --      --          --    --         --    --         --       --         --           --         (696)
Net income for
the year.........        --      --          --    --         --    --         --       --         --           --        3,792
                   ---------  ------  ----------  ----   --------  ----    -------     ----      -----        -----      ------
Balance at June
24, 1995.........  2,448,000   1,916   4,257,558   176    200,000     2        918      --        (226)        (195)      5,711
Consolidation of
real estate trust
(Note 15)........        --      --          --    --         --    --        (111)     --         --           --          --
Acquisition of
America's
Registry by TRI
(Note 2).........        --      --    5,333,333   --    (200,000)   (2)         2      --         --           --          --
Amortization of
deferred stock
compensation.....        --      --          --    --         --    --         --       --         --            31         --
Proceeds from
issuance of
Common Stock, net
of issuance
costs............        --      --    2,230,000   --         --    --      34,204      --         --           --          --
Stock issued upon
exercise of
options..........     23,000     --       18,935     3        --    --         --       --         --           --          --
Capital
contribution.....        --      --          --    --         --    --         421      --         --           --          --
Distributions....        --      --          --    --         --    --         --       --         --           --       (2,958)
Net income for
the year.........        --      --          --    --         --    --         --       --         --           --        6,632
Adjustment to
eliminate
duplication of
the six month
period ended
December 31, 1995
resulting from
the change in
fiscal year of
entities acquired
in poolings-of-
interests (Note
4):
 Net income......        --      --          --    --         --    --         --       --         --           --       (2,294)
 Distributions...        --      --          --    --         --    --         --       --         --           --          174
 Amortization of
 deferred stock
 compensation....        --      --          --    --         --    --         --       --         --           (15)        --
 Stock issued
 upon exercise of
 stock options...    (23,000)    --       (6,311)  --         --    --         --       --         --           --          --
                   ---------  ------  ----------  ----   --------  ----    -------     ----      -----        -----      ------
Balance at June
29, 1996.........  2,448,000  $1,916  11,833,515  $179        --   $--     $35,434     $--       $(226)       $(179)     $7,265
                       TOTAL
                   STOCKHOLDERS'
                      EQUITY
                   -------------
Balance at May
31, 1993.........     $ 2,424
Capital of ARI at
inception (Note
4)                      1,456
Capital
contribution.....         155
Repayment of
notes receivable
from
stockholders.....         715
Amortization of
deferred stock
compensation.....          31
Distributions....        (530)
Net income for
the year.........       1,418
                   -------------
Balance at May
31, 1994.........       5,669
Net loss for the
month............        (177)
                   -------------
Balance at June
25, 1994.........       5,492
Stock issued upon
exercise of
options..........          15
Repurchase of
stock............        (332)
Amortization of
deferred stock
compensation.....          31
Distributions....        (696)
Net income for
the year.........       3,792
                   -------------
Balance at June
24, 1995.........       8,302
Consolidation of
real estate trust
(Note 15)........        (111)
Acquisition of
America's
Registry by TRI
(Note 2).........         --
Amortization of
deferred stock
compensation.....          31
Proceeds from
issuance of
Common Stock, net
of issuance
costs............      34,204
Stock issued upon
exercise of
options..........           3
Capital
contribution.....         421
Distributions....      (2,958)
Net income for
the year.........       6,632
Adjustment to
eliminate
duplication of
the six month
period ended
December 31, 1995
resulting from
the change in
fiscal year of
entities acquired
in poolings-of-
interests (Note
4):
 Net income......      (2,294)
 Distributions...         174
 Amortization of
 deferred stock
 compensation....         (15)
 Stock issued
 upon exercise of
 stock options...         --
                   -------------
Balance at June
29, 1996.........     $44,389

   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

                   PREFERRED STOCK      COMMON STOCK     COMMON STOCK                         NOTES
                       NO PAR              NO PAR          $.01 PAR   ADDITIONAL            RECEIVABLE    DEFERED
                  ------------------  ------------------ ------------  PAID-IN   TREASURY      FROM        STOCK     RETAINED
                    SHARES    VALUE     SHARES    VALUE  SHARES VALUE  CAPITAL    STOCK    STOCKHOLDERS COMPENSATION EARNINGS
                  ----------  ------  ----------  ------ ------ ----- ---------- --------  ------------ ------------ --------
Balance at June
29, 1996........   2,448,000  $1,916  11,833,515  $  179  --    $--    $35,434   $   --       $(226)       $(179)     $7,265
Proceeds from
issuance of
stock, net of
issuance costs
(unaudited).....     165,000   1,564      30,187   1,043  --     --        --        --         --           --          --
Stock issued
upon exercise of
options
(unaudited).....         --      --       74,675     --   --     --        303       --         --           --          --
Tax benefit
associated with
exercise of
certain options
(unaudited).....         --      --          --      --   --     --        950       --         --           --          --
Repurchase of
stock
(unaudited).....         --      --      (48,143)    --   --     --        --     (2,000)       --           --          --
Amortization of
deferred stock
compensation
(unaudited).....         --      --          --      --   --     --        --        --         --           179         --
Conversion of
preferred stock
(unaudited).....  (2,613,000) (3,480)    717,080   3,480  --     --        --        --         --           --          --
Distributions
(unaudited).....         --      --          --      --   --     --        --        --         --           --         (540)
Net income for
the six months
(unaudited).....         --      --          --      --   --     --        --        --         --           --        2,675
                  ----------  ------  ----------  ------  ---   ----   -------   -------      -----        -----      ------
Balance at
December 28,
1996
(unaudited).....         --   $  --   12,607,314  $4,702  --    $--    $36,687   $(2,000)     $(226)       $ --       $9,400
                  ==========  ======  ==========  ======  ===   ====   =======   =======      =====        =====      ======
                      TOTAL
                  STOCKHOLDERS'
                     EQUITY
                  -------------
Balance at June
29, 1996........     $44,389
Proceeds from
issuance of
stock, net of
issuance costs
(unaudited).....       2,607
Stock issued
upon exercise of
options
(unaudited).....         303
Tax benefit
associated with
exercise of
certain options
(unaudited).....         950
Repurchase of
stock
(unaudited).....      (2,000)
Amortization of
deferred stock
compensation
(unaudited).....         179
Conversion of
preferred stock
(unaudited).....         --
Distributions
(unaudited).....        (540)
Net income for
the six months
(unaudited).....       2,675
                  -------------
Balance at
December 28,
1996
(unaudited).....     $48,563
                  =============


   The accompanying notes are an integral part of these financial statements.

                              THE REGISTRY, INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                (IN THOUSANDS)

                                          YEAR ENDED            SIX MONTHS ENDED
                                   ---------------------------  ------------------
                                   MAY 31,  JUNE 24,  JUNE 29,  DEC. 30,  DEC. 28,
                                    1994      1995      1996      1995      1996
                                   -------  --------  --------  --------  --------
                                                                   (UNAUDITED)
 Cash flows from operating
  activities:
 Net income.....................   $ 1,418  $  3,792  $  6,632  $ 3,575   $ 2,675
 Adjustments to reconcile net
  income to net cash provided by
  (used for) operating
  activities:
  Depreciation and
   amortization.................       266       785     1,101      574       774
  Amortization of deferred stock
   compensation.................        31        31        31       16       179
  Provision for losses on
   accounts receivable..........       185       112       164       33       374
  Deferred income taxes.........       154      (275)     (763)     (60)   (1,049)
  (Increase) decrease in
   accounts receivable..........    (6,674)  (11,634)  (13,687)     221    (8,267)
  (Increase) decrease in other
   current assets...............      (109)     (185)     (346)       8       (85)
  (Increase) decrease in other
   assets.......................      (177)     (195)       30      277      (140)
  Increase (decrease) in
   accounts payable.............       539       698       239   (1,329)   (1,583)
  Increase in accrued expenses..     1,102     1,248     3,145      928     2,696
  Increase (decrease) in accrued
   salaries and wages...........     1,352       693     1,383     (354)     (436)
  Increase (decrease) in income
   taxes payable................       304      (100)    1,838      (97)      (17)
                                   -------  --------  --------  -------   -------
  Net cash provided by (used
   for) operating activities....    (1,609)   (5,030)     (233)   3,792    (4,879)
                                   -------  --------  --------  -------   -------
 Cash flows from investing
  activities:
 Cash disbursed for
  acquisitions, net of cash
  acquired......................       --       (250)      --       --     (7,999)
 Increase in notes receivable
  from officers.................       (82)     (406)     (709)    (130)      (30)
 Repayment of notes receivable
  from officers.................       --        --      1,770    1,060       --
 Decrease (increase) in notes
  receivable from related
  parties.......................       318       (57)      (25)     --         21
 Purchases of fixed assets......      (803)   (2,603)   (2,525)    (724)   (2,193)
                                   -------  --------  --------  -------   -------
  Net cash provided by (used
   for) investing activities....      (567)   (3,316)   (1,489)     206   (10,201)
                                   -------  --------  --------  -------   -------
 Cash flows from financing
  activities:
 Cash proceeds from issuance of
  common stock
  (Notes 10 and 17).............       --        --     34,498      --      2,607
 Cash proceeds from exercise of
  stock options.................       --         15         3      --        303
 Repayment of notes receivable
  from stockholders.............       715       --        --       --        --
 Cash payments to repurchase
  common stock..................       --        (71)      --       --     (2,000)
 Net borrowings (payments) on
  line of credit................     3,098     8,024   (16,053)  (2,264)    8,069
 Principal payments on long-term
  debt and capital lease
  obligations...................       (88)     (485)   (3,591)  (1,341)     (354)
 Proceeds from issuance of long-
  term debt.....................       --      2,080     2,160    2,160       378
 Capital contribution...........       155       --        421      --        --
 Distributions..................      (530)     (696)   (2,958)  (1,685)     (540)
                                   -------  --------  --------  -------   -------
  Net cash provided by (used
   for) financing activities....     3,350     8,867    14,480   (3,130)    8,463
                                   -------  --------  --------  -------   -------
  Elimination of duplicated
   activity from July to
   December 1995 (Note 4).......       --        --       (855)    (855)      --
                                   -------  --------  --------  -------   -------
 Net increase (decrease) in cash
  and cash equivalents..........     1,174       521    11,903       13    (6,617)
 Cash and cash equivalents,
  beginning of period...........       109     1,283     1,804    1,804    13,707
                                   -------  --------  --------  -------   -------
 Cash and cash equivalents, end
  of period.....................   $ 1,283  $  1,804  $ 13,707  $ 1,817   $ 7,090
                                   =======  ========  ========  =======   =======
 SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
 Cash paid for interest.........   $   513  $  1,215  $  2,049  $ 1,003   $   258
 Cash paid for income taxes.....   $    15  $  1,250  $  2,052  $   859   $ 4,750

  See additional disclosure of non-cash investing and financing activity in Notes 3, 4, 5, 8, 10, 15 and 17.

  The accompanying notes are an integral part of these financial statements.

                              THE REGISTRY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALL INFORMATION INCLUDED IN THESE FOOTNOTES FOR ANY PERIOD SUBSEQUENT TO JUNE 29, 1996 IS UNAUDITED.

1. NATURE OF BUSINESS

  The Registry, Inc. ("TRI" or the "Company") is an information technology ("IT") professional services firm providing IT consultants on a contract basis to organizations nationwide with complex IT operations in a broad range of industries. As of December 28, 1996, offices are maintained in 17 states and two European locations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying financial statements include the accounts of TRI and America's Registry, Inc. ("America's Registry") which, prior to January 1, 1996, were owned and controlled by a common sole stockholder who serves as an officer of the Company. Effective January 1, 1996, TRI, through a wholly-owned subsidiary, acquired all of the outstanding shares of common stock of America's Registry and the stockholder of America's Registry received an additional 5,333,333 shares of the common stock of TRI. The accompanying financial statements also include the accounts of TRI's wholly-owned subsidiaries subsequent to their acquisition (see Notes 3, 4 and 17), as well as the accounts of a real estate trust which is substantially controlled by the Company, subsequent to the renegotiation of certain lease terms on September 19, 1995 (see Note 15). All intercompany balances and transactions have been eliminated. On November 26 and 27, 1996, the Company completed the acquisitions of Application Resources, Inc. ("ARI") and Shamrock Computer Resources, Ltd. ("SCR"), respectively. These transactions have been accounted for as poolings-of-interests and, therefore, the accompanying financial statements have been retroactively restated to reflect the financial position and results of operations and cash flows of the Company, ARI and SCR for all periods presented (see Note 4).

 Fiscal Year

  The Company changed its fiscal year end from May 31 to the last Saturday in June effective with the fiscal year ended June 24, 1995. The consolidated statements of income, of changes in stockholders' equity and of cash flows are presented for the years ended May 31, 1994, June 24, 1995 and June 29, 1996. Results of operations and of cash flows for the years ended June 24, 1995 and June 29, 1996 are for 52 weeks and 53 weeks, respectively. The results of operations and of cash flows for the six months ended December 30, 1995 and December 28, 1996 are for 27 weeks and 26 weeks, respectively.

  The Company's results of operations for the month ended June 25, 1994 reflected revenue of $5,812,000, cost of revenue of $4,468,000, expenses of $1,588,000, an income tax benefit of $67,000 and net loss of $177,000. During the month ended June 25, 1994, net cash of $585,000 and $90,000 was used for operating and investing activities, respectively, and net cash of $675,000 was provided by financing activities.

  ARI and SCR previously utilized a December 31 year end. Upon acquisition, ARI and SCR changed their fiscal year end to the last Saturday in June to conform to the Company's fiscal year (see Note 4).

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's investments consist of short term U.S. treasury bill investments earning interest at the Short Term Federal Funds rate (5.167% at June 29,
1996) and money market accounts. Accordingly, the investments are subject to minimal credit and market risks. These investments are carried at cost plus accrued interest which approximates market. The Company considers such securities to be classified as "held-to-maturity".

                              THE REGISTRY, INC.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. No single customer accounted for more than 10% of the Company's accounts receivable at June 24, 1995 or June 29, 1996. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Fixed Assets

  Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Building and improvements................. 31 1/2 years
   Software.................................. 3 years
   Computer equipment........................ 5 years
   Furniture and equipment................... 5 to 7 years
   Motor vehicles............................ 5 years
   Leasehold improvements.................... lesser of estimated useful life or remaining lease term

 Advertising Costs

  Advertising costs are recorded as expense when incurred. There were no advertising costs recorded as assets at June 24, 1995 or June 29, 1996. Total advertising expenses for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 were $462,000, $725,000 and $480,000, respectively.

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs. Through May 31, 1994, TRI had used the cash method of accounting for income tax reporting purposes. Effective June 1, 1994, TRI converted to the accrual method of accounting for income tax reporting purposes. Certain of TRI's subisidiares have also converted from the cash method to the accrual method of accounting for income tax reporting purposes upon their acquisiton by the Company.

  As described in Note 9, America's Registry and SCR had both previously elected to be treated as a small business corporation for income tax purposes with income or loss and credits passed through to the stockholders. Concurrent with the acquisition of America's Registry and SCR by TRI described above, America's Registry's and SCR's elections to be treated as an S corporation terminated (see Note 9). The companies will continue to file separate tax returns.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at June 24, 1995, June 29, 1996 and December 28, 1996, and the reported amounts of revenues and expenses during the periods then ended. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the prior year financial statements have been reclassified to conform to the current period presentation.

                              THE REGISTRY, INC.

 Recently Enacted Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Both SFAS No. 121 and No. 123 are effective for fiscal years beginning after December 15, 1995. The Company has decided to adopt SFAS No. 123 for disclosure purposes only. The adoption of SFAS No. 121 is not expected to have a material effect on the Company's financial position or results of operations or cash flows.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position of the Company at December 28, 1996 and the results of operations and cash flows of the Company for the six months ended December 30, 1995 and December 28, 1996 as presented in the accompanying consolidated financial statements. Results of operations for the interim period are not necessarily indicative of the results of operations for the full fiscal year.

3. ACQUISITIONS OF SUBSIDIARIES--PURCHASES

 The Registry, Inc. Network Systems Consulting Practice

  On November 30, 1994, TRI acquired all of the common stock of Axiom Consulting Group, Inc., an information technology consulting firm providing services similar to those of the Company. The acquired entity retained its separate corporate form and was subsequently renamed The Registry, Inc. Network Systems Consulting Practice ("NSCP"). The purchase price was $1,000,000, of which $250,000 was paid in cash at the closing and $750,000 is in the form of promissory notes which will be paid in installments through November 1998 (see Note 8).

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price, including an additional $12,000 of related costs which were incurred by TRI, has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

  Goodwill of $918,000, representing the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, is included in other assets in the accompanying balance sheet and is being amortized on a straight-line basis over 10 years. Accumulated amortization at June 24, 1995 and June 29, 1996 was $53,000 and $145,000, respectively.

  The pro forma results of operations, assuming that the acquisition of NSCP occurred at the beginning of the years ended May 31, 1994 and June 24, 1995, would not materially differ from TRI's reported results of operations.

  TRI is required to make additional payments up to $3,000,000 to the selling stockholders of the former Axiom Consulting Group, Inc., contingent upon the revenue and profits of the subsidiary for the four years subsequent to the acquisition. Such payments are determined as a stated percentage of net income of the subsidiary, as defined in the purchase agreement, with a provision that all $3,000,000 would be payable to the selling stockholders in the event that the subsidiary's revenue exceeds a stated amount in the twelve month period ending November 30, 1998. Such amounts, if paid, will be recorded as additional purchase price. No amounts have been accrued for these contingent payments at June 24, 1995 or June 29, 1996, and $246,000 has been accrued for these contingent payments during the six months ended December 28, 1996.

                              THE REGISTRY, INC.

 Morris Information Systems

  On August 16, 1996, the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Morris Information Systems, Inc. ("MIS"), an information technology consulting firm performing services similar to those of the Company. The purchase price was $2,500,000 in cash plus amounts up to an aggregate of $700,000 contingent upon the operating results of MIS during the two years following the acquisition. Such amounts, if paid, will be recorded as additional purchase price. No amounts have been accrued for the contingent payments at December 28, 1996. In addition, the Company will pay a total of $300,000 in monthly payments through August 1998 to the former stockholder of MIS in consideration for a consulting and noncompetition agreement.

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

  Goodwill of $2,303,000, representing the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, is included in other assets in the accompanying balance sheet and is being amortized on a straight-line basis over 30 years. Accumulated amortization at December 28, 1996 is $29,000.

  The pro forma results of operations, assuming that the acquisition of MIS occurred at the beginning of the year ended June 29, 1996 or the six months ended December 28, 1996, would not materially differ from TRI's reported results of operations.

4. ACQUISITIONS OF SUBSIDIARIES--POOLINGS-OF-INTERESTS

  On November 26, 1996, pursuant to an Agreement and Plan of Merger dated October 30, 1996, the Company, through a wholly-owned subsidiary, acquired Application Resources, Inc., a California corporation ("ARI"). ARI is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of ARI capital stock was converted into the right to receive 0.274428 shares of the Company's Common Stock. The Company also assumed outstanding options for the purchase of ARI common stock at the same conversion ratio. Immediately prior to the acquisition, there were 5,217,000 shares of ARI common stock and options to purchase 794,000 shares of ARI common stock outstanding.

  On November 27, 1996, pursuant to an Agreement and Plan of Merger dated November 26, 1996, the Company, through a wholly-owned subsidiary, acquired Shamrock Computer Resources, Ltd., an Iowa corporation ("SCR"). SCR is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of SCR capital stock was converted into the right to receive 136.7695 shares of the Company's Common Stock. Immediately prior to the acquisition, there were 7,072 shares of SCR common stock outstanding. Pursuant to the provisions of the Iowa Business Corporation Act (the "IBCA"), a stockholder of SCR holding 352 shares of SCR common stock perfected dissenters' rights under the IBCA and was paid $2,000,000 in redemption of such shares.

  In total, 2,350,774 shares of TRI Common Stock were exchanged for all of the outstanding common stock of ARI and SCR. In addition, outstanding stock options to purchase ARI common stock were converted into options to purchase 217,895 shares of TRI's Common Stock. These transactions have been accounted for as poolings-of-interests and, therefore, all prior period financial statements presented have been restated as if the acquisitions took place at the beginning of such periods.

                              THE REGISTRY, INC.

  ARI and SCR each had a calendar year end and, accordingly, the results of operations for ARI for the year ended December 31, 1995 and the three months from October 1, 1994 (date of inception as a separate entity) to December 31, 1994, and for SCR for the years ended December 31, 1995 and 1994, have been combined with the results of operations for the Company's fiscal years ended June 24, 1995 and May 31, 1994, respectively. Additionally, the financial position of ARI and SCR as of December 31, 1995 has been combined with TRI's financial position as of June 24, 1995. In order to conform ARI and SCR's year end to TRI's fiscal year end, the consolidated statement of income for fiscal 1996 includes six months (July to December 1995) for both companies which are also included in the consolidated statement of income for the fiscal year ended June 24, 1995. Accordingly, an adjustment has been made to retained earnings in fiscal 1996 to eliminate the duplication of net income of ARI and SCR of $682,000 and $1,612,000, respectively, for such six month period, as well as for distributions of $174,000 made by SCR during this six month period and amortization of deferred stock compensation of $15,000 for SCR. Other results of operations for such six month period of ARI included net revenue of $15,972,000, costs and expenses of $14,744,000, income before taxes of $1,228,000 and income tax provision of $548,000. Other results of operations for such six month period of SCR included net revenue of $14,801,000 and costs and expenses of $13,189,000. As an S corporation, SCR was not subject to corporate income taxes.

  There were no material transactions between the Company, ARI or SCR during any of the periods presented. No material adjustments to net assets or results of operations were necessary to conform the accounting practices of ARI and SCR to that of TRI. Certain reclassifications have been made to the financial statements of ARI and SCR to conform with TRI's classifications.

  Separate results of operations for the periods prior to the acquisitions of ARI and SCR by the Company were as follows:

                                   FISCAL      FISCAL    FISCAL   THREE MONTHS
                                    YEAR        YEAR      YEAR        ENDED
                                    ENDED      ENDED     ENDED    SEPTEMBER 28,
                                   MAY 31,    JUNE 24,  JUNE 29,      1996
                                    1994        1995      1996     (UNAUDITED)
                                   -------    --------  --------  -------------
                                               (IN THOUSANDS)
REVENUE
The Registry, Inc. ..............  $60,367    $ 98,687  $145,588     $47,303
Application Resources, Inc. .....    6,421(a)   29,870    37,615      12,073
Shamrock Computer Resources,
 Ltd. ...........................   15,588      25,428    33,675      10,053
                                   -------    --------  --------     -------
Combined.........................  $82,376    $153,985  $216,878     $69,429
                                   =======    ========  ========     =======
NET INCOME
The Registry, Inc. ..............  $   385    $    326  $  2,543     $ 1,624
Application Resources, Inc. .....       26(a)    1,273     1,228       1,376
Shamrock Computer Resources,
 Ltd. ...........................    1,007       2,193     2,861         882
                                   -------    --------  --------     -------
Combined.........................  $ 1,418    $  3,792  $  6,632     $ 3,882
                                   =======    ========  ========     =======
PRO FORMA NET INCOME (see Notes 9
 and 16)
The Registry, Inc. ..............  $   385    $     86  $  2,621     $ 1,624
Application Resources, Inc. .....       26(a)    1,273     1,228       1,376
Shamrock Computer Resources,
 Ltd. ...........................      591       1,294     1,688         521
                                   -------    --------  --------     -------
Combined.........................  $ 1,002    $  2,653  $  5,537     $ 3,521
                                   =======    ========  ========     =======
OTHER CHANGES IN STOCKHOLDERS'
 EQUITY
The Registry, Inc. ..............  $   155    $      0  $ 33,003     $     0
Application Resources, Inc. .....      715(a)     (317)        3           0
Shamrock Computer Resources,
 Ltd. ...........................     (499)       (665)   (1,416)       (301)
                                   -------    --------  --------     -------
Combined.........................  $   371    $   (982) $ 31,590     $  (301)
                                   =======    ========  ========     =======

(a) Includes the results of operations of ARI from October 1, 1994 (date of
inception as a separate entity)    through December 31, 1994 only.

                              THE REGISTRY, INC.

5. COMBINED BALANCE SHEET DETAILS

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Other Current Assets:
     Prepaid expenses.................................... $  358,000 $  788,000
     Advances to officers................................    105,000      4,000
     Advances to employees...............................     83,000    132,000
                                                          ---------- ----------
                                                          $  546,000 $  924,000
                                                          ========== ==========
   Fixed Assets:
     Land................................................ $      --  $  360,000
     Building............................................        --   1,439,000
     Computer equipment..................................  3,060,000  4,468,000
     Software............................................    237,000    222,000
     Furniture and equipment.............................  1,603,000  2,242,000
     Motor vehicles......................................     19,000     19,000
     Leasehold and building improvements.................    404,000    823,000
                                                          ---------- ----------
       Total fixed assets................................  5,323,000  9,573,000
     Less: accumulated depreciation and amortization.....  1,695,000  2,594,000
                                                          ---------- ----------
                                                          $3,628,000 $6,979,000
                                                          ---------- ----------
   Other Accrued Expenses:
     Accrued employee benefits........................... $  971,000 $2,079,000
     Accrued commissions and bonuses.....................    680,000  1,648,000
     Other accrued expenses..............................  1,151,000  1,674,000
                                                          ---------- ----------
                                                          $2,802,000 $5,401,000
                                                          ========== ==========

  Computer equipment recorded under capital leases amounted to approximately $238,000 at June 29, 1996 ($0 at June 24, 1995). Total accumulated amortization related to these assets is approximately $78,000 at June 29, 1996. Amortization expense for the period is included in depreciation and amortization in the accompanying consolidated statement of cash flows.

6. RELATED PARTY TRANSACTIONS

  Notes receivable from officers at June 24, 1995 primarily represent promissory notes from the Company's president and majority stockholder which were repaid during fiscal year 1996. The promissory notes bore interest at an annual interest rate of 10%. Related interest income for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 was $53,000, $56,000 and $55,000,
respectively. Notes receivable from officers at June 29, 1996 represents notes due from various senior officers of the Company and bear interest at the prime rate (8.25% at June 29, 1996).

  Notes receivable from related parties at June 24, 1995 include promissory notes totaling $365,000 from a real estate trust, of which the president and majority stockholder of the Company is the sole beneficiary (the "Trust"). In June 1996, the president and majority stockholder contributed $421,000 to the Trust, which was used to repay the notes and accrued interest. These notes were payable on demand and bore interest at a variable rate (5.6% at June 24, 1995). At June 24, 1995 and June 29, 1996 notes receivable from related parties also include promissory notes totaling $57,000 and $82,000, respectively, from certain of the former stockholders of TRI's wholly-owned subsidiary (NSCP). These notes bear interest at the prime rate published in The Wall Street Journal (9% at June 24, 1995 and 8.25% at June 29, 1996), and are payable in installments at various dates through November 30, 1998.

                              THE REGISTRY, INC.

  Notes receivable from stockholders of $225,660 at June 29, 1996, which are included as a reduction of stockholders' equity in the accompanying balance sheet, represent promissory notes from two of ARI's officers for the exercise of stock options. The loans bear interest at a variable rate based upon federal income tax requirements (approximately 6% at June 29, 1996).

7. LINE OF CREDIT

  On March 31, 1993, TRI and America's Registry combined their separate lines of credit into a single line of credit with the bank; this agreement was amended on June 7, 1995 to allow a maximum borrowing of $17,000,000 and again on October 4, 1995 to allow a maximum borrowing of $18,000,000, payable on demand. The agreement provided a borrowing base of 80% of eligible accounts receivable, as defined, less the aggregate amount of issued and undrawn letters of credit. The line of credit was collateralized by all the assets of the Company and the personal guarantee of the Company's president and majority stockholder. Interest was paid monthly in arrears at the bank's prime rate plus 0.75% (9.75% at June 24, 1995). There were no letters of credit outstanding at June 24, 1995.

  In March 1996, the Company terminated its existing line of credit and replaced it with a line of credit from a different bank. The new line of credit provides a borrowing base of 85% of eligible accounts receivable, as defined, up to a maximum borrowing of $25,000,000, payable on demand. Interest is payable monthly in arrears at the bank's prime rate plus 0.5% (8.75% at June 29, 1996) or the LIBOR rate plus 2.5% (8.00% at June 29, 1996) at the option of the Company. The new line of credit is collateralized by all of the assets of the Company, contains certain restrictions, including limitations on the amount of distributions which can be made to stockholders, purchases of fixed assets, and loans which can be made to officers, and requires the maintenance of certain financial covenants. The line of credit agreement expires in February 1999.

  ARI had a line of credit arrangement with a bank which allowed ARI to borrow the lesser of $1,750,000 or 60% of eligible accounts receivable, as defined, at an interest rate equal to the bank's prime rate plus .50% (9.0% at June 24, 1995 and 8.75% at June 29, 1996). There were no amounts outstanding under this line at June 24, 1995 or June 29, 1996. The line of credit is secured by all of the assets of ARI, contains certain restrictions, including limitations on the amount of distributions which can be made to stockholders, purchases of fixed assets, and new indebtedness, and requires the maintenance of certain financial covenants. On November 26, 1996, in conjunction with the acquisition of ARI by the Company (see Note 4), ARI terminated its line of credit arrangement.

  SCR had a credit arrangement with a bank consisting of a committed line of credit totaling $2,500,000, of which $2,500,000 and $625,000 were unused as of June 24, 1995 and June 29, 1996, respectively, and a discretionary equipment line of $500,000. The line of credit carries interest at the bank's prime rate (8.5% at June 24, 1995 and 8.25% at June 29, 1996) and is collateralized by substantially all of the assets of SCR. The equipment line carries an interest rate equal to the bank's prime rate plus .50% (9.0% and 8.75% at June 24, 1995 and June 29, 1996, respectively). The sum of the outstanding balances on the line of credit and the equipment line cannot exceed a borrowing base of 80% of eligible accounts receivable, as defined, up to a maximum total borrowing of $3,000,000. At June 29, 1996, $7,000 of the equipment line was used. Monthly principal payments of $3,000, including interest, are due through August 1996 on this line. The equipment line is secured by a first priority interest in the related equipment purchased with the loan proceeds. Both credit arrangements were guaranteed by SCR's former stockholders and required a commitment fee of .25% per annum on the unused portion. Additionally, the credit arrangements contain certain restrictions, including limitations on new indebtedness, and require the maintenance of certain financial covenants.

  On November 27, 1996, in connection with the acquisition of SCR by the Company (see Note 4), SCR terminated its credit arrangements.

                              THE REGISTRY, INC.

8. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Note payable due January 1, 1996...................... $   59,000 $      --
   Note payable due August 31, 1996......................     28,000      7,000
   Term loan due December 1, 1996........................    563,000        --
   10.7% term loan due September 30, 1997................    502,000        --
   11% term loan due March 13, 1998......................    626,000        --
   Notes payable due November 30, 1998...................    750,000    625,000
   Notes payable due June 30, 2000.......................    270,000    216,000
   9.375% term loan due August 27, 2010..................        --   1,406,000
   6.75% term loan due April 1, 2013.....................        --     690,000
                                                          ---------- ----------
                                                           2,798,000  2,944,000
   Less: current portion.................................  1,029,000    344,000
                                                          ---------- ----------
                                                          $1,769,000 $2,600,000
                                                          ========== ==========

  The note payable due January 1, 1996 was payable to a bank in monthly installments, including interest at the bank's prime rate plus 1.5% (10.5% at June 24, 1995).

  The note payable due August 31, 1996 is payable to a bank, under the line of credit described in Note 7, in monthly installments of $3,000, including interest at the bank's prime rate plus .50% (9.0% and 8.75% at June 24, 1995 and June 29, 1996, respectively).

  The term loan due December 1, 1996, payable to a bank in monthly installments of $31,000 plus interest at the bank's prime rate plus 1.25% (10.25% at June 24, 1995), was repaid in March 1996.

  The term loans due September 30, 1997 and March 13, 1998, payable in monthly installments of $21,000 and $22,000, respectively, including interest, were repaid in June 1996.

  The notes payable due November 30, 1998 resulted from TRI's acquisition of the former Axiom Consulting Group, Inc. in November 1994 (see Note 3). The notes are unsecured and are payable to the former stockholders of Axiom Consulting Group, Inc. in semi-annual installments of $125,000, plus interest at the prime rate published in The Wall Street Journal, beginning in May 1996.

  ARI repurchased 127,609 shares of common stock and 465,000 shares of preferred stock from certain of its stockholders in June 1995 at a price of $.24 and $.65 per share, respectively. These repurchased shares have been excluded from the number of shares issued and outstanding on the accompanying consolidated balance sheet. In conjunction with this transaction, ARI issued $261,000 in promissory notes, recorded as long-term debt on the accompanying balance sheet, due through June 30, 2000 in five equal annual installments of $63,000, including interest of 6.83%, with the first payment due in June 1996. These notes are unsecured.

  The term loan due August 27, 2010 is payable to a bank in monthly installments of $12,000, including interest, and is collateralized by certain property of the Trust and the personal guarantee of the Company's president and majority stockholder.

  The term loan due April 1, 2013 is payable in semi-annual installments of $34,000, including interest, and is secured by a mortgage on the land and building of the Trust and the assignment of a life insurance policy on the Company's president and majority stockholder.

                              THE REGISTRY, INC.

  Aggregate maturities of long-term debt are as follows at June 29, 1996:

   1997.............................................................. $  344,000
   1998..............................................................    352,000
   1999..............................................................    226,000
   2000..............................................................    105,000
   2001..............................................................     53,000
   Thereafter........................................................  1,864,000
                                                                      ----------
                                                                      $2,944,000
                                                                      ==========

9. INCOME TAXES

  Prior to January 1, 1996 and November 27, 1996, respectively, America's Registry and SCR had each elected to be an S corporation for federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code. As such, the corporate income or loss and credits were passed through to the stockholders and reported on their personal tax returns.

  In conjunction with the acquisition of all of the common stock of America's Registry and SCR by TRI (see Notes 2 and 4), America's Registry's and SCR's elections to be treated as an S corporation terminated, effective January 1, 1996 and November 26, 1996, respectively. As a result, the income or loss of America's Registry commencing on January 1, 1996 and the income or loss of SCR commencing on November 27, 1996 will be subject to corporate income tax. The income tax provision (benefit) described below for the year ended June 29, 1996 includes the income taxes related to America's Registry since January 1, 1996. The unaudited pro forma provision for income taxes and pro forma net income on the accompanying consolidated statement of income (see Note 16) reflects the estimated results of operations if America's Registry and SCR had been subject to corporate income taxes during the years ended May 31, 1994, June 24, 1995 and June 29, 1996 and the six months ended December 30, 1995 and December 28, 1996.

  At the time of conversion of America's Registry from an S corporation to a C corporation, a net deferred tax liability of $642,000 was recorded through the income tax provision on January 1, 1996. This deferred tax liability was comprised principally of the remaining effects of America's Registry converting from the cash basis to the accrual basis for tax reporting purposes on January 1, 1994, offset by deferred tax assets for certain accrued expenses which are recognized in different periods for financial and tax reporting.

  At the time of conversion of SCR from an S corporation to a C corporation, a net deferred tax asset of $403,000 was recorded through the income tax provision on November 27, 1996. This deferred tax asset was comprised principally of certain accrued expenses and allowances which are recognized in different periods for financial and tax reporting.

  The components of the provision (benefit) for federal and state income taxes are as follows:

                                                        YEAR ENDED
                                              -------------------------------
                                              MAY 31,  JUNE 24,    JUNE 29,
                                                1994     1995        1996
                                              -------- ---------  -----------
   Current:
     Federal................................. $250,000 $ 875,000  $ 3,076,000
     State...................................   69,000   275,000      814,000
                                              -------- ---------  -----------
                                               319,000 1,150,000    3,890,000
   Deferred:
     Federal.................................  127,000  (219,000)  (1,082,000)
     State...................................   27,000   (56,000)    (323,000)
                                              -------- ---------  -----------
                                               154,000  (275,000)  (1,405,000)
   Change in tax status of America's
    Registry.................................      --        --       642,000
                                              -------- ---------  -----------
                                              $473,000 $ 875,000  $ 3,127,000
                                              ======== =========  ===========

                              THE REGISTRY, INC.

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. Deferred tax assets and liabilities are comprised of the following at June 24, 1995 and June 29, 1996:

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Deferred tax assets:
     Net operating loss and credit carry forwards........ $  214,000 $   53,000
     Allowance for doubtful accounts.....................      3,000    135,000
     Accounts payable and accrued expenses...............     42,000    447,000
     Other...............................................    135,000     32,000
                                                          ---------- ----------
       Total gross deferred tax assets...................    394,000    667,000
                                                          ---------- ----------
   Deferred tax liabilities:
     Conversion from cash to accrual basis...............  1,536,000  1,041,000
     Accounts receivable.................................    170,000        --
     Prepaid expenses....................................     55,000     82,000
     Fixed assets........................................     53,000    167,000
     Other...............................................     51,000     57,000
                                                          ---------- ----------
       Total gross deferred tax liabilities..............  1,865,000  1,347,000
                                                          ---------- ----------
       Net deferred tax liability........................ $1,471,000 $  680,000
                                                          ========== ==========

  Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                            YEAR ENDED
                                                     -------------------------
                                                     MAY 31, JUNE 24, JUNE 29,
                                                      1994     1995     1996
                                                     ------- -------- --------
   Statutory U.S. federal tax rate..................  34.0 %  34.0 %   34.0 %
   State taxes, net of federal tax benefit..........   3.4 %   3.1 %    3.4 %
   Income from America's Registry and SCR not
    taxable for corporate income tax purposes....... (17.2)% (19.3)%  (14.3)%
   Non-deductible expenses..........................   2.2 %   0.7 %    1.6 %
   Amortization of goodwill not deductible for
    corporate income tax purposes...................     --    0.4 %    0.3 %
   Change in tax status of America's Registry.......     --      --     6.6 %
   Other............................................   2.6 %  (0.2)%    0.4 %
                                                     ------- -------  -------
   Effective tax rate...............................  25.0 %  18.7 %   32.0 %
                                                     ======= =======  =======

  Non-deductible expenses during the years ended May 31, 1994 and June 24, 1995 primarily relate to meals and entertainment expenses. Non-deductible expenses during the year ended June 29, 1996 and the six month period ended December 28, 1996 primarily relate to certain costs incurred in connection with the acquisitions of ARI and SCR by the Company.

                              THE REGISTRY, INC.

  At June 29, 1996, the Company has available for federal income tax purposes unused operating losses of $90,000 to offset future taxable income, expiring in various years through 2011. Additionally, the Company has available for federal income tax purposes unused tax credits of $18,000 at June 29, 1996 to offset future tax liabilities, which may be carried forward indefinitely.

10. STOCKHOLDERS' EQUITY

 Preferred Stock, $.10 par value

  On April 10, 1996, the Company's then sole stockholder authorized 1,000,000 shares of preferred stock, $.10 par value ("Preferred Stock"). Preferred Stock may be issued in one or more series at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of the Company's Common Stock.

 Preferred Stock, no par value

  The Company's wholly-owned subsidiary, ARI, is authorized to issue 5,000,000 shares of preferred stock, of which 3,000,000 shares are designated as Series A Preferred Stock (the "Series A Preferred Stock"). The remaining preferred stock may be issued from time to time in one or more additional series at the discretion of the Board of Directors. Shares of Series A Preferred Stock are non-redeemable and have a liquidation preference of $.79 per share plus any declared but unpaid dividends.

  Each share of Series A Preferred Stock is convertible into the number of shares of common stock that results from dividing the conversion price in effect at the time of conversion into $.79 for each share of Series A Preferred Stock being converted. The conversion price of the Series A Preferred Stock is initially $.2168 per share, subject to adjustment for stock splits, dividends, distributions and combinations. At June 29, 1996, all shares of Series A Preferred Stock are convertible into .274428 shares of the Company's Common Stock based on a conversion price of $.2168 per share. At June 29, 1996, 671,800 shares of the Company's Common Stock are reserved for issuance upon conversion of the Series A Preferred Stock.

  Each share of Series A Preferred Stock shall automatically be converted into shares of common stock upon (i) the effectiveness of ARI's registration statement on Form S-1 pursuant to the closing of a public offering resulting in gross proceeds greater than $5,000,000 for ARI's common stock or (ii) the election of the holders of two-thirds of the outstanding shares of Series A Preferred Stock to convert all outstanding shares of Series A Preferred Stock into common stock. In the event of a sale or merger of ARI to or with another corporation, holders of Series A Preferred Stock have the right to convert each share of Series A Preferred Stock into shares of common stock (at the appropriate conversion ratio) by delivery of an election to do so.

  For a vote other than for directors of ARI, preferred stockholders have voting rights equivalent to one vote for each share of common stock into which their respective shares of Series A Preferred Stock are convertible on the record date of the vote. For election of directors of ARI, the holders of shares of common stock, voting as a class, are entitled to elect one director of ARI and the holders of shares of Series A Preferred Stock, voting as a class, are entitled to elect all other directors of ARI. However, if more than 75% of the originally issued shares of Series A Preferred Stock have been converted into common stock, all the directors of ARI are elected by the holders of Series A Preferred Stock and common stock voting together as a single class.

  On November 26, 1996, in conjunction with the acquisition of ARI by TRI (see
Note 4), all of the outstanding shares of Series A Preferred Stock were converted into 717,080 shares of Common Stock.

                              THE REGISTRY, INC.

 Stock Split

  On March 22, 1996, the Company's then sole stockholder approved a 177.77778-for-1 stock split on the Common Stock of TRI. At that time, the Company's stockholder also approved an increase to 12,000,000 in the number of authorized shares of the Common Stock of TRI, no par value. On April 10, 1996, the Company's stockholder approved an additional increase to 29,000,000 in the number of authorized shares of the Common Stock of TRI. On November 21, 1996, the Company's stockholders approved an additional increase to 49,000,000 in the number of authorized shares of the Common Stock of TRI.

  All shares and per share amounts included in the consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.

 Public Offering of Common Stock

  On June 10, 1996, the Company completed its initial public offering for the sale of 2,230,000 shares of Common Stock, which included 330,000 shares in respect of the underwriters' over-allotment option. The Company received $34,498,000 from the sale of the shares, net of the underwriting discounts and expenses associated with the offering. Additionally, the Company had previously incurred $294,000 of costs related to the initial public offering that were deferred in previous years which were also charged against the proceeds of the offering. Net proceeds were used to repay all outstanding indebtedness under the Company's credit facility and certain term loans (see
Note 8).

11. STOCK PLANS

  In March 1996, the Company's then sole stockholder approved the formation of the 1996 Stock Plan, the 1996 Employee Stock Purchase Plan and the 1996 Eligible Directors Stock Plan.

 1996 Stock Plan

  This plan authorizes the grant of incentive stock options, non-qualified stock options, stock purchase authorizations or stock bonus awards to key employees, including officers, employee directors and consultants, to purchase up to 1,600,000 shares of Common Stock. In January 1997, the Company's Board of Directors, subject to stockholder approval, voted to increase the number of shares of Common Stock authorized under this plan to 3,600,000. Incentive stock options cannot be granted to consultants. For incentive options, the purchase price is equal to the fair market value on the date of grant (110% of fair market value for stockholders who hold greater than 10% of the Company's stock at the time of grant). For non-qualified options and stock purchase authorizations, the purchase price is determined by the Board of Directors within limits as set forth in the plan, but shall not be less than 85% of the fair market value of the Common Stock on the date of grant. The periods over which options are exercisable are determined by the Board of Directors. If permitted by the Board of Directors, employees may use previously acquired shares of the Company's Common Stock (provided that such shares tendered have been held for at least six months) or may borrow money from the Company on a recourse basis (for a period of time not to exceed five years) to pay the exercise price of shares purchased. Options may expire up to ten years after the date of grant (five years for incentive options granted to 10% stockholders). The Board of Directors has the discretion to designate non-qualified options as transferable. The plan will terminate in March 2006.

                              THE REGISTRY, INC.

A summary of option activity under the plan is as follows:

                                                       NUMBER OF  OPTION PRICE
                                                        SHARES      PER SHARE
                                                       ---------  -------------
   Outstanding at June 24, 1995.......................       --             --
   Granted............................................ 1,210,750  $11.00-$16.00
   Canceled...........................................   (15,750) $11.00-$13.00
                                                       ---------  -------------
   Outstanding at June 29, 1996....................... 1,195,000  $11.00-$16.00
   Granted (unaudited)................................    24,250  $27.00-$52.00
   Exercised (unaudited)..............................   (26,540) $11.00-$27.00
   Canceled (unaudited)...............................   (47,200) $11.00-$16.00
                                                       ---------  -------------
   Outstanding at December 28, 1996 (unaudited)....... 1,145,510  $11.00-$52.00
                                                       =========  =============

 1996 Employee Stock Purchase Plan

  This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, authorizes the grant of options to eligible employees on a semi-annual basis to purchase shares of the Company's Common Stock. An aggregate of 300,000 shares of Common Stock has been reserved for issuance under this plan. The plan permits eligible employees to purchase up to 200 shares of Common Stock in any six month offering period through the accumulation of payroll deductions, which may not exceed 10% of the employee's compensation. Employees are eligible to participate if they have been employed by the Company for at least eighteen months. Shares are purchased at 85% of the lower of the fair market value of the Company's Common Stock at the beginning or end of each six month offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The first stock offering period under the plan commenced on June 5, 1996, the effective date of the registration statement covering the Company's initial public offering. The plan will terminate in March 2006.

 1996 Eligible Directors' Stock Plan

  This plan authorizes the grant of an option to purchase 20,000 shares of Common Stock to each non-employee director on the date of the director's initial election to the Board of Directors. The exercise price of options granted is 100% of the closing price per share of Common Stock on the date of grant. Directors may use previously acquired shares of the Company's Common Stock to pay the exercise price of shares purchased, provided that such shares tendered have been held for at least six months. An aggregate of 100,000 shares of Common Stock may be issued under the plan. Options are exercisable in four equal annual installments commencing on the first anniversary date of the grant. Options expire ten years after the date of grant. The plan will terminate in March 2006.

  In April and May 1996, options to purchase 20,000 shares each of Common Stock at an exercise price of $11.00 and $13.00 per share, respectively, were granted to newly-elected directors.

 SCR Option

  On April 1, 1993, SCR granted a non-qualifying stock option to a key employee to purchase 48,143 shares of common stock at an exercise price of $0.0073 per share. The option has a nine-year vesting period, subject to acceleration for certain events (such as the sale, merger or liquidation of the Company, or an initial public offering), and expires on April 1, 2002. Compensation expense of $281,000, which represents the excess of the estimated fair market value of the stock on the date of grant over the exercise price, is being recognized over the nine-year vesting period. The unrecognized portion of the

                              THE REGISTRY, INC.

compensation expense is recorded as a reduction of stockholders' equity in the accompanying balance sheet. Effective November 27, 1996, the stock option was exercised in accordance with the acceleration clause of the option agreement in connection with the acquisition of SCR by the Company as described in Note 4, and the remaining unamortized balance of deferred stock compensation of $164,000 was recorded as expense at that time.

 1994 ARI Stock Plan

  In 1994, ARI adopted the 1994 Stock Option Plan (the "1994 Plan"), under which 411,642 shares of common stock are reserved for issuance to eligible employees, directors and consultants upon the exercise of stock options. ARI also has outstanding options to purchase 7,409 shares of common stock and 27,000 shares of Series A Preferred Stock which were granted prior to the adoption of the 1994 Plan. Stock options were granted at prices determined by ARI's former Board of Directors and generally may not be less than 100% and 85%, for incentive and nonstatutory options, respectively, of the estimated fair value of the related shares on the date of grant. Options granted under the 1994 Plan are for periods not to exceed ten years, are exercisable beginning generally one year after the date of grant and vest ratably over a maximum period of five years following the date of grant.

  Options which expire or are canceled shall become available for reissuance under the 1994 Plan. The 1994 Plan provides for an unvested share repurchase option on behalf of ARI. In the event an optionee ceases to be eligible under the 1994 Plan for any reason, shares acquired through the exercise of an option which have not yet vested may be repurchased by ARI at the higher of the option exercise price or the value of the stock being purchased on the date of termination. All stock options granted to ARI's former management employees fully vest in the event of a change of control, as defined by the Board of Directors.

  The Company does not intend to grant any further options under the 1994
Plan.

  A summary of option activity under the 1994 Plan is as follows:

                                                               SERIES A
                                     COMMON STOCK           PREFERRED STOCK
                                ---------------------- --------------------------
                                NUMBER OF OPTION PRICE NUMBER OF   OPTION PRICE
                                 OPTIONS   PER SHARE    OPTIONS      PER SHARE
                                --------- ------------ ---------  ---------------
Outstanding at May 31, 1994...   151,485  $0.01-$0.24   150,000   $0.0157-$0.3285
Granted.......................    98,794        $0.24       --                --
Exercised.....................   (33,754) $0.01-$0.06  (123,000)   $0.0157-$0.135
Canceled......................   (28,267) $0.06-$0.24       --                --
                                 -------  -----------  --------   ---------------
Outstanding at June 24, 1995..   188,258  $0.01-$0.24    27,000   $0.0157-$0.3285
Elimination of duplicated ac-
 tivity from July to
 December 1995................       823        $0.24    23,000            $.0157
Granted.......................    41,164        $0.24       --                --
Exercised.....................   (18,935)       $0.24   (23,000)           $.0157
Canceled......................      (824)       $0.24       --                --
                                 -------  -----------  --------   ---------------
Outstanding at June 29, 1996..   210,486  $0.01-$0.24    27,000   $0.0157-$0.3285
                                 =======  ===========  ========   ===============

  On November 26, 1996, in conjunction with the acquisition of ARI by TRI, all options to purchase Series A Preferred Stock were converted into options to purchase 7,409 shares of Common Stock. Additionally, all options outstanding under the 1994 Plan vested upon the date of the acquisition.

                              THE REGISTRY, INC.

  The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Compensation is recognized for the difference between the exercise price of options granted and the estimated fair value of the related shares on the date of grant, and is recorded over the vesting period. The benefit of tax deductions associated with the exercise of non-qualified stock options or the disqualifying disposition of shares acquired through the exercise of incentive stock options in excess of the amount of compensation recorded for financial reporting purposes is recorded as a credit to additional paid-in capital.

12. EMPLOYEE SAVINGS PLAN

  The Company provides an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan") which covers substantially all employees. Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company may make contributions to the Plan at their discretion; such contributions totaled $17,000, $31,000 and $50,000 during the years ended May 31, 1994, June 24,
1995 and June 29, 1996, respectively.

13. COMMITMENTS

  In addition to leasing computer equipment under various capital leases (Note
5), the Company occupies premises under various noncancelable operating leases which include terms requiring the Company to pay a pro-rata portion of increased operating expenses and real estate taxes. The leases expire on various dates through fiscal 2002, and certain of the leases contain options for renewal or purchase of the related equipment.

  In January 1993, TRI entered into a three year lease with the Trust, which required annual rental payments of $120,000, payable in equal monthly installments of $10,000. This lease was amended in January of 1994 upon expansion of the leased area to require annual rental payments of $150,000, payable in equal monthly installments of $12,500. This lease was further amended in September 1995 upon expansion of the leased area to require annual payments of $357,000, payable in equal monthly installments of $29,800. The term of the lease was also extended through September 2010. In conjunction with the amendment in September 1995, the Company has begun to consolidate the accounts of the Trust on a prospective basis (see Note 15). Rent expense for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 (excluding amounts paid to the Trust after September 19, 1995) was $824,000, $1,746,000 and $2,090,000, respectively.

  At June 29, 1996, future minimum rental payments under noncancelable lease arrangements are as follows, excluding amounts payable to the Trust:

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   1997.................................................... $1,967,000 $ 92,000
   1998....................................................  1,767,000   50,000
   1999....................................................  1,417,000   10,000
   2000....................................................    949,000      --
   2001....................................................    472,000      --
   Thereafter..............................................     37,000      --
                                                            ---------- --------
   Total minimum lease payments............................ $6,609,000 $152,000
                                                            ==========
   Less--amount representing interest......................              23,000
                                                                       --------
   Present value of obligations under capital leases.......            $129,000
                                                                       ========

                              THE REGISTRY, INC.

14. FINANCIAL INSTRUMENTS

  The Company enters into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

  The carrying amounts of the Company's financial instruments, which include accounts receivable, notes receivable from related parties, line of credit, accounts payable, accrued salaries and wages, other accrued expenses, income taxes payable and long-term debt, approximate their fair values at June 29, 1996.

15. CONSOLIDATION OF REAL ESTATE TRUST

  As described in Note 13, the Company leases office space from a real estate trust, of which the president and majority stockholder of the Company is the sole beneficiary and an officer of the Company is the trustee. Effective September 19, 1995, the Company renegotiated its lease with the Trust in conjunction with a refinancing of the Trust's mortgage. The modified lease terms expanded the amount of space which the Company occupies, committed the Company to rent the facility through the maturity date of the mortgage loan, and granted the Company a right of first refusal to lease any space in the facility currently occupied by other tenants when the tenants' leases expire.

  Accordingly, as of this date, the Company obtained significant control over the operations of the Trust and assumed a significant portion of the Trust's obligations. As a result, the Company has consolidated the accounts of the Trust as of September 19, 1995 on a prospective basis. As of September 19, 1995, the Trust reported the following assets and liabilities:

   Fixed assets, net.............................................. $ 1,750,000
   Other current assets...........................................      49,000
   Security deposits and deferred income..........................     (84,000)
   Note payable to TRI............................................    (365,000)
   Mortgage loans payable.........................................  (1,461,000)
                                                                   -----------
                                                                   $  (111,000)
                                                                   ===========

  In September 1995, one of the mortgage loans payable by the Trust was refinanced with a new mortgage loan (see Note 8). At this time, a distribution of $649,000 was made to the beneficiary of the Trust.

  Rental income from tenants during the period from September 19, 1995 through June 29, 1996 was $137,000, which is included in interest and other income in the accompanying consolidated statement of income. Future minimum rental commitments from tenants are as follows at June 29, 1996:

   1997................................................................ $109,000
   1998................................................................   12,000
                                                                        --------
                                                                        $121,000
                                                                        ========

                              THE REGISTRY, INC.

16. UNAUDITED PRO FORMA INCOME INFORMATION

  The following unaudited pro forma income tax information is presented as if America's Registry and SCR each had been a C corporation subject to federal and state income taxes throughout the periods presented.

                         YEAR ENDED YEAR ENDED  YEAR ENDED SIX MONTHS ENDED SIX MONTHS ENDED
                          MAY 31,    JUNE 24,    JUNE 29,      DEC. 30,         DEC. 28,
                            1994       1995        1996          1995             1996
                         ---------- ----------- ---------- ---------------- ----------------
Income before taxes..... $1,891,000 $ 4,667,000 $9,759,000    $4,256,000       $6,934,000
Pro forma income tax
 provision..............    889,000   2,014,000  4,222,000     1,868,000        5,187,000
                         ---------- ----------- ----------    ----------       ----------
Pro forma net income.... $1,002,000 $ 2,653,000 $5,537,000    $2,388,000       $1,747,000
                         ========== =========== ==========    ==========       ==========

  From inception through the year ended May 31, 1994, America's Registry generated a taxable loss for which the Company would not have received a benefit, as America's Registry would have filed a separate tax return from TRI.

 Net Income Per Share

  Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common and common equivalent shares outstanding, after considering the events described in Notes 2, 4, 10 and 11. Weighted average common and common equivalent shares include common shares and common shares which may be issuable upon exercise of outstanding stock options, computed using the treasury stock method. The weighted average number of common and common equivalent shares outstanding also includes common shares issuable upon conversion of ARI's preferred stock, using the exchange ratio of
0.274428 shares of TRI Common Stock for each share of ARI stock. Pursuant to Securities and Exchange Commissions Staff Accounting Bulletin No. 83, stock options granted by the Company during the twelve months prior to the date of the initial filing of the Company's Registration Statement on Form S-1 have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period presented.

17. UNAUDITED SUBSEQUENT EVENTS

 Sun-Tek Consultants, Inc.

  On November 1, 1996, the Company, through a wholly owned subsidiary, acquired all of the outstanding stock of Sun-Tek Consultants, Inc., a Florida corporation ("Sun-Tek"), for $1,900,000 in cash. Sun-Tek Consultants, Inc. is an information technology consulting firm based in Orlando, Florida performing services similar to those of the Company. The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration over the estimated fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 30 years.

 Sterling Information Group, Inc.

  On November 27, 1996, the Company, through a wholly-owned subsidiary, acquired certain assets and liabilities of Sterling Information Group, Inc. ("Sterling"), a Texas corporation, for cash consideration of $7,500,000, plus amounts up to an aggregate of $500,000 contingent upon the operating results and expansion success of Sterling over the next 7 months. The cash consideration was paid in January 1997,

                              THE REGISTRY, INC.

and is included in current portion of long-term debt in the accompanying consolidated balance sheet. Sterling is an independent provider of outsourced software application development based in Austin, Texas. The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 30 years.

 James Duncan & Associates

  On December 24, 1996, the Company, through a wholly-owned subsidiary, acquired all of the outstanding share capital of AFC Holdings (Guernsey) Limited, a Guernsey trust which holds all of the outstanding share capital of James Duncan & Associates ("JDA"), a United Kingdom corporation, for $4,172,000, payable in $3,921,000 in cash, 2,736 shares of the Company's Common Stock and $125,000 payable on or before December 24, 1997 in cash or shares of the Company's Common Stock at the option of the selling stockholders. JDA is an information technology consulting firm performing services similar to those of the Company. The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired has been recorded as goodwill, and is being amortized on a straight-line basis over 30 years.

 Legal Settlement

  In August 1996, ARI received a settlement of $1,625,000 from its insurance company for payment of defense costs and certain expenses associated with a previous intellectual property rights matter. This amount, net of related expenses, has been included in interest and other income in the accompanying consolidated statement of income.

 Sale of Common and Preferred Stock

  On November 19, 1996, ARI sold 55,000 units to an unrelated investor for net proceeds of $2,607,000. Each unit consisted of 3 shares of ARI's Series A Preferred Stock and 0.5489 shares of the Company's Common Stock, for a total of 165,000 shares of Series A Preferred Stock and 30,187 shares of Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Application Resources, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Application Resources, Inc. at September 30, 1996, and the results of its operations and its cash flows for the nine month period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
January 6, 1997

                          APPLICATION RESOURCES, INC.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
  Cash and cash equivalents............................................ $2,631
  Accounts receivable, net of allowance for doubtful accounts of $37...  5,939
  Deferred income taxes................................................     65
  Other current assets.................................................    146
                                                                        ------
      Total current assets.............................................  8,781
Fixed assets, net......................................................    731
                                                                        ------
      Total assets..................................................... $9,512
                                                                        ======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................................... $   50
  Accounts payable.....................................................    489
  Accrued salaries and wages...........................................  1,309
  Other accrued expense................................................  1,445
  Income taxes payable.................................................    971
                                                                        ------
      Total current liabilities........................................  4,264
                                                                        ------
Long-term debt.........................................................    168
                                                                        ------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, no par value; authorized 5,000,000 shares; issued and outstanding 2,448,000 shares (liquidating preference $1,934)....  1,916
  Common stock, no par value; authorized 10,000,000 shares; issued and
   outstanding 2,494,000 shares........................................    167
  Notes receivable from stockholders (Note 4)..........................   (226)
  Retained earnings....................................................  3,223
                                                                        ------
      Total stockholders' equity.......................................  5,080
                                                                        ------
      Total liabilities and stockholders' equity....................... $9,512
                                                                        ======

   The accompanying notes are an integral part of these financial statements.

                          APPLICATION RESOURCES, INC.

                              STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1995
                                                    ------------- -------------
                                                                   (UNAUDITED)
Revenue............................................    $33,716       $21,598
Cost of revenue....................................     25,193        16,676
                                                       -------       -------
                                                         8,523         4,922
Selling, general and administrative expenses.......      6,172         3,437
                                                       -------       -------
Income from operations.............................      2,351         1,485
Interest expense...................................        (16)          (10)
Interest and other income..........................      1,235            13
                                                       -------       -------
Income before tax provision........................      3,570         1,488
Income tax provision...............................      1,647           575
                                                       -------       -------
Net income.........................................    $ 1,923       $   913
                                                       =======       =======


   The accompanying notes are an integral part of these financial statements.

                          APPLICATION RESOURCES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                              NOTES
                          PREFERRED STOCK   COMMON STOCK    RECEIVABLE
                          ---------------- ---------------     FROM     RETAINED
                           SHARES   VALUE   SHARES   VALUE STOCKHOLDERS EARNINGS TOTAL
                          --------- ------ --------- ----- ------------ -------- ------
Balance at December 31,
 1995...................  2,448,000 $1,916 2,448,000 $164     $(226)     $1,300  $3,154
Exercise of stock op-
 tions..................        --     --     46,000    3       --          --        3
Net income..............        --     --        --   --        --        1,923   1,923
                          --------- ------ --------- ----     -----      ------  ------
Balance at September 30,
 1996...................  2,448,000 $1,916 2,494,000 $167     $(226)     $3,223  $5,080
                          ========= ====== ========= ====     =====      ======  ======




   The accompanying notes are an integral part of these financial statements.

                          APPLICATION RESOURCES, INC.

                            STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1995
                                                    ------------- -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net income........................................    $ 1,923       $   913
 Adjustments to reconcile net income to net cash
  provided by (used for) operating activities:
  Depreciation.....................................        132            86
  Deferred income taxes............................       (408)         (193)
  Provision for losses on accounts receivable......         30           --
  Increase in accounts receivable..................     (2,146)       (1,045)
  Decrease in accounts receivable from related
   party...........................................        --             85
  (Increase) decrease in other current assets......        (94)            8
  Decrease in accounts payable.....................        (49)          (24)
  Increase in accrued salaries and wages...........        637           240
  Increase (decrease) in other accrued expenses....        761           (53)
  Increase (decrease) in income taxes payable......        861           (83)
                                                       -------       -------
   Net cash provided by (used for) operating
    activities.....................................      1,647           (66)
                                                       -------       -------
Cash flows from investing activities:
 Purchases of fixed assets.........................       (446)         (301)
                                                       -------       -------
Cash flows from financing activities:
 Repayments of long-term debt......................        (51)          --
 Payments to repurchase stock......................        --            (72)
 Proceeds from exercise of stock options...........          3            15
                                                       -------       -------
   Net cash used for financing activities..........        (48)          (57)
                                                       -------       -------
Net increase (decrease) in cash and cash
 equivalents.......................................      1,153          (424)
Cash and cash equivalents, beginning of period.....      1,478           803
                                                       -------       -------
Cash and cash equivalents, end of period...........    $ 2,631       $   379
                                                       =======       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for interest............................    $    13       $   --
 Cash paid for income taxes........................    $ 1,194       $   941

  See additional disclosure of non-cash financing activity in Note 6.

   The accompanying notes are an integral part of these financial statements.

                          APPLICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  Application Resources, Inc. (the "Company") is an information technology ("IT") professional services firm providing IT consultants on a contract basis to primarily industrial, manufacturing and financial organizations with complex IT operations. Three offices are maintained within Northern California, which is the Company's primary area of business. The Company was previously a division of The Application Group, Inc. As of October 1, 1994, The Application Group, Inc. spun off the assets and liabilities of the Company to its stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such investments are carried at cost plus accrued interest, which approximates market. At September 30, 1996, $2,043,000 of money market accounts are included in cash and cash equivalents in the accompanying balance sheet.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. At September 30, 1996, two customers comprised approximately 31% (21% and 10%, respectively) of the Company's accounts receivable and 29% (20% and 9%, respectively) of the Company's sales for the nine month period then ended. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Fixed Assets

  Fixed assets are stated at cost. Additions, renewals, and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Computer equipment......  5 years
   Software................  3 years
   Furniture and fixtures..  7 years
   Leasehold improvements..  Lesser of estimated useful life or remaining lease term

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial statement and tax basis of assets and liabilities, utilizing currently enacted tax rates.

 Advertising Costs

  Advertising costs are recorded as expense when incurred. Total advertising expense for the nine month period ended September 30, 1996 was not material.

                          APPLICATION RESOURCES, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at September 30, 1996, and the reported amounts of revenues and expenses during the nine month period then ended. Actual results could differ from those estimates.

 Financial Instruments

  The carrying amounts of the Company's financial instruments, which include money market investments, accounts receivable, notes receivable from stockholders, accounts payable, accrued salaries and wages, other accrued expenses, income taxes payable and long-term debt, approximate their fair values at September 30, 1996.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations and cash flows of the Company for the nine month period ended September 30, 1995 as presented in the accompanying financial statements. Results of operations for the nine month period are not necessarily indicative of the results of operations for the full fiscal year.

3. BALANCE SHEET DETAILS (IN THOUSANDS)

   Fixed assets:
     Computer equipment................................................. $  480
     Software...........................................................    228
     Furniture and fixtures.............................................    227
     Leasehold improvements.............................................    150
                                                                         ------
       Total fixed assets...............................................  1,085
     Less accumulated depreciation......................................    354
                                                                         ------
                                                                         $  731
                                                                         ======
   Other accrued expenses:
     Accrued employee benefits.......................................... $  245
     Accrued commissions and bonuses....................................    769
     Other accrued expenses.............................................    431
                                                                         ------
                                                                         $1,445
                                                                         ======

4. RELATED PARTY TRANSACTIONS

  Notes receivable from stockholders of $225,660 at September 30, 1996, which are included as a reduction of stockholders' equity in the accompanying balance sheet, represent promissory notes from two of the Company's officers for the exercise of stock options. The loans bear interest at a variable rate based upon federal income tax requirements (approximately 6% at September 30, 1996).

5. LINE OF CREDIT FACILITY

  At September 30, 1996, the Company had a line of credit arrangement with a bank which allowed the Company to borrow the lesser of $1,750,000 or 60% of eligible accounts receivable, as defined, at an interest rate of the bank's prime rate plus .50% (8.75% at September 30, 1996). There were no amounts

                          APPLICATION RESOURCES, INC.

outstanding at September 30, 1996. The line of credit is secured by all of the assets of the Company, contains certain restrictions, including limitations on the amount of distributions which can be made to stockholders, purchases of fixed assets, and new indebtedness, and requires the maintenance of certain financial covenants. On November 26, 1996, in conjunction with the merger with The Registry, Inc. (see Note 12), the Company terminated its line of credit agreement.

6. STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company is authorized to issue 5,000,000 shares of preferred stock, of which 3,000,000 shares are designated as Series A Preferred Stock (the "Preferred Stock"). The remaining preferred stock may be issued from time to time in one or more additional series at the discretion of the Board of Directors. Shares of Preferred Stock are non-redeemable and have a liquidation preference of $.79 per share plus any declared but unpaid dividends.

  Each share of Preferred Stock is convertible into the number of shares of common stock that results from dividing the conversion price in effect at the time of conversion into $.79 for each share of Preferred Stock being converted. The conversion price of the Preferred Stock is initially $.79 per share, subject to adjustment for stock splits, dividends, distributions and combinations. All shares of Preferred Stock are convertible into shares of common stock at a 1-to-1 ratio based on a conversion price of $.79 per share at September 30, 1996. At September 30, 1996, 2,448,000 shares of the Company's common stock are reserved for issuance upon conversion of the Preferred Stock.

  Each share of Preferred Stock shall automatically be converted into shares of common stock upon (i) the effectiveness of the Company's registration statement on Form S-1 pursuant to the closing of a public offering resulting in gross proceeds greater than $5,000,000 for the Company's common stock or
(ii) the election of the holders of two-thirds of the outstanding shares of Preferred Stock to convert all outstanding shares of Preferred Stock into common stock. In the event of a sale or merger of the Company to or with another corporation, holders of Preferred Stock have the right to convert each share of Preferred Stock into shares of common stock by delivery of an election to do so.

  For a vote other than for directors, preferred stockholders have voting rights equivalent to one vote for each share of common stock into which their respective shares of Preferred Stock are convertible on the record date of the vote. For election of directors, the holders of shares of common stock, voting as a class, are entitled to elect one director and the holders of shares of Preferred Stock, voting as a class, are entitled to elect all other directors. However, if more than 75% of the originally issued shares of Preferred Stock have been converted into common stock, all the directors of the Company are elected by the holders of Preferred Stock and common stock voting together as a single class.

  On November 26, 1996, in conjunction with the merger of the Company with The Registry, Inc. (see Note 12), all of the outstanding shares of Preferred Stock were converted into an equivalent number of shares of common stock.

                          APPLICATION RESOURCES, INC.

 Share Repurchase and Long-Term Debt

  The Company repurchased 465,000 shares of common stock and 465,000 shares of Preferred Stock from certain of its stockholders in 1995 at a price of $.065 and $.65 per share, respectively. These repurchased shares have been excluded from the number of shares issued and outstanding on the accompanying balance sheet. In conjunction with this transaction, the Company issued $261,000 in promissory notes, recorded as long-term debt on the accompanying balance sheet, due in five equal annual installments of $63,250, including interest at 6.83%, with the first payment due in June 1996. These notes are unsecured.

  Aggregate maturities of this long-term debt are as follows at September 30, 1996:

   1997................................................................ $ 50,000
   1998................................................................   53,000
   1999................................................................   56,000
   2000................................................................   59,000
                                                                        --------
                                                                        $218,000
                                                                        ========

7. STOCK OPTION PLAN

  In 1994, the Company adopted the 1994 Stock Option Plan (the "Plan"), under which 1,500,000 shares of common stock are reserved for issuance to eligible employees, directors and consultants upon the exercise of stock options. The Company also has outstanding options to purchase 27,000 shares of common stock and 27,000 shares of Preferred Stock which were granted prior to the adoption of the Plan. Stock options are granted at prices determined by the Board of Directors and generally may not be less than 100% and 85%, for incentive and nonstatutory options, respectively, of the estimated fair value of the related shares on the date of grant. Options granted under the Plan are for periods not to exceed ten years, are exercisable beginning generally one year after the date of grant and vest ratably over a maximum period of five years following the date of grant.

  Options which expire or are canceled shall become available for reissuance under the Plan. The Plan provides for an unvested share repurchase option on behalf of the Company. In the event an optionee ceases to be eligible under the Plan for any reason, shares acquired through the exercise of an option which have not yet vested may be repurchased by the Company at the higher of the option exercise price or the value of the stock being purchased on the date of termination. All stock options granted to the Company's management employees fully vest in the event of a change of control, as defined by the Board of Directors.

  The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Compensation is recognized for the difference between the exercise price of options granted and the estimated fair value of the related shares on the date of grant.

  Had compensation cost for the Company's stock option plan been determined based on the fair value of the options at the grant date, consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for awards made during 1995 and the nine month period ended September 30, 1996, the Company's net income would not have been materially different.

  The fair value of each option grant under SFAS 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1995, respectively: (i) dividend yield of 0% for both periods; (ii) expected volatility of 0% for both periods; (iii) risk-free interest rates of 6.05% and 5.5%, respectively; and (iv) expected lives of 5 years for both periods.

                          APPLICATION RESOURCES, INC.

  A summary of the status of the Company's stock option plan as of September 30, 1996 and for the nine month period then ended is as follows:

                                            COMMON STOCK     PREFERRED STOCK
                                         ------------------ ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER OF EXERCISE NUMBER OF EXERCISE
                                          OPTIONS   PRICE    OPTIONS   PRICE
                                         --------- -------- --------- --------
   Outstanding at December 31, 1995.....  686,000  $0.0627   27,000   $0.0522
   Granted..............................  130,000    0.065      --        --
   Exercised............................  (46,000)   0.065      --        --
   Canceled.............................   (3,000)   0.065      --        --
                                          -------  -------   ------   -------
   Outstanding at September 30, 1996....  767,000  $0.0629   27,000   $0.0522
                                          =======  =======   ======   =======
   Exercisable at September 30, 1996....  171,445  $0.0557   27,000   $0.0522
                                          =======  =======   ======   =======
   Weighted average fair value of
    options granted during the period...           $ 0.065            $   --
                                                   =======            =======
   Options available for future grant...  714,000               --
                                          =======            ======

The following table summarizes information about stock options outstanding as of September 30, 1996:

 Common Stock

                              OPTIONS OUTSTANDING

                                               WEIGHTED AVERAGE
                                                   REMAINING                NUMBER OF
                           NUMBER              CONTRACTUAL LIFE,             OPTIONS
   EXERCISE PRICE        OUTSTANDING               IN YEARS                EXERCISABLE
   --------------        -----------           -----------------           -----------
   $0.0017                  23,000                    6.3                     23,000
   $0.0217                   2,000                    6.8                      2,000
   $0.0365                   2,000                    6.8                      2,000
   $0.0650                 740,000                    8.3                    144,445
                           -------                    ---                    -------
                           767,000                    8.3                    171,445
                           =======                    ===                    =======

 Preferred Stock

                              OPTIONS OUTSTANDING

                                               WEIGHTED AVERAGE
                                                   REMAINING                NUMBER OF
                           NUMBER              CONTRACTUAL LIFE,             OPTIONS
   EXERCISE PRICE        OUTSTANDING               IN YEARS                EXERCISABLE
   --------------        -----------           -----------------           -----------
   $0.0157                 23,000                     6.3                    23,000
   $0.1953                  2,000                     6.8                     2,000
   $0.3285                  2,000                     6.8                     2,000
                           ------                     ---                    ------
                           27,000                     6.3                    27,000
                           ======                     ===                    ======

                          APPLICATION RESOURCES, INC.

8. INCOME TAXES

  The following is a summary of the components of the income tax provision:

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
   Current:
     Federal......................................................  $1,579,000
     State........................................................     476,000
                                                                    ----------
                                                                     2,055,000
                                                                    ----------
   Deferred:
     Federal......................................................    (326,000)
     State........................................................     (82,000)
                                                                    ----------
                                                                      (408,000)
                                                                    ----------
                                                                    $1,647,000
                                                                    ==========

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. Deferred tax assets and liabilities are comprised of the following at September 30, 1996:

                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
Deferred tax assets:
  Accrued expenses................................................   $270,000
  Allowance for doubtful accounts.................................     15,000
  Other...........................................................     15,000
                                                                     --------
    Total gross deferred tax assets...............................    300,000
                                                                     --------
Deferred tax liabilities:
  Conversion from cash to accrual basis...........................    217,000
  Fixed assets....................................................     18,000
                                                                     --------
    Total gross deferred tax liabilities..........................    235,000
                                                                     --------
  Net deferred tax asset..........................................   $ 65,000
                                                                     ========

                          APPLICATION RESOURCES, INC.

  Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
   Statutory U.S. federal tax rate................................     34.0%
   State taxes, net of federal tax benefit........................      7.1%
   Non-deductible expenses........................................      5.0%
                                                                       ----
   Effective tax rate.............................................     46.1%
                                                                       ====

  Non-deductible expenses primarily relate to certain costs incurred in connection with the planned sale or merger of the Company (see Note 12).

9. COMMITMENTS AND CONTINGENCIES

  The Company occupies premises under various noncancellable operating leases, which include terms requiring the Company to pay a pro-rata portion of increased operating expenses and real estate taxes. The Company also leases certain types of office equipment. The leases expire on various dates through 2001, and certain of the leases contain options for renewal or purchase of the related equipment.

  At September 30, 1996, future minimum rental payments under noncancellable lease arrangements are as follows:

   Three months ended December 31, 1996............................. $   80,000
   1997.............................................................    319,000
   1998.............................................................    270,000
   1999.............................................................    256,000
   2000.............................................................    262,000
   2001.............................................................    100,000
                                                                     ----------
     Total minimum lease payments................................... $1,287,000
                                                                     ==========

  Rent expense was $266,000 for the nine month period ended September 30, 1996.

  The Company is involved in litigation arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation will not have a material effect on the Company's financial position or results of operations or cash flows.

10. RETIREMENT PLAN

  The Company maintains a 401(k) retirement plan for its employees who have completed more than one month of service. Under the terms of the plan, employees may contribute a percentage of their salary, which is then invested in one or more of several mutual funds selected by the employee. The plan year is from January 1 to December 31, and the discretionary employer matching contribution is established at the end of the plan year. The Company made contributions of $12,000 to the retirement plan during the nine month period ended September 30, 1996.

                          APPLICATION RESOURCES, INC.

11. LEGAL SETTLEMENT

  In August 1996, the Company received a settlement of $1,625,000 from its insurance company for payment of defense costs and certain expenses associated with a previous intellectual property rights matter. This amount, net of related expenses, has been included in interest and other income in the accompanying unaudited consolidated statement of income.

12. SUBSEQUENT EVENTS

  On November 19, 1996, the Company sold 55,000 units to an unrelated investor for net proceeds of $2,607,000. Each unit consisted of 3 shares of the Company's Series A Preferred Stock and 2 shares of the Company's common stock, for a total of 165,000 shares of Preferred Stock and 110,000 shares of common stock.

  On November 26, 1996, all of the outstanding shares of the Company's Series A Preferred Stock were converted into 2,613,000 shares of common stock.

  On November 26, 1996, the Company was acquired by The Registry, Inc. by merger. The Registry, Inc. acquired all of the outstanding shares of the Company in exchange for 1,431,682 shares of The Registry, Inc.'s common stock.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Application Resources, Inc.

We have audited the accompanying balance sheets of Application Resources, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for the year ended December 31, 1995 and three month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Application Resources, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and the three month period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                     Ernst & Young LLP

San Francisco, California
January 24, 1997

                          APPLICATION RESOURCES, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1995
                                                        ----------  ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $  803,003  $1,477,826
  Accounts receivable--net of allowance for doubtful
   accounts of $44,640 in 1994 and $7,445 in 1995......  3,029,906   3,744,526
  Unbilled receivables.................................    641,887      70,741
  Accounts receivable from related party...............     92,793       7,306
  Prepaid expenses and other current assets............     46,885      51,920
                                                        ----------  ----------
    Total current assets...............................  4,614,474   5,352,319
                                                        ----------  ----------
Property, equipment and leasehold improvements:
  Computer equipment...................................    373,759     468,003
  Software.............................................     53,680     237,218
  Furniture and fixtures...............................    126,058     151,357
  Leasehold improvements...............................        939       8,972
                                                        ----------  ----------
                                                           554,436     865,550
Less accumulated depreciation..........................   (333,209)   (448,129)
                                                        ----------  ----------
Net property, equipment and leasehold improvements.....    221,227     417,421
                                                        ----------  ----------
    Total assets....................................... $4,835,701  $5,769,740
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accrued compensation................................. $  924,725  $  909,626
  Other accrued liabilities............................    277,041     446,370
  Accounts payable.....................................    604,559     538,046
  Income taxes payable.................................    293,140     100,127
  Current portion of notes payable.....................        --       54,440
  Current portion of deferred taxes....................     98,840     124,501
                                                        ----------  ----------
    Total current liabilities..........................  2,198,305   2,173,110
Deferred income taxes..................................    440,095     227,812
Notes payable..........................................        --      215,407
Shareholders' equity:
  Preferred stock, no par value, 5,000,000 shares
   authorized; 2,790,000 issued; outstanding: 2,790,000
   at December 31, 1994 and 2,448,000 at December 31,
   1995; with a preference in liquidation of
   $1,933,920..........................................  2,204,100   1,915,709
  Common stock, no par value, 10,000,000 shares
   authorized; 2,790,000 issued; outstanding: 2,790,000
   at December 31, 1994 and 2,448,000 at December 31,
   1995................................................    192,823     164,139
  Notes receivable from shareholders...................   (225,660)   (225,660)
  Retained earnings....................................     26,038   1,299,223
                                                        ----------  ----------
    Total shareholders' equity.........................  2,197,301   3,153,411
                                                        ----------  ----------
    Total liabilities and shareholders' equity......... $4,835,701  $5,769,740
                                                        ==========  ==========

                            See accompanying notes.

                          APPLICATION RESOURCES, INC.

                              STATEMENTS OF INCOME

                                                       THREE MONTHS
                                                          ENDED      YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
Revenues, net of discounts............................  $6,420,524  $29,869,670
Cost of services......................................   4,993,107   22,940,424
                                                        ----------  -----------
                                                         1,427,417    6,929,246
Selling, general and administrative expenses..........   1,365,535    4,800,842
                                                        ----------  -----------
Income from operations................................      61,882    2,128,404
Other income..........................................       6,909       32,770
Interest expense......................................         --        16,528
                                                        ----------  -----------
Income before taxes...................................      68,791    2,144,646
Income tax provision..................................      42,753      871,461
                                                        ----------  -----------
Net income............................................  $   26,038  $ 1,273,185
                                                        ==========  ===========



                            See accompanying notes.

                          APPLICATION RESOURCES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                           PREFERRED STOCK         COMMON STOCK      SHAREHOLDER                TOTAL
                         ---------------------  -------------------     NOTES     RETAINED  SHAREHOLDERS'
                           SHARE     AMOUNTS      SHARE    AMOUNTS   RECEIVABLE   EARNINGS     EQUITY
                         ---------  ----------  ---------  --------  ----------- ---------- -------------
Equity transferred at
 inception--October 1,
 1994................... 2,790,000  $2,204,100  2,790,000  $192,823   $(940,616) $      --   $1,456,307
  Paydown of shareholder
   notes receivable.....       --          --         --        --      714,956         --      714,956
  Net income............       --          --         --        --          --       26,038      26,038
                         ---------  ----------  ---------  --------   ---------  ----------  ----------
Balance, December 31,
 1994................... 2,790,000   2,204,100  2,790,000   192,823    (225,660)     26,038   2,197,301
  Exercise of stock
   options..............   123,000      13,860    123,000     1,540         --          --       15,400
  Repurchase of capital
   stock................  (465,000)   (302,251)  (465,000)  (30,224)        --          --     (332,475)
  Net income............       --          --         --        --          --    1,273,185   1,273,185
                         ---------  ----------  ---------  --------   ---------  ----------  ----------
Balance, December 31,
 1995................... 2,448,000  $1,915,709  2,448,000  $164,139   $(225,660) $1,299,223  $3,153,411
                         =========  ==========  =========  ========   =========  ==========  ==========



                            See accompanying notes.

                          APPLICATION RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                     THREE MONTHS
                                                        ENDED      YEAR ENDED
                                                     DECEMBER 31, DECEMBER 31,
                                                         1994         1995
                                                     ------------ ------------
OPERATING ACTIVITIES
Net income..........................................  $  26,038    $1,273,185
Adjustment to reconcile net income to net cash pro-
 vided by operating activities:
  Depreciation and amortization.....................     19,146       114,917
  Decrease in deferred income taxes.................   (250,391)     (186,622)
  Changes in operating assets and liabilities:
    Accounts receivable.............................    215,742      (714,620)
    Unbilled receivables............................   (311,268)      571,146
    Accounts receivable from related party..........    136,024        85,487
    Prepaid expenses and other current assets.......     13,508        (5,035)
    Accrued compensation............................     27,280       (15,099)
    Other accrued liabilities.......................     56,463       178,242
    Accounts payable................................    117,868       (66,513)
    Income taxes payable............................    293,140      (193,013)
                                                      ---------    ----------
Net cash provided by operating activities...........    343,550     1,042,075
                                                      ---------    ----------
INVESTING ACTIVITIES
Purchases of property, equipment and leasehold im-
 provements.........................................    (59,321)     (311,113)
                                                      ---------    ----------
FINANCING ACTIVITIES
Borrowings on commercial loan.......................    416,000           --
Payments on commercial loan.........................   (612,182)          --
Paydown of shareholders notes receivable............    714,956           --
Payments to repurchase capital stock................        --        (71,539)
Proceeds from exercise of stock options.............        --         15,400
                                                      ---------    ----------
Net cash provided by (used in) financing activi-
 ties...............................................    518,774       (56,139)
                                                      ---------    ----------
Net increase in cash and cash equivalents...........    803,003       674,823
Cash and cash equivalents at beginning of year......        --        803,003
                                                      ---------    ----------
Cash and cash equivalents at end of year............  $ 803,003    $1,477,826
                                                      =========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes......................................  $     --     $1,251,298
  Interest..........................................      3,316         7,617


                            See accompanying notes.

                          APPLICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

  Application Resources, Inc. (the "Company") provides computer programmers for mainframe, midrange and personal computer applications to its clients located primarily in Northern California. The Company, previously named The Application Group Consulting Services, Inc., was incorporated on August 9, 1993, in the state of California, as a division of The Application Group, Inc. ("AGI"). As of October 1, 1994, AGI spun off the assets and liabilities of the Company to its shareholders.

  Two clients comprise 17% and 11%, respectively, of total revenue for 1995. No other clients represent more than 10% of the Company's total revenue for 1995.

SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition and Direct Costs

  Revenues arising from services are recognized when the services are performed. Direct costs include compensation to consultants and other personnel costs directly associated with consulting services provided and are recorded as incurred.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash equivalents approximates fair value.

 Property, Equipment and Leasehold Improvements

  Computer equipment, software, furniture and fixtures, and leasehold improvements are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

 Income Taxes

  The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the effective tax rates.

2. RESTATEMENT OF FINANCIAL INFORMATION

  The Company has restated its financial statements for the year ended December 31, 1995. This action was taken as a result of management's discovery during January 1997, that a number of individually

                          APPLICATION RESOURCES, INC.

insignificant expenses totalling $170,576 charged against earnings during 1995 were actually related to fiscal 1994. In addition, management determined that a charge for deferred compensation expense of $112,000 which was recorded during 1995 actually related to stock options of former AGI employees which were exercised concurrently with the spin-off of the Company from AGI on October 1, 1994.

  The 1995 financial statements have been restated to reverse the improperly recorded expenses, and in the opinion of management, all material adjustments necessary to correct the 1995 financial statements have been recorded. The effect of the above restatement (net of related income taxes) on the previously issued 1995 Financial Statements was to increase previously recorded net income by $234,022 and reduce opening retained earnings and common stock by $117,564 and $166,458, respectively.

3. BANK LINE OF CREDIT

  The Company has a revolving line of credit agreement with a bank which allows the Company to borrow up to $1,750,000 at the bank's prime rate plus
 .50% (9% at December 31, 1995). There were no amounts outstanding under this line of credit at December 31, 1995. The agreement includes covenants requiring the Company to maintain certain levels of working capital, tangible net worth and net income. The line of credit expires July 1, 1996.

4. INCOME TAXES

  The following is a summary of the components of the income tax provision:

                                                       THREE MONTH
                                                       PERIOD ENDED  YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Current:
     Federal..........................................  $ 249,946    $  820,755
     State............................................     68,957       237,328
                                                        ---------    ----------
                                                          318,903     1,058,083
                                                        ---------    ----------
   Deferred:
     Federal..........................................   (217,116)     (154,815)
     State............................................    (59,034)      (31,807)
                                                        ---------    ----------
                                                         (276,150)     (186,622)
                                                        ---------    ----------
                                                        $  42,753    $  871,461
                                                        =========    ==========

                          APPLICATION RESOURCES, INC.

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. Deferred tax assets and liabilities are comprised of the following:

                                                       THREE MONTH
                                                       PERIOD ENDED  YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Deferred tax assets:
     Accrued expenses.................................  $ 120,332    $ 101,366
   Deferred tax liabilities:
     Conversion from cash to accrual basis............   (644,899)    (434,186)
     Fixed assets.....................................    (14,368)     (19,493)
                                                        ---------    ---------
   Total gross deferred tax liabilities...............   (659,267)    (453,679)
                                                        ---------    ---------
   Net deferred tax liability.........................  $(538,935)   $(352,313)
                                                        =========    =========

  The provision for income tax differs from the amount that would result from applying the federal statutory rate to income before taxes, as follows:

                                                       THREE MONTH
                                                       PERIOD ENDED  YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Expected tax provision.............................     34.0%        34.0%
   State income tax, net of federal benefit...........      9.5          6.3
   Non-deductible expenses............................     18.6          0.3
                                                           ----         ----
   Actual tax provision...............................     62.1%        40.6%
                                                           ====         ====

  In the course of filing its annual tax return, the Company has taken a position regarding the timing of income recognition for tax purposes, which, based on the related facts and circumstances, may be contrary to applicable Treasury regulations. Management and its legal advisors are of the opinion that the Company's position is supported by the related facts and circumstances. However, should this position be disallowed by the Internal Revenue Service, the Company could be subject to fines of up to $150,000.

5. SHAREHOLDERS' EQUITY

PREFERRED STOCK

  The Company is authorized to issue 5,000,000 shares of preferred stock, which has a liquidation preference of $.79 per share. Each share of preferred stock is convertible into the number of shares of common stock that results from dividing the conversion price, in effect at the time of conversion, into $.79 for each share of preferred stock being converted. The conversion price of the preferred stock is initially $.79 per share and will, in subsequent years, be subject to adjustments for stock splits, dividends, distributions and combinations. At December 31, 1995, shares of preferred stock are convertible into shares of common stock at a 1-to-1 ratio based on the conversion price of $.79 per share.

  Preferred stockholders have voting rights equivalent to one vote for each full share of common stock into which their respective shares of preferred stock are convertible on the record date for the vote.

                          APPLICATION RESOURCES, INC.

STOCK OPTION PLAN

  The Company accounts for stock options under Accounting Principles Board Opinion No. 25. Under the terms of the stock option plan, stock options to purchase shares of the Company's common and preferred stock are granted at a price equal to the market price of the stock at the date of grant. Options for common and preferred stock were granted at $.065 and $.65 per share, respectively during the 3 months ended December 31, 1994 and the year ended December 31, 1995. Stock options may be exercised within ten years from the date of grant and generally vest over a period of five years. All stock options granted to the Company's management employees fully vest in the event of a change of control as defined by the Board of Directors. The shares that may be granted or sold under this plan is limited to 1,527,000 shares of common stock and 27,000 shares of preferred stock.

  Changes in stock options under the plan were as follows:

                                                COMMON   PREFERRED
                                                STOCK      STOCK     TOTAL
                                               --------  ---------  --------
   Options outstanding at Inception--October
    1, 1994...................................      --        --         --
     Granted..................................  552,000   150,000    702,000
     Exercised................................      --        --         --
     Canceled.................................      --        --         --
                                               --------  --------   --------
   Options outstanding at December 31, 1994...  552,000   150,000    702,000
     Granted..................................  360,000       --     360,000
     Exercised................................ (123,000) (123,000)  (246,000)
     Canceled................................. (103,000)      --    (103,000)
                                               --------  --------   --------
   Options outstanding at December 31, 1995...  686,000    27,000    713,000
                                               ========  ========   ========
   Options exercisable at December 31, 1995...  119,400    27,000    146,400
                                               ========  ========   ========
   Options available for grant................  841,000       --     841,000
                                               ========  ========   ========

  The Company repurchased 465,000 shares of common stock and 465,000 shares of preferred stock from its employees and former AGI employees in 1995 at $.065 and $.65 per share, respectively. In conjunction with this transaction, the Company issued promissory notes in the amount of $260,936, recorded on the balance sheet, due in five equal annual installments of $63,250, including interest at 6.83%, with the first payment due in June 1996.

6. LEASE COMMITMENTS

  The Company leases its office facilities and certain equipment, which are accounted for as operating leases. At December 31, 1995, minimum commitments under these noncancelable operating leases having initial terms in excess of one year are as follows:

     1996.......................................................... $  361,814
     1997..........................................................    322,641
     1998..........................................................    256,234
     1999..........................................................    250,347
     2000..........................................................    250,347
     2001 and thereafter...........................................    177,369
                                                                    ----------
                                                                     1,618,752
     Less aggregate future minimum rentals to be received under
      noncancelable subleases......................................      3,922
                                                                    ----------
                                                                    $1,614,830
                                                                    ==========

                          APPLICATION RESOURCES, INC.

  Rental expense amounted to $106,535 for the three months ended December 31, 1994 and $369,664 for the year ended December 31, 1995. Rental expense in 1995 includes $101,605 which was paid to related parties.

7. RETIREMENT PLAN

  The Company has a 401(K) retirement plan for its employees with more than one month of service. The plan year is from January 1 to December 31, and the discretionary employer matching contribution is established at the end of the plan year. The Company contributions to the retirement plan for the three months ended December 31, 1994 and the year ended December 31, 1995 were $8,000 and $12,000, respectively.

8. CONTINGENCIES

  The Company is involved in litigation arising in the normal course of business. Management's opinion is that the ultimate outcome of this litigation will not have a material adverse effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENTS

  On November 19, 1996, the Company sold 55,000 units to an unrelated investor for net proceeds of $2,607,000. Each unit consisted of 3 shares of the Company's Preferred Stock and 2 shares of the Company's common stock, for a total of 165,000 shares of Preferred Stock and 110,000 shares of common stock.

  On November 26, 1996, the Company was acquired by The Registry, Inc. by merger. The Registry, Inc. acquired all of the outstanding shares of the Company in exchange for 1,431,682 shares of The Registry, Inc.'s common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Registry, Inc.

In our opinion, the accompanying statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of the Consulting Services Division of The Application Group, Inc. (the "Company") for the nine month period ended September 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
January 24, 1997

          CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.

                            STATEMENT OF OPERATIONS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1994
                             (DOLLARS IN THOUSANDS)

Revenue................................................................ $16,396
Cost of revenue........................................................  12,846
                                                                        -------
                                                                          3,550
Selling, general and administrative expenses...........................   4,320
                                                                        -------
Loss from operations...................................................     770
Interest expense.......................................................      44
                                                                        -------
Net loss............................................................... $   814
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

          CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.

                            STATEMENT OF CASH FLOWS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1994
                          INCREASE (DECREASE) IN CASH
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
 Net loss............................................................. $  (814)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation........................................................      58
  Provision for losses on accounts receivable.........................       8
  Increase in accounts receivable.....................................  (1,026)
  Decrease in other current assets....................................     365
  Decrease in intercompany receivable.................................   1,064
  Decrease in accounts payable........................................     (77)
  Increase in accrued salaries and wages..............................     580
  Decrease in other accrued expenses..................................     (86)
                                                                       -------
   Net cash provided by operating activities..........................      72
                                                                       -------
Cash flows from investing activities:
 Purchases of fixed assets............................................     (72)
                                                                       -------
   Net cash used for investing activities.............................     (72)
                                                                       -------
Net change in cash....................................................       0
Cash, beginning of period.............................................       0
                                                                       -------
Cash, end of period................................................... $     0
                                                                       =======

   The accompanying notes are an integral part of these financial statements.

          CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  The Consulting Services Division (the "Company") of The Application Group, Inc. was an information technology ("IT") professional services group providing IT consultants on a contract basis to primarily industrial, manufacturing and financial organizations with complex IT operations. Three offices are maintained within Northern California, which is the primary area of business. As of October 1, 1994, The Application Group, Inc. spun off the assets and liabilities of the Company to its stockholders, in a new entity named Application Resources, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  These financial statements present the results of operations and cash flows of the Consulting Services Division of The Application Group, Inc. ("AGI"), which were previously included in AGI's financial statements. Securities and Exchange Commission Staff Accounting Bulletin Number 55 requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. Accordingly, included in the accompanying financial statements are costs allocated to the Company by The Application Group, Inc. (see Note 6).

  Prior to September 30, 1994, the Company was conducted as a division of The Application Group, Inc. and not as a distinct legal entity. Accordingly, there are no equity and capital accounts at the Company's level. Instead, a parent company investment was maintained by AGI to account for the net assets of the Company. No interest has been charged on the parent company investment.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. At September 30, 1994, one customer comprised approximately 10% of the Company's accounts receivable. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Fixed Assets

  Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Computer equipment......  5 years
   Software................  3 years
   Furniture and fixtures..  7 years
   Leasehold improvements..  Lesser of estimated useful life or remaining lease term

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and

          CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.

liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the nine month period ended September 30, 1994. Actual results could differ from those estimates.

3. INCOME TAXES

  Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily due to the following:

                                                         NINE MONTH PERIOD ENDED
                                                           SEPTEMBER 30, 1994
                                                         -----------------------
   Statutory U.S. federal tax rate......................          (34.0)%
   Net operating loss without tax benefit...............           34.0%
                                                                  -----
   Effective tax rate...................................            -- %
                                                                  =====

  Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. During the nine month period ended September 30, 1994, the Company incurred a net loss for which it will not be able to receive a benefit as a separate entity subsequent to the spin off of the Company from AGI.

4. RETIREMENT PLAN

  AGI maintains a 401(k) retirement plan for its employees who have completed more than one month of service. Under the terms of the plan, employees may contribute a percentage of their salary, which is then invested in one or more of several mutual funds selected by the employee. The plan year is from January 1 to December 31, and the discretionary employer matching contribution is established at the end of the plan year. Employer contributions to the plan during the nine month period ended September 30, 1994 for employees of the Company were approximately $20,000.

5. WRITE-OFF OF LEGAL FEES

  In December 1989, the Company entered into a license agreement providing for the use of certain software. In May 1991, the licensor notified the Company of the termination of the license agreement, alleging breach of contract, misappropriation of trade secrets and unfair competition. The Company invoked the arbitration provisions of the license agreement and asserted claims against the licensor.

  On March 29, 1994, the Company and the licensor reached a settlement agreement. Under the terms of the agreement, all disputes were resolved. Except for legal fees discussed below, there is no material financial impact from the settlement on the Company.

          CONSULTING SERVICES DIVISION OF THE APPLICATION GROUP, INC.

  The Company has incurred legal fees in connection with the arbitration that were submitted to its insurance carrier for reimbursement. Claims receivable from the insurance carrier totaled $372,389 at December 31, 1993. In October 1993, the Company's insurance carrier filed an action for declaratory relief against the Company for approximately $452,000 in legal fees paid to the Company by the insurance carrier. In July 1994, the Company filed a counterclaim against its insurance carrier alleging, among other things, breach of contract.

  Due to the insurance carrier's assertions that it would not pay the amounts due to the Company, the claim receivable was written off during the nine month period ended September 30, 1994, and charged to the Company's selling, general and administrative expenses. The Company and its insurance carrier subsequently reached a settlement in August 1996, whereby the insurance carrier paid $1,625,000 to the Company.

6. ALLOCATION OF SELLING, GENERAL AND ADMINISTRATIVE AND INTEREST EXPENSES

  Certain selling, general and administrative costs incurred by AGI are directly attributable to the Company. These costs include payroll and related costs of sales and recruiting personnel who are specifically assigned to the Company's business and customers. Such costs, totaling $2,362,000 during the nine month period ended September 30, 1994, have been charged to the Company and are included in the accompanying statement of operations.

  The Application Group, Inc. allocates all of its remaining general and administrative expenses to its various divisions. These costs include AGI's executive management and corporate overhead, benefit administration, cash management services, and other support and executive functions.

  Such costs are allocated based on a percentage of AGI's total costs for the services provided, based on factors such as total direct expenses, square footage or the relative level of administrative requirements for AGI's various divisions. Management believes that such allocations, including their methodologies, are reasonable. The allocation of these selling, general and administrative expenses to the Company totaled $1,586,000 for the nine month period ended September 30, 1994.

  All of the allocations and charges described above are included in selling, general and administrative expenses in the accompanying financial statements.

  Interest expense incurred by AGI is allocated to its various divisions based upon the relative level of accounts receivable, as this is the primary use of AGI's line of credit. Management believes that such allocation is reasonable. The allocation of interest expense to the Company totaled $44,000 for the nine month period ended September 30, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Shamrock Computer Resources,
Ltd.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Shamrock Computer Resources, Ltd. (the "Company") at September 30, 1996, and the results of its operations and its cash flows for the nine month period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
December 20, 1996

                       SHAMROCK COMPUTER RESOURCES, LTD.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
  Cash and cash equivalents............................................ $  661
  Accounts receivable, net of allowance for doubtful accounts of $125..  5,596
  Other current assets.................................................     90
                                                                        ------
      Total current assets.............................................  6,347
Fixed assets, net......................................................    952
Other assets...........................................................     14
                                                                        ------
      Total assets..................................................... $7,313
                                                                        ======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit....................................................... $1,200
  Current portion of long-term debt....................................    134
  Accounts payable.....................................................    701
  Accrued salaries and wages...........................................    642
  Other accrued expenses...............................................    956
                                                                        ------
      Total current liabilities........................................  3,633
                                                                        ------
Long-term debt.........................................................    244
                                                                        ------
Commitments (Note 7)
Stockholders' equity
  Common stock, no par value; authorized 100,000 shares; issued and
   outstanding 6,720 shares............................................      2
  Additional paid-in capital...........................................    465
  Deferred stock compensation (Note 8).................................   (172)
  Retained earnings....................................................  3,141
                                                                        ------
      Total stockholders' equity.......................................  3,436
                                                                        ------
        Total liabilities and stockholders' equity..................... $7,313
                                                                        ======

   The accompanying notes are an integral part of these financial statements

                       SHAMROCK COMPUTER RESOURCES, LTD.

                              STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1996          1995
                                                    ------------- -------------
                                                                   (UNAUDITED)
Revenue............................................    $28,928       $17,585
Cost of revenue....................................     19,706        12,091
                                                       -------       -------
                                                         9,222         5,494
Selling, general and administrative expenses.......      7,062         4,056
                                                       -------       -------
Income from operations.............................      2,160         1,438
Interest expense...................................        (37)           (5)
Interest and other income..........................          8             1
                                                       -------       -------
Net income.........................................    $ 2,131       $ 1,434
                                                       =======       =======



   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                    ADDITIONAL   DEFERRED
                             COMMON  PAID-IN      STOCK     RETAINED
                             STOCK   CAPITAL   COMPENSATION EARNINGS   TOTAL
                             ------ ---------- ------------ --------  -------
Balance at December 31,
 1995.......................  $ 2      $465       $(195)    $ 2,593   $ 2,865
Distributions...............   --       --          --       (1,583)   (1,583)
Net income..................   --       --          --        2,131     2,131
Amortization of deferred
 stock compensation.........   --       --           23         --         23
                              ---      ----       -----     -------   -------
Balance at September 30,
 1996.......................  $ 2      $465       $(172)    $ 3,141   $ 3,436
                              ===      ====       =====     =======   =======




   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                            STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                   -----------------------------
                                                   SEPT. 30, 1996 SEPT. 30, 1995
                                                   -------------- --------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net income......................................      $2,131         $1,434
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation...................................         195            115
  Amortization of deferred stock compensation....          23             23
  Provision for losses on accounts receivable....         100             18
  Increase in accounts receivable................      (1,692)        (1,573)
  Increase in other current assets...............         (16)            (8)
  Increase in other assets.......................          (5)            (7)
  Increase in accounts payable...................         264            488
  Increase in accrued expenses...................         125            424
  Decrease in accrued salaries and wages.........         (61)           (81)
                                                       ------         ------
   Net cash provided by operating activities.....       1,064            833
                                                       ------         ------
Cash flows from investing activities:
 Purchases of fixed assets.......................        (694)          (379)
                                                       ------         ------
Cash flows from financing activities:
 Net borrowings on line of credit................       1,200            --
 Proceeds from issuance of long-term debt........         378            --
 Repayment of long-term debt.....................         (29)           (28)
 Distributions to stockholders...................      (1,583)          (672)
                                                       ------         ------
   Net cash used for financing activities........         (34)          (700)
                                                       ------         ------
Net increase (decrease) in cash and cash
 equivalents.....................................         336           (246)
Cash and cash equivalents, beginning of period...         325            478
                                                       ------         ------
Cash and cash equivalents, end of period.........      $  661         $  232
                                                       ======         ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest..........................      $   37         $    5


   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  Shamrock Computer Resources, Ltd. (the "Company") is an information technology ("IT") professional services firm providing IT consultants on a contract basis to organizations with complex IT operations, particularly in the manufacturing, transportation and financial services industries. Offices are maintained in five states in the midwestern United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Temporary cash investments in money market accounts are considered to be cash equivalents. Such investments are carried at cost plus accrued interest, which approximates market value.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Accounts receivable in the accompanying balance sheet include amounts which were earned prior to September 30,1996 but not billed to customers until shortly thereafter due to the timing of invoicing. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. At September 30, 1996, two customers comprised approximately 35% (24% and 11%) of the Company's accounts receivable and 34% (23% and 11%) of the Company's sales for the nine month period then ended. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Fixed Assets

  Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Computer equipment.............................................. 5 years
   Furniture and equipment......................................... 5 to 7 years

 Advertising Costs

  Advertising costs are recorded as expense when incurred. Total advertising expense for the nine month period ended September 30, 1996 was $89,000.

 Income Taxes

  For federal and state income tax purposes, the Company is treated as an S corporation and is not subject to corporate income taxes. Accordingly, no recognition has been given to income taxes for financial reporting purposes. Taxes on the Company's income are borne by the individual stockholders on their individual tax returns through an allocation of taxable income.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       SHAMROCK COMPUTER RESOURCES, LTD.

liabilities at September 30, 1996, and the reported amounts of revenues and expenses during the nine month period then ended. Actual results could differ from those estimates.

 Financial Instruments

  The carrying amounts of the Company's financial instruments, which include accounts receivable, line of credit, accounts payable, accrued salaries and wages, other accrued expenses and long-term debt, approximate their fair values at September 30, 1996.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations and cash flows of the Company for the nine month period ended September 30, 1995 as presented in the accompanying financial statements. Results of operations for the nine month period are not necessarily indicative of the results of operations for the full fiscal year.

3. BALANCE SHEET DETAIL (IN THOUSANDS)

   Fixed assets:
     Computer equipment................................................. $1,000
     Furniture and equipment............................................    409
                                                                         ------
         Total fixed assets.............................................  1,409
     Less accumulated depreciation......................................    457
                                                                         ------
                                                                         $  952
                                                                         ======
   Other accrued expenses:
     Accrued employee benefits.......................................... $  771
     Accrued commissions and bonuses....................................    112
     Other accrued expenses.............................................     73
                                                                         ------
                                                                         $  956
                                                                         ======

4. RELATED PARTY TRANSACTIONS

  Notes receivable from stockholders of $3,000 at September 30, 1996, which is included in other assets in the accompanying balance sheet, represent a non-interest bearing promissory note from the Company's vice president, which was repaid in December 1996.

5. CREDIT FACILITY

  At September 30, 1996, the Company had a credit arrangement with a bank consisting of a committed line of credit totaling $2,500,000, of which $1,300,000 was unused, and a discretionary equipment line of $500,000. The line of credit carries interest at the bank's prime rate (8.25% at September 30, 1996) and is collateralized by substantially all of the assets of the Company. The equipment line carries an interest rate of the bank's prime rate plus .50% (8.75% at September 30, 1996). The sum of the outstanding balances on the line of credit and the equipment line cannot exceed a borrowing base of 80% of eligible accounts receivable, as defined, up to a maximum total borrowing of $3,000,000. At September 30, 1996, $378,000 of the equipment line was used. Monthly principal payments of $11,115 plus interest are due through July 15, 1999 on this line. The equipment line is secured by a first priority interest in the related equipment purchased with the loan proceeds.

                       SHAMROCK COMPUTER RESOURCES, LTD.

Both credit arrangements are guaranteed by the Company's stockholders and require a commitment fee of .25% per annum on the unused portion.
Additionally, the credit arrangements contain certain restrictions, including limitations on new indebtedness, and require the maintenance of certain financial covenants.

  On November 27, 1996, in connection with the merger with The Registry, Inc. (see Note 9), the Company terminated its credit arrangements.

6. EMPLOYEE SAVINGS PLAN

  The Company provides an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan") which covers substantially all employees. Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company may make contributions to the Plan at their discretion. The Company matched 10% of the first 5% of the employee contributions for the nine month period ended September 30, 1996 (a total of $53,000).

7. COMMITMENTS

  The Company occupies premises under various noncancelable operating leases, which include terms requiring the Company to pay a pro-rata portion of increased operating expenses and real estate taxes. The Company also leases certain types of office equipment. The leases expire on various dates through 2000, and certain of the leases contain options for renewal or purchase of the related equipment.

  At September 30, 1996, future minimum rental payments under noncancelable lease arrangements are as follows (in thousands):

   Three months ended December 31, 1996................................... $ 69
   1997...................................................................  287
   1998...................................................................  238
   1999...................................................................  157
   2000...................................................................    8
                                                                           ----
     Total minimum lease payments......................................... $759
                                                                           ====

  Rent expense was $279,000 for the nine month period ended September 30, 1996.

8. STOCK OPTION

  On April 1, 1993, the Company granted a non-qualifying stock option to a key employee to purchase 352 shares of common stock at an exercise price of $1 per share. The option has a nine-year vesting period, subject to acceleration for certain events (such as the sale, merger or liquidation of the Company, or an initial public offering), and expires on April 1, 2002. Compensation expense of $281,000, which represents the excess of the estimated fair market value of the stock on the date of grant over the exercise price, is being recognized over the nine-year vesting period. The unrecognized portion of the compensation expense is recorded as a reduction of stockholders' equity in the accompanying balance sheet. Effective November 27, 1996, the stock option was exercised in accordance with the acceleration clause of the option agreement in connection with the merger of the Company as described in Note 9, and the remaining unamortized balance of deferred stock compensation of $164,000 was recorded as expense at that time.

                       SHAMROCK COMPUTER RESOURCES, LTD.

  The Company adopted Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-based Compensation," effective January 1, 1996. The Company had no awards of stock-based compensation during the nine month period ended September 30, 1996 or the year ended December 31, 1995. Accordingly, the adoption of FAS 123 had no effect on the Company's financial position, results of operations, cash flows or footnotes.

9. SUBSEQUENT EVENT

  On November 27, 1996, the Company was acquired by The Registry, Inc. by merger. The Registry, Inc. acquired all of the outstanding shares of the Company in exchange for 919,092 shares of The Registry, Inc.'s common stock.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders
Shamrock Computer Resources, Ltd.
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Shamrock Computer Resources, Ltd. as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shamrock Computer Resources, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Graves, McKenna, Lundeen & Almquist, P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota

December 13, 1996

                       SHAMROCK COMPUTER RESOURCES, LTD.

                                 BALANCE SHEETS

                                                             DECEMBER 31
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $  325,509  $  478,362
  Accounts receivable, less allowance for doubtful ac-
   counts of $25,000 and $0, respectively..............  2,968,900   1,791,189
  Unbilled work on contracts in progress...............  1,034,433     312,225
  Other current assets.................................     74,475      36,961
                                                        ----------  ----------
      Total current assets.............................  4,403,317   2,618,737
Fixed assets, net......................................    452,647     199,091
Other assets...........................................      9,088       4,153
                                                        ----------  ----------
                                                        $4,865,052  $2,821,981
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................... $   28,694  $   34,334
  Accounts payable.....................................    436,501     581,780
  Accrued salaries and wages...........................    703,143     503,869
  Other accrued expenses...............................    832,400     337,588
                                                        ----------  ----------
      Total current liabilities........................  2,000,738   1,457,571
                                                        ----------  ----------
Long-term debt.........................................        --       28,420
                                                        ----------  ----------
Commitments and contingencies (Note 7)
Stockholder's equity:
  Common stock, no par value; authorized, 100,000
   shares; issued and outstanding, 6,720 shares........      2,238       2,238
  Additional paid-in capital...........................    464,988     464,988
  Deferred compensation--stock option..................   (195,065)   (226,277)
  Retained earnings....................................  2,592,153   1,095,041
                                                        ----------  ----------
                                                         2,864,314   1,335,990
                                                        ----------  ----------
                                                        $4,865,052  $2,821,981
                                                        ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                              STATEMENTS OF INCOME

                                                       YEAR ENDED DECEMBER 31
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
Revenue............................................... $25,428,221  $15,588,219
Cost of revenue.......................................  17,412,312   11,845,522
                                                       -----------  -----------
                                                         8,015,909    3,742,697
Selling, general and administrative expenses..........   5,817,429    2,736,178
                                                       -----------  -----------
Income from operations................................   2,198,480    1,006,519
Interest expense......................................      (6,286)      (1,812)
Interest and other income.............................         918        2,220
                                                       -----------  -----------
Net income............................................ $ 2,193,112  $ 1,006,927
                                                       ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                     DEFERRED
                         COMMON STOCK  ADDITIONAL COMPENSATION--
                         -------------  PAID-IN       STOCK       RETAINED
                         SHARES VALUE   CAPITAL      OPTIONS      EARNINGS     TOTAL
                         ------ ------ ---------- -------------- ----------  ----------
Balance as of December
 31, 1993............... 6,720  $2,238  $464,988    $(257,489)   $  618,539  $  828,276
Recognition of portion
 of deferred
 compensation--stock
 options applicable to
 the year ended December
 31, 1994...............   --      --        --        31,212           --       31,212
Net income for the year
 ended December 31,
 1994...................   --      --        --           --      1,006,927   1,006,927
Distributions to
 stockholders for the
 year ended December 31,
 1994...................   --      --        --           --       (530,425)   (530,425)
                         -----  ------  --------    ---------    ----------  ----------
Balance as of December
 31, 1994............... 6,720   2,238   464,988     (226,277)    1,095,041   1,335,990
Recognition of portion
 of deferred
 compensation--stock
 options applicable to
 the year ended December
 31, 1995...............   --      --        --        31,212           --       31,212
Net income for the year
 ended December 31,
 1995...................   --      --        --           --      2,193,112   2,193,112
Distribution to
 stockholders for the
 year ended December 31,
 1995...................   --      --        --           --       (696,000)   (696,000)
                         -----  ------  --------    ---------    ----------  ----------
Balance as of December
 31, 1995............... 6,720  $2,238  $464,988    $(195,065)   $2,592,153  $2,864,314
                         =====  ======  ========    =========    ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                            STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           1995         1994
                                                        -----------  ----------
Cash flows from operating activities:
 Net income...........................................  $ 2,193,112  $1,006,927
 Adjustments to reconcile net income to net cash pro-
  vided by operating activities:
  Depreciation........................................      153,196      50,547
  Amortization of deferred compensation--stock op-
   tion...............................................       31,212      31,212
  Increase in accounts receivable.....................   (1,177,711)   (940,749)
  (Increase) decrease in unbilled work on contracts in
   progress...........................................     (722,208)     46,895
  Increase in other current assets....................      (37,514)    (13,890)
  Increase in other assets............................       (4,935)     (2,985)
  (Decrease) increase in accounts payable.............     (145,279)    262,117
  Increase in accrued salaries and wages..............      199,274     427,148
  Increase in other accrued expenses..................      494,812     206,458
                                                        -----------  ----------
   Net cash provided by operating activities..........      983,959   1,073,680
                                                        -----------  ----------
Cash flows from investing activities--Expenditures for
 fixed assets.........................................     (406,752)   (166,047)
                                                        -----------  ----------
Cash flows from financing activities:
 Distributions to stockholders........................     (696,000)   (530,425)
 Principal payments on long-term debt.................      (34,060)     (8,246)
                                                        -----------  ----------
   Net cash used in financing activities..............     (730,060)   (538,671)
                                                        -----------  ----------
Net (decrease) increase in cash and cash equivalents..     (152,853)    368,962
Cash and cash equivalents, beginning of year..........      478,362     109,400
                                                        -----------  ----------
Cash and cash equivalents, end of year................  $   325,509  $  478,362
                                                        ===========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--
 Cash paid for interest...............................  $     6,286  $    1,460


   The accompanying notes are an integral part of these financial statements.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

1. NATURE OF BUSINESS

  The Company provides information systems personnel on a credit basis to a diverse client base primarily in Illinois, Iowa, Minnesota, Missouri and Nebraska on terms it established with individual clients.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Temporary cash investments in money market accounts are considered to be cash equivalents.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Ongoing credit evaluations of clients' financial condition are performed and collateral is not required. As of December 31, 1995 and 1994, one client comprised approximately 25% of the Company's accounts receivable. The Company had sales to two clients totaling approximately 34% (23% and 11%) and 37% (22% and 15%) during the years ended December 31, 1995 and 1994, respectively.

 Fixed Assets

  Furniture and equipment are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Computer equipment......  3 years
   Furniture and
    equipment..............  5 years
   Leasehold improvements..  Lesser of estimated useful life or remaining lease term

 Advertising Costs

  Advertising costs are recorded as expenses when incurred. There were no advertising costs recorded as assets as of December 31, 1995 and 1994. Advertising expenses totaled $74,774 and $16,177 for the years ended December 31, 1995 and 1994, respectively.

 Income Taxes

  The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the applicable provisions of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, taxable income and/or losses and credits are passed through to the stockholders for inclusion in their individual income tax returns.

  Financial Instruments

  The carrying amounts of the Company's financial instruments, which include accounts receivable, unbilled work on contracts in progress, accounts payable, accrued salaries and wages, other accrued expenses and long-term debt, approximate their fair values as of December 31, 1995 and 1994.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                    YEARS ENDED DECEMBER 31, 1995 AND 1994


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the prior year financial statements have been reclassified to conform to the current period presentation.

3. BALANCE SHEET DETAIL

                                                                 DECEMBER 31
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
   Fixed Assets:
     Computer equipment...................................... $525,672 $235,515
     Furniture and equipment.................................  188,949   72,353
                                                              -------- --------
                                                               714,621  307,868
     Less accumulated depreciation...........................  261,974  108,777
                                                              -------- --------
                                                              $452,647 $199,091
                                                              ======== ========
   Other Accrued Expenses:
     Accrued employee benefits............................... $441,034 $225,598
     Accrued and withheld payroll taxes......................   71,133   35,207
     Accrued commissions and bonuses.........................  247,730   63,494
     Other accrued expenses..................................   72,503   13,289
                                                              -------- --------
                                                              $832,400 $337,588
                                                              ======== ========

4. NOTES PAYABLE TO BANK

  On September 14, 1994, the Company entered into two line-of-credit agreements with its bank. The first line allows borrowings based on the percentage of qualifying receivables, not to exceed $600,000. The line bears interest at a variable rate of .75% over the bank's base rate (8.5% and 9.0% as of December 31, 1995 and 1994, respectively). There were no draws against the line as of December 31, 1995 and 1994.

  The second line allows borrowings based on a percentage of the purchase price of the asset being acquired, not to exceed $200,000. The line bears interest at a variable rate of 1% over the bank's base rate as referred to in the preceding paragraph. Draws against the second line totaled $62,754 as of December 31, 1994. No additional draws were made in 1995.

  The above mentioned lines are secured by substantially all the assets of the Company and are subject to various debt compliance items and are also guaranteed by the six stockholders of the Company.

  Subsequent to December 31, 1995, the above lines of credit were amended. The first line of credit was increased to $1.2 million and the second line of credit was discontinued. The other terms and conditions of the first line of credit remained in effect. The amended line of credit is scheduled to expire on July 31, 1996.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                    YEARS ENDED DECEMBER 31, 1995 AND 1994


5. LONG-TERM DEBT

  Long-term debt consists of the following as of December 31,

                                                                1995    1994
                                                               ------- -------
   Note payable to bank under the second line-of-credit
    agreement referred to above; due in monthly payments of
    $3,235, including interest, through August 1996........... $28,694 $62,754
   Less portion due within one year...........................  28,694  34,334
                                                               ------- -------
                                                               $   --  $28,420
                                                               ======= =======

6. 401(K) PLAN

  The Company maintains a 401(k) pension plan and trust agreement covering all full-time employees meeting certain age and length-of-service requirements. The Company may, at its discretion, contribute to the plan in the form of nonelective contributions, elective deferrals and matching contributions, the total of which cannot exceed 15% of participating payroll. The Company agreed to match 10% of the first 5% of employees' contributions for the years ended December 31, 1995 and 1994. Costs and expenses include contributions to the plan totaling $19,041 and $9,667, for the years ended December 31, 1995 and 1994, respectively.

7. LEASE COMMITMENTS

  The Company leases office space under non-cancelable operating leases. Certain leases require additional payments for real estate taxes and operating expenses. Future minimum rental payments under the leases having an initial or remaining term of more than one year are payable as follows:

    YEAR ENDING
    DECEMBER 31:
    ------------
     1996.............................................................. $151,799
     1997..............................................................   83,988
     1998..............................................................   69,900
     1999..............................................................   70,656
     2000..............................................................    6,000
                                                                        --------
                                                                        $382,343
                                                                        ========

  Rent expense, primarily for office facilities, was $188,051 and $83,229 for the years ended December 31, 1995 and 1994, respectively.

                       SHAMROCK COMPUTER RESOURCES, LTD.

                    YEARS ENDED DECEMBER 31, 1995 AND 1994


8. STOCK OPTION

  On April 1, 1993, the Company granted a non-qualifying, compensatory stock option to a key employee to purchase up to 352 shares of common stock at an exercise price of $1 per share. The option had a nine-year vesting period (subject to acceleration for certain events such as the sale, merger or liquidation of the Company, or an initial offering), which was originally scheduled to expire April 1, 2002. Compensation expense of $280,898, which represented the excess of the estimated fair market value of the stock option over the exercise price, was recorded as deferred compensation--stock option, a component of stockholders' equity, and was being amortized over the nine-year vesting period. The stock option was exercised in accordance with the acceleration clause of the option agreement in connection with the merger of the Company as described in Note 9. The remaining balance of the deferred compensation of $164,000 was recorded as an expense at that time.

9. SUBSEQUENT EVENT

  On November 27, 1996, the Company, by merger, was acquired by The Registry, Inc. The Registry, Inc. acquired all of the outstanding shares of the Company in exchange for 919,092 shares of the Registry, Inc.'s common stock.

                                     (ART)


Artwork - inside back cover
    - title: "The Registry, Inc."
    - sub-title: "2,800 Information Technology Consultants"

Map of the United States showing locations of the Company's offices, divided into the following regions: Midwest; West; Southwest; Northeast; and Southeast. Offices in each region are listed as follows: Midwest (Cleveland, Columbus, Chicago, Rosemont, Rolling Meadows, Minneapolis, St. Louis, Omaha and Moline); West (Seattle, Santa Clara, Walnut Creek, Los Altos and San Francisco); Southwest (Dallas, Denver, Houston and Austin); Northeast; (Stratham, Boston, Newton, Rye Brook, Manhattan and McLean); and Southeast (Richmond, Greensboro, Durham, Charlotte, Atlanta, Ft. Lauderdale, Columbia and Orlando).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  11
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Selected Consolidated Financial Data.....................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  24
Management...............................................................  35
Certain Transactions.....................................................  40
Principal and Selling Stockholders.......................................  42
Description of Capital Stock.............................................  44
Underwriting.............................................................  48
Validity of Common Stock.................................................  49
Experts..................................................................  49
Available Information....................................................  50
Additional Information...................................................  50
Index to Financial Statements............................................ F-1

                                ---------------

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                                3,000,000 SHARES

                               THE REGISTRY, INC.

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS

                                ---------------

                          ADAMS, HARKNESS & HILL, INC.

                             MONTGOMERY SECURITIES

                              J.C. BRADFORD & CO.

                               FEBRUARY 21, 1997

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